Exhibit 10.1

Execution Version

CREDIT AGREEMENT

by and among

BNP PARIBAS,

as a Lender,

the other Lenders party hereto,

BLUEJAY FUNDING LLC,

as Borrower,

BNP PARIBAS,

as Administrative Agent,

APOLLO DEBT SOLUTIONS BDC,

as Collateral Manager,

and

the Equity Investors party hereto,

As of February 18, 2025

Annex A	-	Form of Approval Request For Asset Purchase
Annex B	-	Form of Borrowing Request
Annex C	-	Form of Promissory Note
Annex D	-	Form of Joinder Agreement
Annex E	-	Assignment and Assumption
Annex F	-	Transaction Summary & Structure Diagram

-i-

THIS CREDIT AGREEMENT, dated as of February 18, 2025 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, this “Agreement”), by and among BNP Paribas and each of the other lenders from time to time party hereto (the “Lenders”), Bluejay Funding LLC, as borrower (the “Borrower”), BNP Paribas, as administrative agent (the “Administrative Agent”), Apollo Debt Solutions BDC, as collateral manager (the “Collateral Manager”) and the Equity Investors (as defined below) from time to time party hereto.

WITNESSETH:

WHEREAS, the parties hereto are entering into this Agreement in anticipation that the Borrower will issue (or co-issue) certain notes or similar securities (collectively, the “CLO Securities”) that will be secured principally by a portfolio of collateral that includes certain debt obligations (each, an “Asset”) that are eligible for acquisition by the Borrower in accordance with the Underlying Instruments (as defined below); and

WHEREAS, the Borrower desires to acquire Assets in the manner described herein upon request of the Collateral Manager hereunder and, to that effect, the Borrower wishes to borrow from the Lenders, and the Lenders are willing to lend to the Borrower, funds to finance such acquisitions on the terms and subject to the conditions hereof; and

WHEREAS, the Borrower has appointed the Collateral Manager to act as Collateral Manager with respect to the Portfolio Assets, with duties including, but not limited to, the selection and servicing of the Assets to be acquired by the Borrower; and

WHEREAS, the Equity Investors have the obligation to make contributions to the Borrower as described herein and in the Limited Liability Company Agreement (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

(a) As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreement” means the account control agreement dated on or about the date hereof among the Borrower, the Administrative Agent and the Securities Intermediary with respect to the Accounts, as amended, restated, supplemented or otherwise amended pursuant to its terms.

“Accounts” means the Trust Account, the Collateral Account, the Principal Collection Account, the Interest Collection Account, the Reserve Account, the Prepayment Reserve Account, the OC Ratio Posting Account and all other accounts of the Borrower established pursuant to this Agreement.

“Acquisition Date” means, with respect to any Portfolio Asset, the date on which the Borrower commits to acquire such Portfolio Asset.

“Act” has the meaning specified in Section 13(m) hereof.

“Administrative Agent” has the meaning specified in the introductory paragraph hereof.

“Administrative Agent Fee” has the meaning specified in Section 2(e) hereof.

“ADS” means Apollo Debt Solutions BDC, or any successor thereof.

“Advance Rate” means, with respect to any Portfolio Asset, the percentage set forth in the below table corresponding to the Loan Class of such Portfolio Asset:

Loan Class	Advance Rate
Class 1 Loans	70%
Class 2 Loans	55%

“Affiliate” or “Affiliated” means, with respect to a Person, (a) any other Person who, directly or indirectly, including through one or more intermediaries, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer, employee, managing member or general partner of (i) such Person or (ii) any such other Person described in clause (a) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. The Borrower shall be deemed to have no Affiliates. For purposes of the definition of “Eligible Obligor” and clause (iii) of the definition of Concentration Limitations, “Affiliate” shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership by a common equity sponsor or fund (or related funds).

“Agented Asset” means any Asset originated as part of a syndicated loan transaction that has one or more administrative, paying and/or collateral agents who receive payments and hold the collateral pledged by the related obligor on behalf of all lenders with respect to the related credit facility.

“Aggregate Class 1 Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Collateral Adjusted Principal Amount allocable to Class 1 Loans as of such date of determination.

“Aggregate Class 2 Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Collateral Adjusted Principal Amount allocable to Class 2 Loans as of such date of determination.

“Aggregate Collateral Adjusted Principal Amount” means, as of any Business Day, the sum of the Collateral Adjusted Principal Amounts of each Portfolio Asset less Excess Concentrations.

“Agreement” has the meaning specified in the introductory paragraph hereof.

“Applicable Margin” means (a) prior to the Conversion Date, 1.65%, and (b) on or after the Conversion Date, 2.65%.”Approval Request” has the meaning specified in Section 2(b) hereof.

“Approved List” has the meaning specified in Section 2(b) hereof.

“Asset” has the meaning specified in the recitals hereto.

“Asset List” has the meaning specified in Section 2(b) hereof.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13(c)), in the form of Annex E hereof.

“Available Tenor” has the meaning set forth in Section 2(n) hereof.

“Bail-In Action” has the meaning set forth in Section 13(s) hereof.

“Bail-In Legislation” has the meaning set forth in Section 13(s) hereof.

“Bankruptcy Event” means, with respect to any Person, the commencement by such Person of a voluntary case or other proceeding involving its liquidation, winding-up, bankruptcy or sequestration or otherwise seeking reorganization or other relief with respect to itself or its debts under any Debtor Relief Law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or such Person shall consent to any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally, or admit in writing its inability, to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or any involuntary case or other proceeding shall be commenced against such Person involving its liquidation, winding-up, bankruptcy or sequestration or otherwise seeking reorganization or other relief with respect to it or its debts under any Debtor Relief Law that is not dismissed, discharged, stayed or restrained in each case within 60 days of the institution or presentation thereof; or an order for relief is entered in any such proceeding or such Person becomes the subject of the appointment of a trustee, receiver, liquidator, custodian or other similar official with respect to a substantial part of its property or such Person’s shareholders pass a resolution for the winding-up of such Person on a voluntary basis.

“Basel III” means any rule, regulation or guideline arising directly or indirectly from (i) any of the following documents prepared by the Basel Committee on Banking Supervision of the Bank of International Settlements: (A) Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring (December 2010), (B) Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems (June 2011), (C) Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools (January 2013), or (D) any document supplementing, clarifying or otherwise relating to any of the foregoing, or (ii) any accord, treaty, statute, law, rule, regulation, guideline or pronouncement (whether or not having the force of law) of any governmental authority implementing, furthering or complementing any of the principles set forth in the foregoing documents of strengthening capital and liquidity, in each case as from time to time amended, restated, supplemented or otherwise modified.

“Benchmark” has the meaning set forth in Section 2(n) hereof.

“Benchmark Replacement” has the meaning set forth in Section 2(n) hereof.

“Benchmark Replacement Adjustment” has the meaning set forth in Section 2(n) hereof.

“Benchmark Replacement Date” has the meaning set forth in Section 2(n) hereof.

“Benchmark Transition Event” has the meaning set forth in Section 2(n) hereof.

“Benchmark Transition Start Date” has the meaning set forth in Section 2(n) hereof.

“Benchmark Unavailability Period” has the meaning set forth in Section 2(n) hereof.

“Bond” means a debt security (that is not a loan) that is issued by a corporation, limited liability company, partnership or trust.

“Borrower Secured Obligations” has the meaning specified in Section 4(a) hereof.

“Borrowing Base” means, as of any Business Day, the sum of (a) the amounts in the Collection Account (including any amounts held in any sub-account thereof), (b) the amounts in the Trust Account, (c) the product of (i) the Advance Rate and (ii) the Aggregate Collateral Adjusted Principal Amount (excluding the sum of the Collateral Adjusted Principal Amount of all Portfolio Assets with respect to which the Borrower has entered into binding commitments to sell but which have not yet settled, but including, without duplication to any other amounts included in clauses (a) through (d), the Collateral Adjusted Principal Amount of all Portfolio Assets for which the Borrower has entered into a binding commitment to purchase, but has not yet settled) and (d) the aggregate sale price of all Portfolio Assets with respect to which the Borrower has entered into a binding commitment to sell but has not yet settled.

“Borrowing Request” has the meaning specified in Section 2(c) hereof.

“Breakage Costs” means, with respect to any Lender, the amount or amounts as shall compensate such Lender for any reasonable losses, costs or expenses which such Lender actually sustains as a result of (w) the conversion of any Loan incurring interest at Term SOFR to the Reference Rate other than on the last day of the Term SOFR Interest Period for such Loan, (x) Borrower’s failure to borrow any Loan on the date requested, (y) any payment of principal on any Loan on a date other than the CLO Takeout or the last day of the Term SOFR Interest Period for such Loan (whether in whole or in part and whether through voluntary prepayment, acceleration or otherwise and including any repayment on the Maturity Date pursuant to clause (c) of the definition thereof) or (z) Borrower’s failure to repay the principal amount of any Loan or any interest thereon on the Maturity Date, including but not limited to, in each case, any loss in liquidating or reemploying deposits from third parties or fees payable to terminate such deposits; provided, that, prior to any request for the payment of Breakage Costs, such Lender shall use commercially reasonable efforts to eliminate or reduce the potential Breakage Costs to be incurred in accordance with such action.

“Bridge Loan” means a loan which by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York, or the city in which the offices of the Collateral Administrator are located (initially, Boston, Massachusetts).

“Calculation Dispute Mechanism” has the meaning specified in Section 11 hereof.

“Capital Contribution” has the meaning specified in Section 6(a) hereof.

“CCC Obligation” means an Asset (other than a Defaulted Obligation) with an S&P Rating of “CCC+” or lower; provided that (i) for the avoidance of doubt, an Asset shall be a “CCC Obligation” as opposed to a Defaulted Obligation, if it has no S&P Rating and it does not otherwise satisfy the requirements of the definition of “Defaulted Obligation” and (ii) no Asset shall be a CCC Obligation for the sole reason that its S&P Rating is “CCC+” or lower if such S&P Rating was determined pursuant to clause (ii) of the definition thereof.

“Change in Law” means the occurrence, after the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, after the date such Lender becomes a party hereto), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) the EU Securitization Regulation and all requests, rules, guidelines or directives thereunder or promulgated or issued in connection therewith and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which (A) the Equity Investors or their respective Affiliates, collectively, (i) shall cease to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) managers that at all times have a majority of the votes of the board of managers (or similar governing body) of the Borrower or to direct the management policies and decisions of the Borrower or (ii) shall cease, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Borrower or (B) Apollo Credit Management LLC or its Affiliates shall cease to be the investment advisor of the Equity Investors.

“Class” means the Class 1 Advances or the Class 2 Advances, as the context requires.

“Class 1” means, at any time, all Class 1 Loans at such time.

“Class 1 Advance” means each borrowing allocated to Class 1 pursuant to, and in accordance with, this Agreement.

“Class 1 Loan” means any Portfolio Asset whose Obligor has an EBITDA of at least U.S.$50,000,000 at the time of acquisition.

“Class 2” means, at any time, all Class 2 Loans at such time.

“Class 2 Advance” means each borrowing allocated to Class 2 pursuant to, and in accordance with, this Agreement.

“Class 2 Loan” means any Portfolio Asset whose Obligor has an EBITDA less than U.S.$50,000,000 at the time of acquisition.

“CLO Closing Date” means the day on which the CLO Takeout is expected to occur, as mutually agreed upon by BNP Paribas Securities Corp., as arranger, and the Collateral Manager.

“CLO Securities” has the meaning specified in the recitals hereto.

“CLO Takeout Pricing Date” means the date on which the CLO Securities are priced in connection with the CLO Takeout, as specified by the Administrative Agent with the consent of the Collateral Manager.

“CLO Takeout” means the issuance by the Borrower of CLO Securities in exchange for net proceeds of such issuance in an amount at least sufficient to repay all Termination Obligations and the reduction of each Capital Account (as defined in the Limited Liability Company Agreement) to zero.

“CLO Takeout Fees” means fees payable to BNP Paribas Securities Corp., as arranger, upon the occurrence of a CLO Takeout, from the proceeds of the CLO Securities issued by the Borrower, such fees to be in the amount set forth in the Engagement Letter; provided that, for the avoidance of doubt, no CLO Takeout fees shall be payable if the CLO Takeout does not occur.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in Section 4(a) hereof.

“Collateral Account” has the meaning specified in Section 3(a) hereof.

“Collateral Adjusted Principal Amount” means (a) with respect to any Portfolio Asset (other than Defaulted Obligations or Excess CCC Obligations) with a Purchase Price of 95% of its Principal Balance or greater, the Principal Balance of such Asset, (b) with respect to any Portfolio Asset (other than Defaulted Obligations or Excess CCC Obligations) with a Purchase Price less than 95% of its Principal Balance, the Purchase Price of such Asset, (c) with respect to any Portfolio Asset that is a Defaulted Obligation, the lowest of (i) the S&P Recovery Amount and (ii) the Market Value of such Portfolio Asset, (d) with respect to any Portfolio Asset that is an Excess CCC Obligation, the lower of (i) 70% of the Principal Balance of such Asset and (ii) the Market Value of such Portfolio Asset, (e) with respect to any Portfolio Asset that is an Equity Security, $0, (f) with respect to any Class 2 Loan following a Revaluation Event, the Market Value of such Class 2 Loan, subject to the Calculation Dispute Mechanism and (g) with respect to any Portfolio Asset that is a Deferring Security (excluding, for this purpose, (I) any Deferring Security that is not currently capitalizing interest, and (II) any Deferring Security (x) with a minimum cash-pay interest rate of Benchmark plus 2.00% per annum (or, in the case of a Fixed Rate Obligation, the zero-coupon swap rate in a fixed-floating interest rate swap with a term equal to six months plus 2.00%) and (y) that is capitalizing not more than 75.0% of its current interest due), the lowest of (i) the S&P Recovery Amount for such Portfolio Asset and (ii) the Market Value of such Portfolio Asset.

“Collateral Administration Agreement” means the custodial and collateral administration agreement dated as of the date hereof between the Borrower, the Custodian and the Collateral Administrator, as amended, restated, supplemented or otherwise amended pursuant to its terms.

“Collateral Administrator” means U.S. Bank Trust Company, National Association, as collateral administrator under the Collateral Administration Agreement.

“Collateral Management Agreement” means the collateral management agreement dated on or about the date hereof between the Borrower and the Collateral Manager, as amended, restated, supplemented or otherwise amended pursuant to its terms.

“Collateral Manager Default” means the occurrence of any of the following:

(a) any failure on the part of the Collateral Manager to duly observe or perform any of the covenants or agreements of the Collateral Manager set forth in any Transaction Document (including, without limitation, any delegation of the Collateral Manager’s duties not permitted by this Agreement) that could reasonably be expected to have a Material Adverse Effect on the Borrower or the Lenders and the same continues unremedied for a period of thirty (30) days after the earlier to occur of the date on which (i) written notice of such failure shall have been delivered to the Collateral Manager and (ii) the Collateral Manager first obtained actual knowledge of such failure;

(b) the occurrence or existence of a Bankruptcy Event with respect to the Collateral Manager;

(c) any representation, warranty or certification made by the Collateral Manager in any Transaction Document or in any certificate delivered pursuant to any Transaction Document shall prove to have been incorrect when made and which could reasonably be expected to have a Material Adverse Effect on the Borrower or the Lenders and that continues to be unremedied for a period of thirty (30) days after the earlier to occur of the date on which (i) written notice thereof shall have been given to the Collateral Manager and (ii) the Collateral Manager first obtained actual knowledge of such incorrect statement;

(d) the rendering against the Collateral Manager of one or more final judgments, decrees or orders by a court of competent jurisdiction for the payment of money in excess of $25,000,000 (net of amounts covered by any insurance as to which the insurer does not dispute coverage), individually or in the aggregate and the same shall not have been vacated, satisfied, discharged, stayed or bonded pending appeal for a period of 60 days from the date of the entry thereof;

(e) (i) the occurrence of an act by the Collateral Manager that constitutes fraud or criminal activity in the performance of its obligations under any Transaction Documents, (ii) the Collateral Manager being indicted for a criminal offense or (iii) any senior officer or director of the Collateral Manager having responsibility for the performance by the Collateral Manager of its obligations under any Transaction Document being indicted for a criminal offense materially related to the primary CLO management business of the Collateral Manager, except to the extent that each such senior officer or director is (A) terminated by the Collateral Manager, (B) removed from having any involvement in the primary CLO management business of the Collateral Manager within 10 Business Days from (and including) the date of being so indicted, or (C) has not been involved and remains uninvolved in the primary CLO management business of the Collateral Manager; or

(f) the occurrence or existence of any Change of Control with respect to the Collateral Manager without the prior written consent of the Administrative Agent.

“Collateral Principal Amount” means, as of any Business Day, the sum of (a) the Principal Balance of each Portfolio Asset (other than Defaulted Obligations), (b) the sum, for each Defaulted Obligation, of the product of (x) the Principal Balance multiplied by (y) the lower of (i) the S&P Recovery Amount for such Portfolio Asset and (ii) the Market Value of such Portfolio Asset and (c) without duplication, the amounts on deposit in the Collection Account and Trust Account (including cash and Eligible Investments credited to each such Account).

“Collateral Quality Test” means a test in relation to a proposed purchase of an Asset that will be satisfied if, as of the related Acquisition Date, (a) the sum of the Principal Balances of the Portfolio Assets owned by the Borrower is less than $50,000,000 or (b) in the aggregate, the Portfolio Assets owned by the Borrower (after giving effect to the proposed purchase of such Portfolio Asset) comply with all of the following tests or, in relation to a proposed purchase of an Asset, if not in compliance prior to giving effect to such purchase, the relevant tests are maintained or improved after giving effect to such purchase:

(i) the Minimum Floating Spread Test;

(ii) the Maximum S&P Equivalent Rating Factor Test;

(iii) the Minimum Diversity Score Test;

(iv) the S&P Minimum Weighted Average Recovery Rate Test; and

(v) the Weighted Average Life Test;

provided that, on and after the CLO Takeout Pricing Date, the “Collateral Quality Tests” shall be deemed to mean the “Collateral Quality Tests” or similar term specified in the Borrower’s most recent draft indenture for (or other agreement or documents) governing the issuance of the CLO Securities expected to be dated as of the CLO Closing Date.

“Collection Account” has the meaning specified in Section 3(a) hereof.

“Collections” means the sum of all Interest Collections and all Principal Collections received with respect to the Assets.

“Concentration Limitations” means as of any Business Day, on or after the date hereof, a series of limitations that will be satisfied on such Business Day if, (a) the sum of the Principal Balances of the Traded Portfolio Assets is less than U.S.$50,000,000 or (b) in the aggregate, the Traded Portfolio Assets owned by the Borrower comply with all of the following requirements (or in relation to a proposed purchase of an Asset, if not in compliance, the relevant requirements are maintained or improved after giving effect to such purchase):

(i) not less than 90.0% of the Collateral Principal Amount consists, in the aggregate, of Senior Secured Loans, cash and Eligible Investments;

(ii) not more than 10.0% of the Collateral Principal Amount consists, in the aggregate, of First-Lien Last-Out Loans and/or Second Lien Loans and not more than 5.0% of the Collateral Principal Amount may consist, in the aggregate, of Second Lien Loans;

(iii) the Principal Balance of Portfolio Assets consisting of obligations issued by a single obligor and its Affiliates is not more than 2.5% of the Target CLO Amount, except that, without duplication, obligations issued by up to five (5) obligors and their respective Affiliates may each constitute up to 3.0%% of the Target CLO Amount;

(iv) the Principal Balance of Portfolio Assets consisting of Assets that are issued by obligors and their Affiliates that belong to any single S&P Industry Classification is not more than 12.0% of the Target CLO Amount, except that (x) the largest S&P Industry Classification may represent up to 20.0% of the Target CLO Amount; (y) the second largest S&P Industry Classifications may represent up to 17.5% of the Target CLO Amount and (z) the third largest S&P Industry Classifications may represent up to 15.0% of the Target CLO Amount; provided that for purposes of this clause (iv), “Affiliates” shall exclude any Person that is an Affiliate of an obligor solely because they are under the common control of the same private equity sponsor or similar sponsor;

(v) not more than 10.0% of the Collateral Principal Amount consists of unfunded commitments under Delayed Drawdown Collateral Obligations and/or Revolving Collateral Obligations;

(vi) not more than 10.0% of the Collateral Principal Amount consists of CCC Obligations;

(vii) not less than 90.0% of the Collateral Principal Amount consists of Assets (other than cash and Eligible Investments) issued by obligors Domiciled in the United States and Canada;

(viii) (a) not more than 40.0% of the Target CLO Amount consists of Cov-Lite Loans, (b) not more than 25.0% of the Target CLO Amount consists of Cov-Lite Loans where the Obligor has an EBITDA of below $75,000,000 at the time of the Borrower commits to acquire such Portfolio Asset, and (c) not more than 10.0% of the Target CLO Amount consists of Cov-Lite Loans where the obligor has an EBITDA of below U.S.$40,000,000 at the time of the Borrower commits to acquire such Portfolio Asset (with EBITDA calculated for the purposes of this clause (viii) in accordance with the related Underlying Instruments to the extent defined therein);

(ix) not more than 5.0% of the Collateral Principal Amount consists of Loans (other than Recurring Revenue Loans) where the obligor has EBITDA of below U.S.$15,000,000;

(x) on and after the date that is 3 months from the Closing Date, not more than 25.0% of the Collateral Principal Amount consists of Unrated Assets; provided that for each such Asset the Unrated Asset Condition is satisfied;

(xi) [reserved];

(xii) not more than 10.0% of the Collateral Principal Amount may have an S&P Rating derived from a Fitch Rating;

(xiii) not more than 5.0% of the Collateral Principal Amount consists of Fixed Rate Obligations; and

(xiv) not more than 5.0% of the Collateral Principal Amount may consist of Recurring Revenue Loans;

provided that, from and after the CLO Takeout Pricing Date, the Concentration Limitations set forth above shall be replaced in all respects by the concentration limits (or correlative term) set forth in the applicable offering memorandum for the CLO Securities distributed to investors immediately prior to the CLO Takeout Pricing Date.

“Conforming Changes” has the meaning set forth in Section 2(n) hereof.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contribution and Sale Agreement” means the Contribution and Sale Agreement to be entered into following the date hereof by the Borrower, as purchaser and an Equity Investor and/or one or more Affiliates of the Equity Investors, as seller(s), in form and substance reasonably acceptable to the Administrative Agent, as may be amended from time to time in accordance with its terms (and with the prior written consent of the Administrative Agent).

“Conversion Date” means the earlier to occur of (a) the date on which the Revolving Period ends, (b) the date on which the Administrative Agent has declared that the Conversion Date shall have occurred after an Event of Default occurs and continues uncured at the expiration of the applicable grace period, if any, and (c) a Manager Termination Event occurring under the Engagement Letter.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Administrator as specified in Schedule A hereto, as applicable, or such other address within the United States as it may designate from time to time by notice to the Administrative Agent.

“Cov-Lite Loan” means an Asset that is an interest in a loan, the Underlying Instruments for which do not (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenants; provided that, except for purposes of determining the S&P Recovery Rate of the applicable loan, a loan which either contains a cross-default or cross-acceleration provision to, or is pari passu with, another loan of the underlying obligor that requires such underlying obligor to comply with either a financial covenant or a Maintenance Covenant (and for the avoidance of doubt, for purposes of satisfying this proviso, compliance with a financial covenant or Maintenance Covenant may be required (i) at all times or only while such other loan is funded or (ii) until the expiration of a certain period of time after the initial issuance thereof) will be deemed not to be a Cov-Lite Loan.

“Credit Risk Obligation” means any debt obligation that, in the Collateral Manager’s commercially reasonable business judgment, has significantly declined in credit quality and has a significant risk of becoming, with a lapse of time, a Defaulted Obligation.

“Cure Capital Contribution” has the meaning specified in Section 6(a) hereof.

“Current Pay Obligations” means any Asset (other than a DIP Collateral Obligation) that would otherwise be treated as a Defaulted Obligation but as to which no payments are due and payable that are unpaid and with respect to which the Collateral Manager believes, in its reasonable business judgment, that (a) the issuer or obligor of such Asset will continue to make scheduled payments of interest thereon and will pay the principal thereof by maturity or as otherwise contractually due and (b) if the issuer or obligor is subject to a bankruptcy proceeding, it has been the subject of an order of a bankruptcy court that permits it to make scheduled payments on such Asset and all such court authorized payments due thereunder have been paid in cash when due.

“Custodian” means U.S. Bank Trust Company, National Association as Custodian under the Collateral Administration Agreement.

“Cut-off Date” means the date falling six (6) Business Days prior to the Payment Dates falling in January, April, July and October of each year, and beginning with the Payment Date falling in July 2025; provided that the Borrower (or the Collateral Manager on behalf of the Borrower) and the Reporting Agent may vary the Cut-off Date by mutual agreement with notice to the Administrative Agent.

“Debt Service Coverage Ratio” means, with respect to any Portfolio Asset for any Relevant Test Period, the meaning of “Debt Service Coverage Ratio,” “Pro Forma Debt Service Coverage Ratio” or any comparable term in the Underlying Instruments for such Portfolio Asset, and in any case that “Debt Service Coverage Ratio,” “Pro Forma Debt Service Coverage Ratio” or such comparable term is not defined in such Underlying Instrument, the ratio, for such Portfolio Asset, of (a) EBITDA of the related obligor for the Relevant Test Period to (b) cash interest expense of such obligor for the Relevant Test Period, in each case, as calculated by the Collateral Manager in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant obligor as per the requirements of the applicable Underlying Instrument.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America, or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Defaulted Obligation” means any Asset with respect to which the following has occurred and is continuing:

(a) a default as to the payment of principal and/or interest (including a failure of a Participation seller to pay amounts due and payable to the Borrower with respect to the related Participation) has occurred and is continuing with respect to such debt obligation pursuant to the related Underlying Instrument (after giving effect to the shorter of (i) any grace period applicable thereto and (ii) five (5) Business Days, in each case, past the applicable due date of such principal and/or interest);

(b) the Collateral Manager has received written notice, or an officer of the Collateral Manager has actual knowledge, that a default as to the payment of principal and/or interest has occurred and is continuing on another debt obligation of the same issuer which is senior or pari passu in right of payment to such debt obligation (without regard to any grace period applicable thereto, or waiver or forbearance thereof, after the passage of five Business Days or seven calendar days, whichever is greater, but in no case beyond the passage of any grace period applicable thereto); provided, that both debt obligations are full recourse obligations and the holders of such Asset may accelerate the repayment of such Asset as a result of such nonpayment;

(c) a Bankruptcy Event has occurred with respect to such issuer;

(d) such Asset has (x) an S&P Rating of “CC” or below or (y) an S&P Rating of “D” or “SD”, in each case, had such ratings before they were withdrawn by S&P;

(e) such Asset is pari passu in right of payment as to the payment of principal and/or interest to another debt obligation of the same issuer which has (x) an S&P Rating of “CC” or below or “D” or (y) an S&P Rating of “SD”, and in each case such other debt obligation remains outstanding (provided, that both the Asset and such other debt obligation are full recourse obligations of the applicable issuer);

(f) the Collateral Manager has received written notice, or an officer of the Collateral Manager has actual knowledge, that a default has occurred under the Underlying Instruments and any applicable grace period has expired such that the holders of such Asset have accelerated the repayment of such Asset (but only until such acceleration is rescinded) in the manner provided in the Underlying Instruments;

(g) the Collateral Manager has in its reasonable commercial judgment otherwise declared such debt obligation to be a “Defaulted Obligation”;

(h) a Distressed Exchange has occurred in connection with such Asset;

(i) [reserved]; or

(j) a Revaluation Event under clauses (d) of the definition thereof has occurred.

“Deferrable Security” means an Asset (excluding a Partial Deferrable Security) which by its terms permits the deferral or capitalization of payment of accrued, unpaid interest.

“Deferring Security” means a Deferrable Security that is deferring the payment of cash interest due thereon and has been so deferring the payment of cash interest due thereon (i) with respect to Assets that have an S&P Rating of at least “BBB-,” for the shorter of two consecutive accrual periods or one year, and (ii) with respect to Assets that have an S&P Rating of “BB+” or below, for the shorter of one accrual period or six consecutive months, which deferred capitalized interest has not, as of the date of determination, been paid in cash; provided, however, that such Deferrable Security will cease to be a Deferring Security at such time as it (a) ceases to defer or capitalize the payment of interest, (b) pays in cash all accrued and unpaid interest accrued since the time of purchase and (c) commences payment of all current interest in cash.

“Delayed Drawdown Collateral Obligation” means an Asset that (a) requires the Borrower to make one or more future advances to the borrower under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates and (c) does not permit the re-borrowing of any amount previously repaid by the borrower thereunder; but any such Asset shall be a Delayed Drawdown Collateral Obligation only until all commitments by the Borrower to make advances to the borrower expire or are terminated or are reduced to zero.

“DIP Collateral Obligation” means any interest in a loan or financing facility that is purchased directly or by way of assignment (a) which is an obligation of (i) a debtor in possession as described in §1107 of the Bankruptcy Code or (ii) a trustee if appointment of such trustee has been ordered pursuant to §1104 of the Bankruptcy Code (in either such case, a “Debtor”) organized under the laws of the United States or any state therein, or (b) on which the related obligor is required to pay interest on a current basis and, with respect to either clause (a) or (b) above, the terms of which have been approved by an order of the United States Bankruptcy Court, the United States District Court, or any other court of competent jurisdiction, the enforceability of which order is not subject to any pending contested matter or proceeding (as such terms are defined in the Federal Rules of Bankruptcy Procedure) and which order provides that: (i) (A) such DIP Collateral Obligation is fully secured by liens on the Debtor’s otherwise unencumbered assets pursuant to §364(c)(2) of the Bankruptcy Code or (B) such DIP Collateral Obligation is secured by liens of equal or senior priority on property of the Debtor’s estate that is otherwise subject to a lien pursuant to §364(d) of the Bankruptcy Code and (ii) such DIP Collateral Obligation is fully secured based upon a current valuation or appraisal report. Notwithstanding the foregoing, such a loan will not be deemed to be a DIP Collateral Obligation following the emergence of the related debtor in possession from bankruptcy protection under Chapter 11 of the Bankruptcy Code.

“Dispute Time” means, with respect to any Portfolio Asset, 5:00 p.m. New York time on the Business Day following the date on which the Collateral Manager receives a notice of valuation from the Administrative Agent with respect to such Portfolio Asset.

“Disputed Asset” has the meaning specified in Section 11 hereof.

“Distressed Exchange” means in connection with any Asset, a distressed exchange or other distressed debt restructuring has occurred, as reasonably determined by the Collateral Manager, pursuant to which the issuer or obligor of such Asset has issued to the holders of such Asset a new security or package of securities or obligations that, in the sole judgment of the Collateral Manager, amounts to a diminished financial obligation or has the purpose of helping the issuer of such Asset avoid default; provided that no Distressed Exchange shall be deemed to have occurred if the securities or obligations received by the Borrower in connection with such exchange or restructuring meet the Eligibility Requirements.

“Diversity Score” means a single number that indicates collateral concentration in terms of both issuer and industry concentration, calculated as set forth in Schedule H hereto.

“Dollar” means the lawful currency of the United States of America.

“Domicile” or “Domiciled” means with respect to any issuer of, or obligor with respect to, an Asset:

(a) except as provided in clause (b) or (c) below, its country of organization; or

(b) if it is organized in a Tax Jurisdiction, each of such jurisdiction and the country in which, in the Collateral Manager’s good faith estimate, a substantial portion of its operations are located or from which a substantial portion of its revenue is derived, in each case directly or through subsidiaries (which shall be any jurisdiction and country known at the time of designation by the Collateral Manager to be the source of the majority of revenues, if any, of such issuer or obligor); or

(c) if its payment obligations in respect of such Portfolio Asset are guaranteed by a person or entity that is organized in the United States, then the United States.

“EBITDA” means, as of any date of determination (and as determined by the Collateral Manager in accordance with the Underlying Instruments), the “EBITDA” or comparable term used in the Underlying Instruments (other than, for the avoidance of doubt, “Adjusted EBITDA”), for the Relevant Test Period.

“EEA Financial Institution” has the meaning set forth in Section 13(s) hereof.

“EEA Member Country” has the meaning set forth in Section 13(s) hereof.

“EEA Resolution Authority” has the meaning set forth in Section 13(s) hereof.

“Effective Spread” has the meaning set forth on Schedule F hereto.

“Electronic Means” has the meaning set forth in Section 14.01(o) hereof.

“Eligible Investments” has the meaning set forth on Schedule G hereto.

“Eligible Obligor” means, on any date of determination, any obligor that:

(a) is a business organization (and not a natural person) duly organized and validly existing under the laws of its jurisdiction of organization;

(b) is not a Governmental Authority; and

(c) such obligor (x) to the best of the Borrower’s knowledge is not the subject of or threatened with any proceeding which would result in, a Bankruptcy Event, as of the date on which such Portfolio Asset is committed to be purchased, and (y) in the Collateral Manager’s reasonable business judgment, is not in financial distress or experiencing a material adverse change in its condition, financial or otherwise.

“Eligibility Requirements” has the meaning set forth on Schedule C hereto.

“Engagement Letter” means the engagement letter dated on or about the date hereof between the Collateral Manager and BNP Paribas Securities Corp. relating to the CLO Securities.

“Equity Investor” means any Person that holds a Membership Interest in accordance with the Limited Liability Company Agreement and this Agreement.

“Equity Investor Originated Asset” means a Portfolio Asset originated by an Equity Investor or an Affiliate thereof (excluding, for purposes of this definition, the Borrower) and sold, contributed or otherwise assigned to the Borrower by such Equity Investor or an Affiliate thereof.

“Equity Security” means any security or debt obligation which at the time of acquisition, conversion or exchange is not eligible for purchase by the Borrower as an Asset hereunder; it being understood that Equity Securities may not be purchased by the Borrower but may be received by the Borrower in exchange for an Asset or a portion thereof in connection with an insolvency, bankruptcy, reorganization, debt restructuring or workout of the issuer thereof.

“Erroneous Payment” has the meaning set forth in Section 10(b) hereof.

“EU Bail-In Legislation Schedule” has the meaning set forth in Section 13(s) hereof.

“EU Securitization Regulation” means Regulation (EU) 2017/2402, as amended, varied or substituted from time, including any implementing regulation, technical standards and official guidance (published by the European regulatory authorities) related thereto, in each case as amended, varied or substituted from time to time.

“Event of Default” means the occurrence of any of the following:

(a) the Borrower fails to pay any principal of any Loan on the date payment of principal becomes due; provided that if (i) such date of payment is not the Maturity Date and (ii) such failure to pay is due to an administrative error caused by the Custodian, such failure must continue for two (2) Business Day after such payment of principal becomes due;

(b) the Borrower fails to pay any interest on any Loan, or other amounts due hereunder on the date payment becomes due (other than principal); provided that if such date is not the Maturity Date, such failure must continue for three (3) Business Days after written notice thereof by the Administrative Agent to the Borrower and the Collateral Manager;

(c) the Borrower fails to perform or observe any other covenant or agreement (excluding those specified in another clause of this definition) contained herein, or in any Transaction Document on its part to be performed or observed and such failure could reasonably be expected to have a Material Adverse Effect on the Lenders, and such failure continues uncured for thirty (30) days, after receipt by such party from the Administrative Agent of written notice of such failure;

(d) any representation or warranty of the Borrower, any Equity Investor or the Collateral Manager herein is or shall be materially incorrect when made that continues to be unremedied for a period of thirty (30) days after the earlier to occur of the date on which (i) written notice thereof shall have been given to the Borrower, the Equity Investors or the Collateral Manager, as applicable, and (ii) the Borrower, the Equity Investors or the Collateral Manager, as applicable, first obtained actual knowledge of such incorrect statement;

(e) the occurrence of a Bankruptcy Event with respect to the Borrower or any Equity Investor;

(f) the occurrence of an OC Ratio Breach and such OC Ratio Breach remains unremedied for a period of ten (10) consecutive Business Days without being cured;

(g) one or more judgments or decrees shall be entered and outstanding against the Borrower involving in the aggregate a liability of $100,000 or more, and the same shall not have been vacated, satisfied, discharged, stayed or bonded pending appeal for a period of thirty (30) consecutive days;

(h) the occurrence and continuation of a Collateral Manager Default; or

(i) the Retention Holder breaches any representation, warranty or covenant set forth in Section 9(i) hereto, and such breach continues uncured for fifteen (15) days after receipt by the Retention Holder from the Administrative Agent of written notice of such failure; provided that if such failure cannot be cured, such Event of Default shall occur immediately after receipt by the Retention Holder of such written notice from the Administrative Agent.

“Excess CCC Obligations” means the amount equal to the excess of the aggregate Principal Balance, calculated without duplication, of all CCC Obligations that are Portfolio Assets over an amount equal to 10.0% of the Collateral Principal Amount; provided that in determining which CCC Obligations shall be included in the Excess CCC Obligations, the CCC Obligations having the lowest Market Value shall be deemed to constitute the Excess CCC Obligations; provided, further, that, on and after the CLO Takeout Pricing Date, “Excess CCC Obligations” shall be deemed to mean the “Excess CCC Obligations” or similar term specified in the Borrower’s most recent draft indenture for (or other agreement or documents) governing the issuance of the CLO Securities expected to be dated as of the CLO Closing Date.

“Excess Concentration” means for each Concentration Limitation other than the limitation set forth in clause (vi) of the definition of “Concentration Limitations”, as of any Business Day, the sum of the portion (without duplication) of the Collateral Adjusted Principal Amount of each Portfolio Asset that causes such Concentration Limitation to be exceeded, as determined by the Collateral Manager; provided that in determining which Portfolio Assets shall be included as Excess Concentrations, the Portfolio Assets with the lowest Market Value shall be deemed to constitute Excess Concentrations.

“Excess Interest Collections” means, as of any date of determination, the excess of (a) amounts then on deposit in the Collection Account representing Interest Collections over (b) the projected amounts required to be paid as (i) fees and expenses pursuant to Section 13(d), (ii) the Administrative Agent Fees payable pursuant to this Agreement and (iii) interest payable to the Lenders, on the next Payment Date or on the Maturity Date, as applicable, in each case, as determined by the Borrower in good faith and in a commercially reasonable manner.

“Excess Unfunded Delayed Draw/Revolver Amount” has the meaning set forth in Section 2(m) hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean (A) any Tax imposed on or measured by the net income of a Lender or the Administrative Agent, franchise taxes imposed in lieu of net income taxes, or branch taxes, in each case imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent is organized or in which its principal office or applicable lending office is located or that are Other Connection Taxes, (B) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of any Lender with respect to an applicable interest in a Loan or this Agreement pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or this Agreement (other than pursuant to an assignment request by the Borrower under Section 2(k)(iv)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2(k), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (C) Taxes attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2(k)(ii) and (D) any U.S. federal withholding Taxes imposed under FATCA.

“Expedited Borrowing Request” has the meaning set forth in Section 2(c) hereof.

“Explicit Rating” has the meaning set forth on Schedule C hereto.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations, published guidance or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. legislation, guidance notes, rules or practices adopted in connection with the implementation of any such intergovernmental agreement or such Sections of the Code.

“First-Lien Last-Out Loan” has the meaning set forth on Schedule F hereto.

“Fixed Rate Obligation” means any Asset that bears a fixed rate of interest.

“Floor” has the meaning set forth in Section 2(n) hereof.

“Foreign Lender” has the meaning specified in Section 2(k)(ii) hereof.

“GAAP” means generally accepted accounting principles in the United States, which are applicable to the circumstances as of any day.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Implied Equity” means, for a Portfolio Asset subject to a binding commitment to be contributed to the Borrower on a cashless basis but that has not yet settled, an amount equal to the product of (i) the difference between (x) one, and (y) the Advance Rate of such Portfolio Asset , and (ii) the Adjusted Principal Balance of such Portfolio Asset , in each case as agreed in connection with the relevant Approval Request.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 13(e) hereof.

“Independent Bid” has the meaning specified in Section 11(a) hereof.

“Independent Dealer” means each of Bank of America Merrill Lynch, JPMorgan Chase, Citibank, Deutsche Bank, Goldman Sachs, Morgan Stanley, Royal Bank of Canada, UBS, Barclays, BNP Paribas, Jefferies, Royal Bank of Scotland, Scotiabank, Société Générale and Wells Fargo or any Affiliate of any of the foregoing and any other dealer mutually agreed upon by the Administrative Agent and the Collateral Manager; provided that neither the Collateral Manager nor any of its Affiliates shall be considered an Independent Dealer; provided, further, that the Administrative Agent shall be permitted upon at least 15 Business Days’ prior written notice to advise the Collateral Manager that one or more dealers listed herein is no longer considered to be an Independent Dealer, if in the Administrative Agent’s commercially reasonable discretion such Independent Dealer has largely or entirely exited its loan trading business. For each Disputed Asset, the agent of such Asset shall also be considered an Independent Dealer with respect to such Asset.

“Individual Lender Maximum Funding Amount” means the amount each Lender has agreed to make available to make Loans in accordance herewith in a principal amount at any one time outstanding not to exceed with respect to each Lender the dollar amount set forth opposite such Lender’s name on Schedule B hereto or the amount set forth on the applicable Assignment and Assumption relating to such Lender, as applicable, as such amount may be reduced or increased from time to time pursuant to assignments by or to the Lenders pursuant to Section 13(c).

“Ineligible Asset” means, on the earlier to occur of (i) the CLO Takeout and (ii) the date of the final offering document with respect to the Offering, any Portfolio Asset that does not satisfy the eligibility criteria set forth in the Borrower’s most recent draft indenture (or similar agreement) governing the issuance of the CLO Securities expected to be dated as of the CLO Closing Date.

“Instructions” has the meaning specified in Section 14.01(o) hereof.

“Interest Accrual Period” means each period from, and including, one Payment Date to, but excluding, the next following Payment Date, except that the initial Interest Accrual Period shall commence on, and include, the date of the first Loan under this Agreement.

“Interest Collection Account” has the meaning specified in Section 3(a) hereof.

“Interest Collections” means, (i) all payments and collections owing to the Borrower in its capacity as lender and attributable to interest on any Asset or other Collateral, including scheduled and unscheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Asset or other Collateral, all payments of principal on Eligible Investments purchased with or representing funds held in the Interest Collection Account or otherwise purchased with or representing Interest Collections, and all interest, earnings or income on Eligible Investments, (ii) any delayed compensation, (iii) any commitment, ticking, upfront, underwriting, prepayment, origination or amendment fees received in respect of any Asset, (iv) all amounts received in connection with any Asset due to any yield protection, increased cost, tax, expense indemnity or similar provision in the related underlying instruments of such Asset and (v) any fees or other amounts not representing principal received in connection with the sale or other disposition of any Asset.

“Investor Report” means the ongoing quarterly investor reports required pursuant to and in accordance with Article 7(1)(e) of the EU Securitization Regulation.

“Lender Indemnitees” has the meaning specified in Section 9(i) hereof.

“Letter of Credit” means a facility whereby (i) a fronting bank (“LOC Agent Bank”) issues or will issue a letter of credit (“LC”) for or on behalf of a borrower pursuant to an underlying instrument, (ii) in the event that the LC is drawn upon and the borrower does not reimburse the LOC Agent Bank, the lender/participant is obligated to fund its portion of the facility and (iii) the LOC Agent Bank passes on (in whole or in part) the fees it receives for providing the LC to the lender/participant.

“Limited Liability Company Agreement” means the amended and restated limited liability company agreement of the Borrower dated as of the date hereof, as may be amended from time to time.

“Loan Class” means a Class 1 Loan or a Class 2 Loan, as applicable.

“Loans” has the meaning specified in Section 2(a) hereof.

“Maintenance Covenant” means a covenant by any borrower to comply with one or more financial covenants during each reporting period (or a specified day in each reporting period), whether or not such borrower has taken any specified action.

“Market Value” means with respect to any Portfolio Asset (or any portion thereof) on any date of determination, an amount expressed in Dollars equal to the mark to market value (as determined by the Administrative Agent in a commercially reasonable manner consistent with its valuation policies and procedures with respect to assets of a type similar to the Portfolio Asset, and excluding accrued interest) (a) which, if such Portfolio Asset is not a Defaulted Obligation and if three or more dealer bids are available from a Pricing Source selected by the Administrative Agent, shall be equal to the average of such dealer bids, or (b) which, if either (i) such Portfolio Asset is a Defaulted Obligation or (ii) such Portfolio Asset is not a Defaulted Obligation and three or more dealer bids are not available from a Pricing Source, shall be as determined by the Administrative Agent in a commercially reasonable manner on such date consistent with its valuation policies and procedures with respect to assets of a type similar to the Portfolio Asset or (with respect to a Portfolio Asset that is not a Defaulted Obligation only) if such a determination is not made on such date, the mark to market value (excluding accrued interest) most recently determined by the Administrative Agent in a commercially reasonable manner with respect to such Portfolio Asset; provided that in the event the Collateral Manager disagrees with any Market Value determination not determined using a Pricing Source, the Market Value shall be determined pursuant to the Calculation Dispute Mechanism; provided, further that any Market Value determination made using a Pricing Source shall be conclusive and binding absent manifest error.

“Material Adverse Effect” means, with respect to any Person, (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or financial condition of such Person or such Person and its Subsidiaries taken as a whole; (b) a material impairment of the ability of such Person to perform its obligations under any Transaction Document; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against such Person of any Transaction Document; (d) a material adverse effect upon the rights and the remedies of the Lender under any Transaction Document and (e) a material adverse effect on the validity, status, existence, perfection, priority or enforceability of the Secured Parties’ first priority perfected security interest in the Collateral; provided that for the avoidance of doubt “Material Adverse Effect” does not include the occurrence of a Material Modification or a Revaluation Event in relation to any one or more Portfolio Assets.

“Material Documents” means, with respect to any Asset, (a) a complete copy of the agreement specifying the terms, and governing the repayment, of such Asset, (b) the informational memorandum, offering memorandum or similar document, if any, relating to such Asset, (c) any available marketing materials with respect to such Asset, (d) any computational materials, stress runs, and cash flow analyses with respect to such Asset received by the Collateral Manager and (e) such other documents and materials with respect to such Asset as may be reasonably requested by the Administrative Agent; provided that with respect to clauses (b)-(e), such materials are not subject to any obligations of confidentiality owing by the Borrower or the Collateral Manager.

“Material Modification” means, with respect to any Portfolio Asset, any amendment, waiver, consent or modification of, or supplement to or inaction with, an Underlying Instrument with respect thereto (it being understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the applicable Underlying Instrument shall not constitute an amendment or modification to such Underlying Instrument) executed or effected after the date on which such Portfolio Asset is acquired by the Borrower, that:

(a) reduces or forgives any principal amount of such Portfolio Asset;

(b) reduces or forgives one or more interest payments which reduces the spread or coupon by more than 50 basis points or permits any interest due with respect to such Portfolio Asset in cash to be deferred or capitalized and added to the principal amount of such Portfolio Asset (other than any deferral or capitalization already expressly permitted by the terms of its Underlying Instruments or pursuant to the application of a pricing grid, in each case, as of the date such Portfolio Asset was acquired by the Borrower);

(c) extends, delays or waives any date fixed for any scheduled payment (including at maturity) of principal on such Portfolio Asset, subject to any grace period agreed to by the Administrative Agent at the time of such modification;

(d) contractually or structurally subordinates such Portfolio Asset by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related obligor (other than as permitted by the terms of the Underlying Instrument on the date such Portfolio Asset was acquired);

(e) substitutes, alters, releases or terminates any material portion of the underlying assets securing such Portfolio Asset (other than as expressly permitted by the Underlying Instrument as of the date such Portfolio Asset was acquired by the Borrower (or the Collateral Manager on behalf of the Borrower)) or releases any material guarantor or co-obligor from its obligations with respect thereto (other than as expressly permitted by the Underlying Instrument as of the date such Portfolio Asset was acquired by the Borrower (or the Collateral Manager on behalf of the Borrower));

(f) modifies any term or provision of the Underlying Instruments of such Portfolio Asset that materially and adversely impacts the calculation of any financial covenant, the definition of “Permitted Liens” (or any analogous definition), or the determination of any default or event of default with respect to the related Portfolio Asset; or

(g) results in change of currency of the Portfolio Asset.

“Maturity Date” means the earliest to occur of (a) the CLO Closing Date, (b) the Outside Settlement Date, and (c) the date specified by the Administrative Agent in notice given to the Borrower, the Collateral Manager and the Equity Investors following the occurrence of and during the continuation of an Event of Default that the entire Outstanding Principal Amount of Loans shall be due and payable.

“Maximum Facility Amount” means, on any date of determination, the sum of the Individual Lender Maximum Funding Amounts for all of the Lenders; provided that the Maximum Facility Amount shall not exceed U.S.$350,000,000 subject to any adjustment pursuant to Section 2(p); provided that the loan facility established under this Agreement is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Loan (except that, in the case of Assets approved by means of an Approval Request, the Lenders shall have committed to fund the related Loans (up to the amount(s) specified in the related Approval Request); provided that the related conditions precedent set forth in Section 7 are satisfied).

“Maximum S&P Equivalent Rating Factor Test” means a test that will be satisfied on any date of determination if the S&P Weighted Average Rating Factor of the Portfolio Assets is less than or equal to 3600.

“Measurement Date” means any day on which the Borrower purchases, or enters into a commitment to purchase a Portfolio Asset or the day on which a default of a Portfolio Asset occurs.

“Membership Interest” means the limited liability company interest of the Borrower issued pursuant to the Limited Liability Company Agreement of the Borrower which will have the applicable rights and will be subject to the restrictions set forth in the Limited Liability Company Agreement and the certificate of formation of the Borrower.

“Minimum Diversity Score Test” means a test that shall be satisfied if the Diversity Score (rounded to the nearest whole number) equals or exceeds, on any Measurement Date on which the Collateral Principal Amount is (i) at least U.S.$50,000,000 but less than U.S.$100,000,000, greater or equal to 8, (ii) at least U.S.$100,000,000 but less than U.S.$150,000,000, greater or equal to 13 or (iii) at least U.S.$150,000,000, greater or equal to 18.

“Minimum Floating Spread Test” has the meaning set forth on Schedule F hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net-Debt-to-Recurring-Revenue Ratio” means, with respect to any Portfolio Asset for any period, the meaning of “Net-Debt-to-Recurring-Revenue Ratio” or any comparable term defined in the Underlying Instruments for such Portfolio Asset, and in any case that “Net-Debt-to-Recurring-Revenue Ratio” or such comparable term is not defined in such Underlying Instruments, the ratio of (a) indebtedness of the related Obligor under such Portfolio Asset and all other indebtedness of such Obligor that is senior or pari passu in right of payment to such Portfolio Asset minus unrestricted cash and cash equivalents to (b) TTM Recurring Revenue, as calculated by the Collateral Manager in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments; provided that, in the event of a lack of any such information necessary to calculate the Net-Debt-to-Recurring-Revenue Ratio for any Portfolio Asset, the Net-Debt-to-Recurring-Revenue Ratio for such Portfolio Asset shall be a ratio calculated by the Administrative Agent in its sole discretion after consultation with the Collateral Manager or, if agreed to by the Administrative Agent, by the Collateral Manager in good faith in accordance with the Servicing Standard.

“Non-Emerging Market Obligor” means an obligor that is Domiciled in (x) any country that has a country ceiling for foreign currency bonds of at least a foreign currency issuer credit rating of at least “AA” by S&P or (y) without duplication, the United States.

“Non-Originated Asset” means a Portfolio Asset that is not a Retention Holder Originated Asset.

“NYFRB” means the Federal Reserve Bank of New York.

“OC Ratio” means, as of any Business Day, the percentage calculated by dividing (A) the sum of (i) the Borrowing Base and (ii) the Implied Equity in connection with any acquisition of Portfolio Assets for which the Borrower has entered into a binding commitment to acquire that have not yet settled by (B) the sum of (i) the Outstanding Principal Amount of the Loans, (ii) the sum of the Excess Unfunded Delayed Draw/Revolver Amounts for all Portfolio Assets that are Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations and (iii) the aggregate purchase price of all Assets with respect to which the Borrower has entered into a binding commitment to purchase that has not yet been settled.

“OC Ratio Breach” means, as of any Business Day, a failure of the OC Ratio to be equal to or greater than 97.5%.

“OC Ratio Breach Cure Period” means 10 consecutive Business Days following an OC Ratio Breach.

“OC Ratio Excess” means the amount equal to (a) the amount of cash on deposit in the OC Ratio Posting Account plus (b) the aggregate amount of Cure Capital Contributions minus (c) the greater of (i) the amount necessary to maintain an OC Ratio of at least 103% and (ii) the amount necessary to maintain Posting Contributions of at least $1,000,000 above the amount necessary to avoid an OC Ratio Breach.

“OC Ratio Stop Draw Event” means, as of any Business Day, a failure of the OC Ratio to be equal to or greater than 100.0% on such day.

“OC Ratio Posting Account” has the meaning specified in Section 3(a) hereof.

“Obligations” means all obligations (monetary or otherwise), including the Termination Obligations, of the Borrower to the Lenders, the Administrative Agent, the Custodian, the Securities Intermediary, the Collateral Administrator or any other Indemnitee arising under or in connection with this Agreement and each other Transaction Document.

“Offering” means the offering and sale by the Borrower of the CLO Securities expected to settle on the CLO Closing Date.

“Other Connection Taxes” means, with respect to the Administrative Agent and any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Loan or Transaction Document).

“Other Taxes” has the meaning specified in Section 2(k)(i) hereof.

“Outside Settlement Date” means the date occurring on the Business Day 24 months after the Conversion Date.

“Outstanding Principal Amount” means, as of any date of determination, the total principal amount of Loans made hereunder minus the amount of all repayments and prepayments of the principal amount of Loans on or prior to such date.

“Partial Deferrable Security” means any Asset with respect to which under the related Underlying Instruments (i) a portion of the interest due thereon is required to be paid in cash on each payment date therefor and is not permitted to be deferred or capitalized (which portion shall at least be equal to Benchmark or the applicable index with respect to which interest on such Asset is calculated (or, in the case of a Fixed Rate Obligation, at least equal to the forward swap rate for a designated maturity equal to the scheduled maturity of such Asset)) and (ii) the issuer thereof or obligor thereon may defer or capitalize the remaining portion of the interest due thereon.

“Participant Register” has the meaning specified in Section 13(c)(iii) hereof.

“Participation” means a participation created pursuant to the Contribution and Sale Agreement.

“Payment Date” means (i) the 20th day of each of March, June, September and December, beginning in September 2025, and (ii) the Maturity Date; provided that if such date is not a Business Day, the Payment Date shall be the next succeeding Business Day.

“Payment Recipient” has the meaning set forth in Section 10(b) hereof.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Debt” means:

(a) endorsement of instruments or other payment items for deposit,

(b) contingent obligations of the Borrower consisting of customary indemnification, expense reimbursement or similar obligations contained in contracts entered into in the ordinary course of business, including obligations to agents, custodians, trustees, deposit banks, letter of credit issuers, escrow agents, co-lenders and the Collateral Manager or in contracts for the sale or purchase of Assets permitted hereunder, and

(c) contingent obligations of the Borrower consisting of customary indemnification obligations imposed on, incurred by or asserted against officers and/or directors (or their equivalents) of Borrower.

“Permitted Liens” means (a) liens granted to, or for the benefit of, the Administrative Agent, (b) liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Administrative Agent’s liens and the validity of the underlying taxes, assessments, or charges or levies are currently being contested in good faith by appropriate proceedings with respect to which reserves have been provided on the books of the applicable Person in accordance with GAAP, (c) judgment liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under this Agreement, and (d) bankers’ liens, rights of setoff and other similar liens existing solely with respect to cash and Eligible Investments on deposit in or credited to one or more Accounts maintained by Borrower or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks or other depository institutions or securities intermediaries with which such Accounts are maintained, securing amounts owing to such bank or banks or other depository institutions or securities intermediaries (and subject to any applicable Account Control Agreement).

“Permitted RIC Distribution” means distributions to ADS (from the Collection Account or otherwise) to the extent required to allow ADS to make sufficient distributions to qualify as a “regulated investment company” within the meaning of Section 851 of the Code and to otherwise eliminate federal or state income or excise taxes payable by ADS in or with respect to any taxable year of ADS (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of ADS shall not exceed 115% of the amounts that the Borrower would have been required to distribute to ADS to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) and (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code, (B) after the occurrence and during the continuance of an Event of Default, the amount of Permitted RIC Distributions made in any calendar quarter shall not exceed U.S.$1,500,000 (or such greater amount consented to by the Administrative Agent in its sole discretion), and (C) amounts may be distributed pursuant to this definition only to the extent of available Excess Interest Collections and/or Principal Collections and only so long as (x) no OC Ratio Breach or OC Ratio Stop Draw Event has occurred and is continuing or would occur immediately after giving effect to such Permitted RIC Distribution (unless otherwise consented to by the Administrative Agent in its sole discretion) as certified in writing (which may be via email) by the Borrower to the Administrative Agent at least two (2) Business Days prior to the applicable distribution and (y) the Borrower provides at least two (2) Business Days’ prior written notice thereof to the Administrative Agent and the Collateral Administrator; provided that such certification and notice requirements set forth in the preceding clauses (C)(x) and (C)(y) shall be deemed satisfied to the extent the related payment date instructions provided by the Collateral Manager (on behalf of the Borrower) indicate such amounts to be distributed.

“Person” means an individual, corporation (including a business trust or a limited liability company), partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof.

“Portfolio Asset” means each Asset acquired (or committed to be acquired) by the Borrower, in each case which shall satisfy the Eligibility Requirements as of the Acquisition Date thereof by the Borrower.

“Portfolio Asset Buy Confirmation” means with respect to any Portfolio Asset, documentation evidencing, in reasonable detail, the Borrower’s acquisition of such Portfolio Asset, and which shall identify at least the obligor, price and the Principal Balance of such Portfolio Asset.

“Portfolio Report” means the ongoing quarterly portfolio level disclosure required pursuant to and in accordance with Article 7(1)(a) of the EU Securitization Regulation.

“Posting Contribution” has the meaning specified in Section 6(a) hereof.

“Prepayment Reserve Account” has the meaning specified in Section 3(a) hereof.

“Pricing Source” means each of Loan Pricing Corporation, LoanX, Markit Partners or any other nationally recognized loan pricing service mutually agreed upon by the Administrative Agent and the Collateral Manager; provided that neither the Collateral Manager nor any of its Affiliates shall be a Pricing Source; provided, further, that the Administrative Agent shall have the ability upon at least 15 Business Days’ prior written notice to advise the Collateral Manager that one or more sources listed herein is no longer considered to be a Pricing Source but only if in the Administrative Agent’s commercially reasonable discretion such Pricing Source has largely or entirely exited its loan pricing business.

“Principal Balance” means, with respect to any Asset as of any date of determination, the outstanding principal amount of such Asset (including the maximum outstanding unfunded commitment under such Asset) as of such date of determination.

“Principal Collection Account” has the meaning specified in Section 3(a) hereof.

“Principal Collections” means any and all amounts of collections received with respect to the Collateral other than Interest Collections, including (but not limited to) all collections attributable to principal on such Collateral. Net proceeds received by the Borrower from the sale of the CLO Securities will also constitute Principal Collections to the extent of outstanding Loans under the Transaction Documents.

“Purchase Price” means, with respect to each Portfolio Asset, the Dollar amount paid (or committed to be paid) by the Borrower to acquire such Asset (excluding purchased accrued interest and assuming that the Portfolio Asset was fully funded).

“Recurring Revenue” means, with respect to any Obligor, (a) the “Recurring Revenue” of such Obligor or any comparable term defined in the Underling Instruments for the applicable Portfolio Asset, or (b) in the case of any Portfolio Asset with respect to which the Underling Instruments for such Portfolio Asset do not include a definition of “Recurring Revenue” or any comparable term, the amount of revenues of such Obligor in respect of perpetual licenses, subscription, service, support, hosting agreements, maintenance streams or other similar and perpetual cash flow streams, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underling Instruments for such Portfolio Asset.

“Recurring Revenue Loan” means a Portfolio Asset that meets each of the following criteria as of the date of acquisition or origination (except as expressly set forth below) by the Borrower, subject to waiver by the Administrative Agent in accordance with the definition of “Eligibility Requirements” herein (for the avoidance of doubt, if any Portfolio Asset does not meet the below listed conditions, but such failure is waived by the Administrative Agent, such Portfolio Asset shall still be subject to the Concentration Limitations and Revaluation Events applicable to Recurring Revenue Loans set forth herein):

(a) such Portfolio Asset is a Senior Secured Loan;

(b) the Obligor with respect to such Portfolio Asset is in a high growth industry or industry that customarily has businesses with revenue derived from perpetual licenses, subscription, service, support, hosting agreements, maintenance streams or other similar and perpetual cash flow streams, as determined by the Collateral Manager, in good faith in accordance with the Servicing Standard;

(c) does not include and would not customarily be expected to include a financial covenant based on debt to EBITDA or a similar multiple of debt to operating cash flow;

(d) the Obligor with respect to such Portfolio Asset has generated a minimum of $15,000,000 in TTM Recurring Revenue during the most recent reporting period;

(e) the Net-Debt-to-Recurring-Revenue Ratio with respect to such Portfolio Asset (i) for positive EBITDA company is less than 3.00:1.00 as of the later of the initial closing date of such Portfolio Asset or the most recent obligor Measurement Date, as applicable; or (ii) for negative EBITDA company is less than 2.50:1.00 as of the later of the initial closing date of such Portfolio Asset or the most recent obligor Measurement Date, as applicable,

(f) the Underlying Instruments for such Portfolio Asset require the Obligor with respect to such Portfolio Asset to meet at least one (1) maintenance financial covenant, as determined by the Administrative Agent in its sole discretion, which may include a covenant for minimum liquidity and maximum ratio of principal loan amount outstanding to TTM Recurring Revenue; and

(g) is designated as a Recurring Revenue Loan by the Borrower as of the Closing Date or, if made after the Closing Date, the date of acquisition or origination by the Borrower.

“Reference Rate” means BNP Paribas’ prime rate as announced in New York, New York, from time to time.

“Register” has the meaning specified in Section 13(c)(ii) hereof.

“Registered” means a debt obligation that was issued after July 18, 1984 and that is in registered form for purposes of the Code.

“Reinvestment” has the meaning specified in Section 5(d) hereof.

“Related Parties” has the meaning specified in Section 13(n) hereof.

“Relevant Agents” has the meaning specified in Section 13(g) hereof.

“Relevant Governmental Body” has the meaning set forth in Section 2(n)(vi) hereof.

“Relevant Test Period” means, with respect to any Portfolio Asset, the relevant test period for the calculation of EBITDA, Debt Service Coverage Ratio or Senior Net Leverage Ratio, as applicable, for such Portfolio Asset in the applicable Underlying Instrument or, if no such period is provided for therein, each period of the last four consecutive reported fiscal quarters of the principal obligor on such Portfolio Asset; provided that with respect to the calculation of EBITDA, Debt Service Coverage Ratio or Senior Net Leverage Ratio in connection with determining whether a Revaluation Event has occurred, if no test period is provided in the applicable Underlying Instruments but the related obligor delivers monthly financial statements, each Relevant Test Period shall be the period of the last twelve consecutive reported calendar months; provided further that, with respect to any Portfolio Asset for which the relevant test period is not provided for in the applicable Underlying Instrument, if an obligor is a newly-formed entity as to which four consecutive fiscal quarters have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such obligor or closing date of the applicable Portfolio Asset to the end of the fourth fiscal quarter (or, with respect to Revaluation Events and obligors that deliver monthly financial statements, twelfth calendar month) from the date of formation or closing, as applicable, and shall subsequently include each period of the last four consecutive reported fiscal quarters (or, with respect to Revaluation Events and obligors that deliver monthly financial statements, twelve consecutive calendar months) of such obligor.

“Relevant Recipient” has the meaning specified in Section 9(i) hereof.

“Reporting Agent” means any entity (other than the Collateral Administrator) that shall be appointed as an agent by or on behalf of the Borrower to deliver, prepare and/or make available the documents, reports and other information required pursuant to Article 7 of the EU Securitization Regulation. As of the date hereof, it is intended that FinDox Inc. shall be the Reporting Agent.

“Reporting Agent Agreement” means that certain reporting agent agreement dated on or about the date hereof between and among the Reporting Agent, the Borrower and the Administrative Agent.

“Reporting Entity” has the meaning specified in Section 9(i) hereof.

“Required Information” means the documents, reports and information necessary to fulfil any applicable reporting obligations under the Transparency and Reporting Requirements, including, but not limited to, the Transparency Reports.

“Request for Release and Receipt” means a form substantially in the form of Annex F-1 or Annex F-2 completed and signed by the Collateral Manager.

“Reserve Account” has the meaning specified in Section 3(a) hereof.

“Resolution Time” means 3:00 p.m. New York time on the Business Day following the day a notice of dispute is sent to the Administrative Agent.

“Resolution Value” means, with respect to a Disputed Asset, a single Independent Bid obtained by a party that:

(i) relates to the full par amount of such Disputed Asset;

(ii) is notified to the other party, together with reasonable evidence of such bid, by the Resolution Time; and

(iii) was firm and actionable for a period of at least 2 hours after the Resolution Time.

“Responsible Officer” means, with respect to (a) the Collateral Manager, any officer or employee of the Collateral Manager directly responsible for the administration or collection of the Assets pursuant to this Agreement, (b) the Collateral Administrator, any officer thereof within the Corporate Trust Office customarily performing functions with respect to collateral administration matters and, with respect to a particular matter under this Agreement, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject and, in each case, having direct responsibility for the administration of this Agreement, (c) the Custodian, any officer within the Corporate Trust Office, including any director, vice president, assistant vice president or associate having direct responsibility for the administration of this Agreement, who at the time shall be such officers, respectively, or to whom any matter is referred because of his or her knowledge of and familiarity with the particular subject, or (d) any other Person, the President, any Vice-President or Assistant Vice-President, Corporate Trust Officer or the Controller of such Person, or any other officer or employee having similar functions.

“Retention Holder” means ADS.

“Retention Holder Originated Asset” means, a Portfolio Asset with respect to which the Retention Holder itself (or through related Affiliates, which for the purposes of this definition shall include the Borrower), directly or indirectly, was involved in the original Underlying Instruments which created such Portfolio Asset.

“Revaluation Event” means, with respect to any Recurring Revenue Loans or Class 2 Loans as of any date of determination after the related trade date, the occurrence of any one or more of the following events (any of which, for the avoidance of doubt, may occur more than once):

(a) the Debt Service Coverage Ratio of the obligor of such Portfolio Asset as of any Relevant Test Period (x) decreases by 20.0% or more from the level for the Relevant Test Period most recently ended prior to the date the Portfolio Asset was acquired by the Borrower or (y) is less than 1.50:1.00;

(b) (x) solely to the extent the Senior Net Leverage Ratio of the obligor of such Portfolio Asset for the Relevant Test Period most recently ended prior to the date the Borrower acquired such Portfolio Asset exceeds 3.00:1.00, the Senior Net Leverage Ratio of the related obligor with respect to such Portfolio Asset for an Relevant Test Period increases by 20.00% or the Senior Net Leverage Ratio of the obligor of such Portfolio Asset as of any Relevant Test Period increases by (x) 20.00% or (y) the Senior Net Leverage Ratio of the obligor of such Portfolio Asset for any Relevant Test Period increases by 1.00:1.00, or more, in either case, from the ratio calculated for the Relevant Test Period most recently ended prior to the date the Borrower acquired such Portfolio Asset;

(c) the occurrence of a Material Modification with respect to such Portfolio Asset that was rejected by the Administrative Agent (in its sole discretion);

(d) a Bankruptcy Event occurs with respect to the obligor of such Portfolio Asset; or

(e) an obligor of a Portfolio Asset defaults in the payment of principal or interest on revolving loan facilities (after giving effect to any applicable grace period under the Underlying Instruments for such Portfolio Asset, but not to exceed five days) with respect to such Portfolio Asset or any other debt obligation of such obligor secured by the same collateral and which is senior or pari passu to such Portfolio Asset or the occurrence of any other default with respect to such Portfolio Asset, in each case, together with the election by any agent or lender (including the Borrower) to accelerate such Portfolio Asset or to enforce any other respective secured creditor rights or remedies.

For the avoidance of doubt, Class 1 Loans shall not be subject to Revaluation Events.

“Revolving Collateral Obligation” means an Asset (other than a Delayed Drawdown Collateral Obligation, but including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the borrower thereunder by the Borrower; provided, however that any such Asset shall be a Revolving Collateral Obligation only until all commitments by the Borrower to make advances to the borrower thereunder expire, are terminated or are irrevocably reduced to zero.

“Revolving Period” means the period commencing on the date of this Agreement and ending 24 months from the Closing Date; provided that availability during such Revolving Period may be suspended by the Lenders upon the occurrence and during the continuance of any Event of Default.

“S&P” means S&P Global Ratings, an S&P Global business (or its successors in interest).

“S&P Equivalent Rating Factor” means, with respect to any Portfolio Asset, the S&P rating factor corresponding to the S&P Rating of such Portfolio Asset in the following table:

S&P Rating	S&P Rating Factor
AAA	1
AA+	10
AA	20
AA-	40
A+	70
A	120
A-	180
BBB+	260
BBB	360
BBB- BB+ BB BB- B+ B B- CCC+ CCC CCC- CC SD D	610 940 1,350 1,766 2,220 2,720 3,490 4,770 6,500 8,070 10,000 10,000 10,000

“S&P Equivalent Weighted Average Rating Factor” means, as of any date of determination with respect to all Portfolio Assets (excluding Equity Securities), the result obtained by: (a) summing the products of (i) the Principal Balance of each Portfolio Asset (excluding Equity Securities) multiplied by (ii) the S&P Equivalent Rating Factor of such Portfolio Asset, and (b) dividing such sum by the Principal Balance of all such Portfolio Assets.

“S&P Industry Classification” means the S&P Industry Classifications set forth in Schedule D-2 hereto.

“S&P Minimum Weighted Average Recovery Rate Test” has the meaning set forth in Schedule F hereto.

“S&P Rating” means with respect to any Portfolio Asset, the rating determined pursuant to Schedule E-2 hereto.

“S&P Rating Factor” means, for each Asset (with an S&P Rating of “CCC-” or higher), a number set forth to the right of the applicable S&P Rating below, which table may be adjusted from time to time by S&P:

S&P Rating	S&P Rating Factor	S&P Rating	S&P Rating Factor
AAA	13.51	BB+	784.92
AA+	26.75	BB	1233.63
AA	46.36	BB-	1565.44
AA-	63.90	B+	1982.00
A+	99.50	B	2859.50
A	146.35	B-	3610.11
A-	199.83	CCC+	4641.40
BBB+	271.01	CCC	5293.00
BBB	361.17	CCC-	5751.10
BBB-	540.42	CC, D or SD	10,000

“S&P Recovery Amount” means, with respect to any Asset, the product of (x) the Principal Balance of such Asset and (y) the S&P Recovery Rate.

“S&P Recovery Rate” has the meaning set forth on Schedule F hereto.

“S&P Weighted Average Rating Factor” means, with respect to all Assets with an S&P Rating of “CCC-” or higher, (A) the sum of the product of (i) the Principal Balance of each such Asset and (ii) the S&P Rating Factor for such Asset divided by (B) the aggregate principal balance for all such Assets.

“Sanctioned Country” has the meaning specified in Section 8(a)(vi) hereto.

“Sanctioned Person” has the meaning specified in Section 8(a)(vi) hereto.

“Sanctions” has the meaning specified in Section 8(a)(vi) hereto.

“Scheduled Principal Payment Amount” means, on each Target Date, an amount equal to (a) the Outstanding Principal Amount of the Loans on such date minus (b) the Scheduled Targeted Principal Balance for such date.

“Scheduled Targeted Principal Balance” means:

(a) on the Business Day occurring 12 months following the Conversion Date, 50.0% of the Outstanding Principal Amount of the Loans as of the Conversion Date; or

(b) on the Business Day occurring 24 months following the Conversion Date, zero.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Loan” means any assignment of or other interest in a loan that (i) is not (and that by its terms is not permitted to become) subordinate in right of payment to any other obligation of the obligor of the loan other than a Senior Secured Loan with respect to the liquidation of such obligor or the collateral for such loan (subject to customary exemptions for permitted liens, including, without limitation, any tax liens) and (ii) is secured by a valid second priority perfected security interest or lien on specified collateral securing the obligor’s obligations under the loan, the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral, which security interest or lien is not subordinate to the security interest or lien securing any other debt for borrowed money other than a Senior Secured Loan on such specified collateral (subject to customary exemptions for permitted liens, including, without limitation, any tax liens).

“Secured Parties” means the Administrative Agent, the Custodian, the Securities Intermediary, the Collateral Administrator, the Lenders, each Indemnitee and their respective successors and assigns.

“Securities Act” has the meaning specified in Section 4(d)(i) hereof.

“Securities Intermediary” means U.S. Bank National Association as Securities Intermediary under the Account Control Agreement.

“Senior Collateral Management Fee” means a fee that accrues daily during the period beginning on and including the Closing Date and ending on and excluding the Maturity Date that is payable to the Collateral Manager pursuant to the Collateral Management Agreement in arrears on the Maturity Date, which fee shall be in an amount equal to (i) for so long as ADS is the Collateral Manager, the product of (a)(i) Aggregate Collateral Adjusted Principal Amount on each day during such period divided by (ii) the number of days elapsed in such period and (b) a rate equal to 0.00% per annum, or (ii) if ADS is no longer the Collateral Manager, the product of (a)(i) Aggregate Collateral Adjusted Principal Amount on each day during such period divided by (ii) the number of days elapsed in such period and (b) a rate equal to 0.25% per annum. For the avoidance of doubt, any Senior Collateral Management Fee shall only become due and payable on the Maturity Date.

“Senior Net Leverage Ratio” means, with respect to any Portfolio Asset for any Relevant Test Period, the meaning of “Senior Net Leverage Ratio” or any comparable term defined in the Underlying Instrument for such Portfolio Asset, and in any case that “Senior Net Leverage Ratio” or such comparable term is not defined in such Portfolio Asset, the ratio of (a) total indebtedness for borrowed money of the obligor (other than indebtedness of such obligor that is junior in terms of lien subordination to indebtedness of such obligor held by the Borrower) minus unrestricted cash and cash equivalents to (b) EBITDA as calculated by the Collateral Manager in good faith in accordance with the Servicing Standard.

“Senior Secured Loan” means any assignment of or other interest in a loan that (i) is secured by a first priority perfected security interest or lien on specified collateral (subject to customary exemptions for permitted liens, including, without limitation, any tax liens or as permitted in the last clause of this definition), the value of which is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral, (ii) has the most senior pre-petition priority (including pari passu with other obligations of the obligor) in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings and (iii) by its terms is not permitted to become subordinate in right of payment to any other obligation of the obligor thereof (subject to customary exemptions for permitted liens, including, without limitation, any tax liens).

“Senior Unsecured Loan” means any assignment of or other interest in an unsecured loan that is not subordinated to any other unsecured indebtedness of the obligor.

“Servicing Standard” has the meaning set forth in the Collateral Management Agreement.

“Shadow Rating” has the meaning set forth on Schedule C hereto.

“Step-Down Obligation” means an obligation which by the terms of the related Underlying Instruments provides for a decrease, in the case of an obligation which bears interest at a fixed rate, in the per annum interest rate on such obligation (other than by reason of any change in the applicable index or benchmark rate used to determine such interest rate) or, in the case of an obligation which bears interest at a floating rate, in the spread over the applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest, or a constant spread over a floating rate index or benchmark, as the case may be, at any time shall not constitute a Step-Down Obligation at and following such time.

“Step-Up Obligation” means any obligation which by the terms of the related Underlying Instruments provides for an increase, in the case of an obligation which bears interest at a fixed rate, in the per annum interest rate on such obligation or, in the case of an obligation which bears interest at a floating rate, in the spread over that applicable index or benchmark rate, solely as a function of the passage of time; provided that an obligation providing for payment of a constant rate of interest, or a constant spread over a floating rate index or benchmark, as the case may be, at any time shall not constitute a Step-Up Obligation at and following such time.

“Structured Finance Obligation” means, any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, and the payments of which are principally dependent upon, a pool of receivables or other assets.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Synthetic Security” means a security or swap transaction (excluding, for purposes of this Agreement, a participation interest) that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Target CLO Amount” means U.S.$500,000,000.

“Target Date” has the meaning specified in Section 2(i)(ii)(B) hereof.

“Tax Jurisdiction” means (a) a sovereign jurisdiction that is commonly used as the place of organization of special purpose vehicles (including but not limited to the Bahamas, Bermuda, the British Virgin Islands, the U.S. Virgin Islands, Jersey, Singapore, the Cayman Islands, the Channel Islands, the Netherlands Antilles or Curacao) and (b) any other jurisdiction as may be designated a Tax Jurisdiction by the Collateral Manager with the consent of the Administrative Agent from time to time.

“Tax Subsidiary” means a special purpose, wholly-owned Subsidiary of the Borrower that is treated as a corporation for U.S. federal income tax purposes.

“Taxes” has the meaning specified in Section 2(k)(i) hereof.

“Term SOFR” means, for any calculation with respect to a Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion in consultation with the Collateral Manager).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Interest Period” means, with respect to any Loan, the period beginning on (and including) the date on which such Loan is made or continued and shall end on (but exclude) the last Business Day of the month prior to the next Payment Date; provided that, if such Term SOFR Interest Period would otherwise end on a day which is not a Business Day, such Term SOFR Interest Period shall end on the next following Business Day (unless such next following Business Day is the first Business Day of a calendar month, in which case such Term SOFR Interest Period shall end on the Business Day next preceding such numerically corresponding day). At the end of each Term SOFR Interest Period, if such Loan is not repaid in full, the then outstanding principal amount of such Loan shall be continued for a new Term SOFR Interest Period commencing at the end of the prior Term SOFR Interest Period and ending on (but excluding) the last Business Day of the month prior to the next following Payment Date.

“Termination Obligations” means the sum of accrued and unpaid interest on the Loans to (but excluding) the date of payment, the Outstanding Principal Amount of all Loans, the CLO Takeout Fees (if applicable), and all other amounts (including without limitation fees, expenses and indemnities including any contingent obligations not yet accrued and due) payable to the Administrative Agent, the Lenders, the Collateral Administrator and the Custodian hereunder and under the other Transaction Documents.

“Traded Portfolio Asset” means each Asset acquired (or committed to be acquired) by the Borrower hereunder, and excludes any Assets not yet settled for which the Borrower has entered a binding commitment to sell.

“Transaction Documents” means this Agreement, the promissory note(s) (if any), the Account Control Agreement, the Limited Liability Company Agreement, the Engagement Letter, the Collateral Management Agreement, the Collateral Administration Agreement, the Contribution and Sale Agreement and any other agreements and documentation required to be executed and delivered by the Borrower from time to time pursuant to this Agreement.

“Transparency and Reporting Requirements” means the transparency requirements contained in Article 7 of the EU Securitization Regulation, as may be amended prior to the Outside Settlement Date resulting in the application of new simplified reporting templates.

“Transparency and Reporting Services” means the provision of services (from time to time) by any applicable Reporting Agent, in each case, on behalf of the Reporting Entity in respect of the Transparency and Reporting Requirements as required pursuant to the terms hereof, any applicable Transaction Document or any other applicable appointment agreement.

“Transparency Report Unavailability Period” means each period from, and including, the earlier to occur of (i) the date on which any applicable Reporting Agent gives notice to the Borrower (or the Collateral Manager on behalf of the Borrower) such party intends to cease its Transparency and Reporting Services and (ii) the date on which there occurs a material disruption to, or cessation of, the Transparency and Reporting Services, to, but excluding, the day 90 consecutive calendar days thereafter; provided that if such Transparency and Reporting Services are reinstated, the Transparency Report Unavailability Period shall terminate.

“Transparency Reports” has the meaning specified in Section 9(i)(ii) hereof.

“Trust Account” has the meaning specified in Section 3(a) hereof.

“TTM EBITDA” means, as of any date of determination (and as determined by the Collateral Manager in accordance with the standard of care set forth in the Collateral Management Agreement), the aggregate earnings of an obligor, before interest, taxes, depreciation and amortization, during the 12 months before such date of determination as reported by such obligor.

“TTM Recurring Revenue” means, with respect to any Obligor and any date, the Recurring Revenue for such Obligor for the trailing twelve months ending on such date, as calculated by the Collateral Manager in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Underlying Instruments.

“UCC” means the Uniform Commercial Code in effect in each applicable jurisdiction.

“Unadjusted Benchmark Replacement” has the meaning set forth in Section 2(n) hereof.

“Underlying Instruments” means with respect to an Asset, the trust deed, indenture, credit agreement or other agreement pursuant to which an Asset has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Asset or of which holders of such Asset are the beneficiaries.

“Unrated Asset” means an Asset without an Explicit Rating or a Shadow Rating at any time.

“Unrated Asset Condition” means, with respect to clause (x) of the Concentration Limitations, the condition that will be satisfied on a Business Day with respect to an Unrated Asset if the Collateral Manager has requested an Explicit Rating or Shadow Rating from either or both of S&P; provided that, if such loan has been an Unrated Asset for more than 6 months, such Asset shall cease to be included in the Aggregate Collateral Adjusted Principal Amount unless the Collateral Manager has notified the Administrative Agent no more than 8 weeks prior to such Business Day that the Collateral Manager has requested an Explicit Rating or Shadow Rating from either or both of S&P and is still waiting for such rating or ratings to be assigned.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Volcker Rule” means Section 13 of the United States Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weighted Average Life Test” has the meaning set forth on Schedule F hereto.

“Weighted Average Floating Spread” means, as of any Measurement Date, a fraction (expressed as a percentage) obtained by (i)(x) multiplying the Principal Balance of each floating rate Traded Portfolio Asset (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation) as of such Measurement Date by its Effective Spread and (y) multiplying the unfunded portion of each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation as of such Measurement Date by the related commitment fee, (ii) summing the amounts determined pursuant to clause (i) and (iii) dividing the sum determined pursuant to clause (ii) by the aggregate Principal Balance of all floating rate Traded Portfolio Assets; provided that Defaulted Obligations shall not be included in the calculation of the Weighted Average Floating Spread; provided, further, that in calculating the Weighted Average Floating Spread in respect of any Step-Down Obligation, the Effective Spread of such Traded Portfolio Asset shall be the lowest permissible spread pursuant to the Underlying Instruments of the obligor of such Step-Down Obligation.

“Write-Down and Conversion Powers” has the meaning set forth in Section 13(s) hereof.

“Zero-Coupon Security” means any obligation that at the time of purchase does not by its terms provide for the payment of cash interest; provided that if, at any time after such purchase such obligation provides for the payment of cash interest, it will cease to be a Zero-Coupon Security.

(b) For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) references herein to “Sections,” subsections, clauses and other subdivisions without reference to a document are to designated Sections and other subdivisions of this Agreement;

(iii) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(iv) the term “include” or “including” shall mean without limitation by reason of enumeration;

(v) the Section and subsection titles and headings in this Agreement are for convenience of reference only and will be disregarded in and have no effect on any interpretation of the provisions of this Agreement; and

(vi) reference to any agreement, instrument or document means such agreement, instrument, or document as it may be amended or otherwise modified from time to time, and including all schedules and exhibits thereto;

(vii) reference to any rule, statute or law means such rule, statute, or law as it may be amended, supplemented, replaced or superseded from time to time unless otherwise provided by this Agreement;

(viii) for purposes of calculating compliance with any tests under this Agreement, the trade date (and not the settlement date) with respect to any acquisition or disposition of a Portfolio Asset or Eligible Investment will be used to determine whether and when such acquisition or disposition has occurred;

(ix) unless otherwise specified, in the event any time period or any date provided by this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time.

SECTION 2. THE REVOLVING FACILITY

(a) The Maximum Facility Amount. Subject to the terms and conditions set forth herein, the Lenders agree to make available to the Borrower an uncommitted revolving credit facility providing for loans (“Loans”) in an aggregate principal amount not exceeding the lesser of (A) the Maximum Facility Amount as of the funding date of such Loan and (B) the Borrowing Base as of the funding date of such Loan (calculated after giving effect to the deposit or investment of the proceeds on such funding date), which Loans shall be used by the Borrower to acquire Assets. Within the foregoing limits and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, repay and reborrow Loans until the Conversion Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge that this is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Loan except that, in the case of Assets approved by means of an Approval Request, the Lenders shall have committed to fund the related Loans (up to the amount(s) specified in the related Approval Request); provided that the related conditions precedent set forth in Section 7 are satisfied.

(b) Requests for Asset Approval. On or prior to the Closing Date, the Collateral Manager, on behalf of the Borrower, shall provide to the Administrative Agent (with a copy to the Borrower) a list of Assets (the “Asset List”) that the Borrower is requesting be included in the Approved List (as defined below) and which, subject to such inclusion, may be purchased with, if applicable, funds held in the Trust Account, the proceeds of one or more Loans or Principal Collections pursuant to Section 5(d). The Borrower (or the Collateral Manager on its behalf) and the Administrative Agent shall adhere to the following procedures in requesting and approving Assets for purchase:

(i) For each Asset on the related Asset List sent to the Administrative Agent, the Borrower (or the Collateral Manager on its behalf) may provide a notice by electronic mail that contains the information listed in Annex A with respect to each Asset (together with any attachments required in connection therewith, an “Approval Request”), together with copies of any Material Documents in the possession of, or reasonably available to, the Collateral Manager related to such Asset requested by the Administrative Agent.

(ii) The Asset List shall be sent by the Borrower (or the Collateral Manager on its behalf) on or before 4:00 p.m. New York City time on the Closing Date and the Administrative Agent shall have up to 3:00 p.m. New York City time on the fifth Business Day following such date to notify the Collateral Manager of a list of Assets of up to 200 Assets from the Asset List which the Administrative Agent has approved for purchase by the Borrower (such list, the “Approved List”); provided that if the Administrative Agent does not notify the Collateral Manager by such time that it has approved or rejected one or more Approval Requests, such Approval Requests shall be deemed to be rejected and the related Assets shall not be included in the Approved List.

(iii) From the time the Administrative Agent has provided the Approved List or approved any Approval Request in accordance with clause (vii) below, the Borrower shall have the ability to commit to purchase and purchase any Asset on the Approved List or subject to such Approval Request without further approval by the Administrative Agent, provided that, the Borrower commits to purchase such Asset within ten (10) Business Days of approval by the Administrative Agent. After ten (10) Business Days from the date of approval by the Administrative Agent, any approved Asset, if not purchased or committed to be purchased by the Borrower, will be deemed to be removed from the initial Approved List or rejected unless subsequently approved again pursuant to the procedures set forth in this Section 2(b).

(iv) The Borrower shall have the ability to request (A) an addition to the Approved List (if the number of Assets on the Approved List is less than 200) by undertaking similar procedure to clause (vii) below, or (B) a removal from the Approved List.

(v) The Administrative Agent, in its sole discretion, may rescind its approval for any Asset on the Approved List at any time by notice to the Collateral Manager in writing; provided, that such rescission of approval shall not invalidate any commitment to purchase an Asset entered into by the Borrower (or the Collateral Manager on its behalf), prior to the delivery of such rescission.

(vi) No later than 12:00 p.m. New York City time on the Business Day following the day that the Borrower (or the Collateral Manager on its behalf) commits to purchase an Asset on the Approved List or pursuant to an approved Approval Request in accordance with clause (vii) below, the Borrower (or the Collateral Manager on its behalf) shall provide by electronic mail to the Administrative Agent (with a copy to the Borrower, the Securities Intermediary and the Collateral Administrator) a copy of the Portfolio Asset Buy Confirmation with respect to the related Asset; provided, that if the Borrower (or the Collateral Manager on its behalf) (x) does not enter into a commitment to purchase such Asset, the Collateral Manager, by 11:00 a.m. New York City time on the next Business Day, shall request the Administrative Agent to reconfirm to the Collateral Manager and the Borrower that the related approval shall remain valid until 4:30 p.m. New York City time on such Business Day.

(vii) With respect to Assets that are not on the applicable Approved List, the Borrower (or the Collateral Manager on its behalf) may send an Approval Request at any time to the Administrative Agent. If the Administrative Agent receives an Approval Request by 2:00 p.m. New York City time on any Business Day, the Administrative Agent shall notify the Collateral Manager and the Borrower in writing (including via electronic mail) whether it has approved or rejected such Approval Request by 5:00 p.m. New York City time on the second Business Day after receipt (it being understood, for the avoidance of doubt, that any Approval Request received by the Administrative Agent after 11:00 a.m. New York City time on any Business Day shall be deemed to have been received on the following Business Day); provided that if the Administrative Agent does not notify the Collateral Manager that it has approved or rejected an Approval Request delivered by 5:00 p.m. New York City time on the second Business Day after receipt, such Approval Request shall be deemed to be rejected unless an approval shall be subsequently communicated in writing by the Administrative Agent to the Collateral Manager.

(viii) The Administrative Agent shall have the right, acting in its sole and absolute discretion, to (A) approve or reject any Approval Request or the Approved List, (B) determine which Assets are included in the Approved List and (C) request additional information reasonably available to the Collateral Manager or the Borrower regarding any proposed Asset; provided that any rescission of approval shall not invalidate any commitment to purchase an Asset entered into by the Borrower (or the Collateral Manager on its behalf) prior to the delivery of such rescission.

(c) Borrowings. If, prior to the Conversion Date, the Collateral Manager wishes to purchase an Asset on behalf of the Borrower for which the Approval Request has been approved pursuant to Section 2(b) and funds in the Trust Account are insufficient to provide for such purchase, the Collateral Manager shall request a Loan for such purpose by, no later than noon, New York City time, on the Business Day preceding the proposed date of such Loan, providing to the Administrative Agent (with a copy to the Borrower) an irrevocable notice (which may be signed by the Collateral Manager on behalf of the Borrower) by electronic mail substantially in the form of Annex B hereto (together with any attachments required in connection therewith, a “Borrowing Request”); provided that, for the avoidance of doubt, with respect to any request for a Loan to fund the unfunded portion of a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation that was acquired pursuant to a prior approved Approval Request, such prior Approval Request shall be sufficient for purposes of the Borrowing Request for a Loan to fund the unfunded portion of such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation. The Administrative Agent shall notify, as soon as reasonably practical but in no event later than 5:00 p.m. New York City time on the Business Day prior to the proposed date of the Loan, the Lenders each time it receives a Borrowing Request. Unless otherwise agreed to by the

Lenders, each Loan shall be in a minimum principal amount of U.S.$500,000 and shall be in an amount (not less than zero) equal to (i) the Purchase Price of the Asset, together with any purchased accrued interest with respect thereto (as specified in the Approval Request) minus (ii) the sum of (A) the balance (if any) in the Trust Account, (B) (without duplication) any Reinvestments to be made in connection with such Borrowing Request pursuant to Section 5(d) and (C) any proceeds expected to be received by the Borrower in connection with the any contribution required or expected to be made by the Equity Investors pursuant to Section 6 in connection with the purchase of such Asset. To the extent that more than one Lender is a party hereto, each Loan shall consist of loans made by the Lenders ratably in accordance with their Individual Lender Maximum Funding Amounts. Each Lender at its option may make any Loan or portion of a Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan. Upon satisfaction of the conditions to borrowing set forth in this Section 2 and Section 7, the Lenders shall advance the applicable principal amount of each Loan on the date specified in the related Borrowing Request and the proceeds thereof shall be paid into the Trust Account or otherwise at the direction of the Borrower (or the Collateral Manager on its behalf) as set forth in the Borrowing Request for application toward the acquisition cost of the related Asset. The Lenders shall not be required to fund any Loans to the Borrower if a Default has occurred and is continuing.

In connection with the acquisition of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation by the Borrower, the Collateral Manager, on behalf of the Borrower, shall state on the related Borrowing Request (i) the anticipated funding date of each Delayed Drawdown Collateral Obligation and (ii) to the extent known to the Collateral Manager, the amount anticipated to be funded in connection with each Delayed Drawdown Collateral Obligation and Revolving Collateral Obligation.

(d) Interest. Loans shall bear interest at a rate per annum equal to the Benchmark plus the Applicable Margin until repaid; provided that upon the occurrence and during the continuance of an Event of Default, the Loans shall bear interest at a rate per annum equal to the Benchmark or the Reference Rate, as applicable, plus the Applicable Margin plus 2.00%. Interest shall be calculated daily on the basis of a year of 360 days and actual days elapsed. Interest shall accrue on each Loan beginning on the date of receipt of the proceeds thereof by the Borrower through but excluding the date of payment thereof.

The Borrower shall pay to the Administrative Agent for the benefit of the Lenders all accrued and unpaid interest on the Loans and, if applicable, any related Breakage Costs, on the Maturity Date; provided that the Borrower shall partially or fully pay accrued and unpaid interest for the related Interest Accrual Period on each Payment Date (if any) to the extent of Interest Collections available for such payment pursuant to this Agreement (and any unpaid interest shall remain outstanding); and provided further that no Breakage Costs will be due in connection with the Maturity Date pursuant to clause (a) of the definition thereof. Accrued and unpaid interest on past due amounts shall be payable on demand.

In no case shall interest payable hereunder exceed the amount that the Lender may charge or collect under applicable law.

(e) Administrative Agent Fee. The Borrower shall pay to the Administrative Agent a fee equal to $25,000 per annum (the “Administrative Agent Fee”); provided that if an Event of Default has occurred and is continuing, the Administrative Agent Fee shall be equal to U.S.$50,000 per annum.

The Borrower shall pay to the Administrative Agent all accrued and unpaid Administrative Agent Fees on the Maturity Date; provided that the Borrower shall partially or fully pay accrued and unpaid Administrative Agent Fees for the related Interest Accrual Period on each Payment Date (if any) to the extent of Interest Collections available for such payment pursuant to this Agreement (and any unpaid Administrative Agent Fee shall remain outstanding). Fees paid in accordance with provisions hereof shall not be refundable under any circumstances.

(f) Collateral Management Fee. As consideration for the performance of the obligations of the Collateral Manager under this Agreement and the Collateral Management Agreement, subject to the terms and condition set forth in Sections 13(f) and (g), on the Maturity Date, the Borrower shall pay to the Collateral Manager, pursuant to the terms hereof and of the Collateral Management Agreement, the Senior Collateral Management Fee then due and payable.

(g) Evidence of Loans. The Loans and all payments thereon shall be evidenced by the Administrative Agent’s loan accounts and records; provided that upon the request of any Lender, the Loans may be evidenced by a promissory note in the form of Annex C hereto in addition to such loan accounts and records. Such loan accounts, records and promissory note shall be conclusive absent manifest error of the amount of the Loans and payments thereon. Any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans. In the event of a conflict between such loan accounts, records or promissory note and the Register, the entries in the Register shall control.

(h) Repayment of Principal on the Maturity Date. The entire Outstanding Principal Amount of Loans shall be due and payable on the Maturity Date, and on the Maturity Date the Borrower shall pay such amount to the Administrative Agent on behalf of the Lenders, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are hereby expressly waived.

(i) Prepayments.

(i) Optional Prepayments. The Borrower may, upon three Business Days’ notice to the Administrative Agent, the Custodian and the Collateral Administrator, prepay one or more outstanding Loans in whole, or in part, on any Business Day, together with accrued and unpaid interest in respect of such Loans through (but excluding) the date of such prepayment and, if applicable, any related Breakage Costs. Such prepayment may be made with the proceeds of a sale or liquidation of a Portfolio Asset in accordance with the Transaction Documents or out of funds available in the Principal Collection Account or Trust Account on the date of such prepayment.

(ii) Mandatory Prepayments. (A) After the Revolving Period, in connection with any sale or disposition of a Portfolio Asset pursuant to Section 5, unless such proceeds may be used in connection with a Reinvestment pursuant to Section 5(d), the Borrower shall, upon three (3) Business Days’ notice to the Administrative Agent, the Custodian and the Collateral Administrator, use such sale or disposition proceeds to prepay one or more outstanding Loans in whole, or in part, on any Business Day, together with accrued and unpaid interest in respect of such Loans through (but excluding) the date of such prepayment and, if applicable, any related Breakage Costs; provided that instead of prepaying a Loan immediately with such proceeds the Borrower may deposit the proceeds into the Prepayment Reserve Account and effect such prepayment on or before the next Payment Date upon three (3) Business Days’ notice to the Administrative Agent, the Custodian and the Collateral Administrator.

(B) On or before each of (1) the Business Day six months following the Conversion Date, (2) the Business Day 12 months following the Conversion Date, (3) the Business Day 18 months following the Conversion Date and (4) the Business Day 24 months following the Conversion Date (each, a “Target Date”), the Borrower shall prepay one or more outstanding Loans in whole, or in part, together with accrued and unpaid interest in respect of such Loans through (but excluding) the date of such prepayment and, if applicable, any related Breakage Costs, on any one or more Business Days prior to each Target Date in an amount equal to or greater than, in the aggregate, the Scheduled Principal Payment Amount for the related Target Date such that the Outstanding Principal Amount of the Loans as of such Target Date shall be no greater than the Scheduled Targeted Principal Balance for such date; provided that, for the avoidance of doubt, any remaining Outstanding Principal Amount shall be due in full on the Maturity Date.

(C) Upon the occurrence and during the continuation for more than 3 Business Days of a OC Ratio Stop Draw Event, all Interest Collections and Principal Collections shall be applied to prepay one or more outstanding Loans in whole, or in part, together with accrued and unpaid interest in respect of such Loans through (but excluding) the date of such repayment and, if applicable, any related Breakage Costs.

(j) Payments in Dollars. Except as otherwise expressly provided herein, all payments to the Administrative Agent and the Lenders hereunder shall be made in Dollars in immediately available funds to the account or accounts designated in writing to the Borrower by the Administrative Agent and from time to time for such purpose not later than 2:00 p.m. (New York City time) on the date specified herein. All payments to the Administrative Agent and the Lenders hereunder shall be made in full without deduction for any counterclaim, defense, recoupment or set-off.

For purposes hereof, the initial wiring instructions for payments to the Administrative Agent hereunder shall be:

BNP PARIBAS, NEW YORK

ABA NO: 026 007 689

A/C: BNPP New York Loan Servicing

A/C# 52131-5434-91

Ref: Bluejay Funding LLC

(k) Taxes.

(i) Except as required by law, all payments to the Lenders by or on account of the Borrower under this Agreement (including, for purposes of this Section 2(k), the Administrative Agent in its capacity as such, and any successor or assignee) hereunder shall be made free and clear of, and without any deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or charges of any nature now or hereafter imposed by any jurisdiction (or any political subdivision or taxing authority thereof or therein) and of all interest, penalties, additions to tax or similar liabilities with respect thereto (“Taxes”); provided that if any Taxes are so levied or imposed, the Borrower agrees to (A) notify the Administrative Agent of such requirement to the extent the Borrower is aware, (B) timely pay the full amount of such Taxes required by applicable law and, if such Tax is an Indemnified Tax, pay the Lenders such additional amounts as will result in receipt by the Lenders of such amounts as would have been received by the Lenders had no deduction or withholding been made (including such deductions and withholdings applicable to additional sums payable under this Section 2(k)) for or on account of any such Indemnified Taxes, and (C) promptly furnish to the Administrative Agent the original or certified copies of tax receipts evidencing such payment by the Borrower to the extent available to the Borrower (or such other evidence reasonably satisfactory to the Administrative Agent). In addition, the Borrower hereby agrees to timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any present or future stamp, recording, court or documentary, intangible, filing or similar Taxes that arise from any payment made under or in respect of this Agreement or any other Transaction Document or from the execution, delivery, enforcement or registration of, any performance, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Transaction Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2(k)(iv)) (collectively, “Other Taxes”). The Borrower shall indemnify and hold harmless the Administrative

Agent and each of the Lenders within 10 days of a written request, for the amount of any Indemnified Taxes, and the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2(k)) payable or paid by the Administrative Agent or such Lender or required to be withhold or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, regardless of whether the Indemnified Taxes or other liabilities for which indemnity is sought have been correctly or legally asserted. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than those described in clauses (A), (B) and (D) of this subsection (ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person (“Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2(k) (including by the payment of additional amounts pursuant to this Section 2(k)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2(k) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (iii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (iii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (iii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(iv) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2(k)(i) with respect to itself, it will, if requested by the Borrower, use reasonable efforts to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage and the Borrower shall pay for all expenses associated with any change in lending office.

(v) For U.S. federal income tax purposes, the Borrower will treat, and each Lender and Equity Investor will treat, the Loans as debt of, and the Membership Interests as equity in, the Borrower, and will not take any positions inconsistent with such positions unless otherwise required by law.

(vi) On or prior to the Closing Date, the Administrative Agent shall deliver to the Borrower an executed copies of (A) if it is a U.S. Person, IRS Form W-9 or (B) if it is not a U.S. Person, IRS Form W-8BEN-E with respect to any payments to be made pursuant to this Agreement that are received by the Administrative Agent on its behalf and, IRS Form W-8IMY properly completed to treat the Administrative Agent as a U.S. Person so that all payments made by the Borrower to the Administrative Agent under this Agreement can be made without any U.S. withholding (including under FATCA).

(vii) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (1) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (2) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13(c)(iii) relating to the maintenance of a Participant Register and (3) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Transaction Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

(viii) Survival. Each party’s obligations under this Section 2(k) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Transaction Document.

(l) Reporting.

(i) The Borrower (or the Collateral Manager on its behalf) shall provide (i) on each Business Day commencing on the fifth Business Day after the date of this Agreement, the daily reports in the form agreed to by the Collateral Manager, the Administrative Agent and the Collateral Administrator, it receives from the Collateral Administrator (on each Business Day) regarding the Portfolio Assets and the Collateral to the Administrative Agent and (ii) a report stating (A) whether the Borrower (or the Collateral Manager on its behalf) disagrees with any information provided in the daily report from the Collateral Administrator and (B) any changes to the composition of the Portfolio Assets. In addition, the Collateral Manager (x) shall use commercially reasonable efforts to provide to the Administrative Agent a monthly report including (i) the market value of each Portfolio Asset using Markit Partners or LoanX as the Pricing Source (but only to the extent that such market values are available from such Pricing Sources), (ii) the Debt Service Coverage Ratio and Senior Net Leverage Ratio of each obligor with respect to each Portfolio Asset (as of any Relevant Test Period), (iii) whether a Revaluation Event has occurred and is continuing, (iv) the Market Value of each Portfolio Asset, (v) the identity of any Portfolio Asset that is a Deferring Security, (vi) the current stated cash spread and the percentage of interest that may be deferred and/or capitalized with respect to any Portfolio Asset and (vii) any other information as mutually agreed between the Administrative Agent and the Collateral Manager, and (y) shall monitor the S&P ratings of each Portfolio Asset and/or the obligor thereunder and promptly notify the Borrower (with a copy to the Administrative Agent) of any downgrade, withdrawal or modification of such ratings.

(ii) Transparency Reporting. Once each Transparency Report has been prepared in accordance with Section 9(i) hereof, the Borrower (or the Reporting Agent on its behalf) shall make such reports available to the Relevant Recipients in accordance with Section 9(i) hereof. The Transparency Reports shall be determined as of each Cut-off Date, and shall be made available no later than (A) in relation to the initial Transparency Report, one month following the first Payment Date and (B) in relation to each subsequent Transparency Report, the earlier of (1) one month following the relevant Payment Date and (2) three months following the most recently published Transparency Report. The Transparency Reports, as of the date of this Agreement, shall include:

(1) a loan report in the form currently available on the website (as of the date hereof) https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=EN as Annex IV (or, to the extent agreed with the Reporting Agent, any updated form required pursuant to the Commission Delegated Regulation (EU) 2020/1224 (the “Transparency Technical Standards”) and/or published by the European Securities and Markets Authority); and

(2) an investor report in the form currently available on the website (as of the date hereof) https://eur-lex.europa.eu/legal-content/EN/TXT/PDF/?uri=OJ:L:2020:289:FULL&from=EN as Annex XII (or, to the extent agreed with the Reporting Agent, any updated form required pursuant to the Transparency Technical Standards and/or published by the European Securities and Markets Authority).

(m) Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations. On the date that any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation is acquired by the Borrower, the acquisition of which was approved by the Administrative Agent and the terms of which require additional payments to be made by the Borrower after the acquisition thereof, (i) the Borrower shall transfer from the Trust Account into the Reserve Account, an amount up to the aggregate amount of all additional payments required to potentially be made by the Borrower, to the extent such funds are available, and (ii) the Lenders shall make a Loan in accordance with Section 2(c) to be deposited into the Reserve Account in an amount equal to any positive difference between (x) 27.5% of the aggregate amount of all additional payments to potentially be made by the Borrower after the acquisition of such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation and (y) the amount transferred into the Reserve Account pursuant to clause (i). Any amount deposited into the Reserve Account by the Lenders shall be deemed to be a Loan on the date of deposit. All or a portion of the remaining 72.5% of the aggregate amount of all additional payments to potentially be made by the Borrower after the acquisition of such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation (the “Excess Unfunded Delayed Draw/Revolver Amount”) may be borrowed at any time, subject to satisfaction of the conditions set forth in Section 7, except that the approved Approval Request for the initial Portfolio Asset will be sufficient as an approved Approval Request for the funding of all or any portion of the remainder. With respect to any Revolving Collateral Obligation, if the Borrower receives any payment from the related obligor that may be reborrowed by the related obligor, the Borrower shall deposit such amount in the Reserve Account. All amounts in the Reserve Account will be invested in Eligible Investments as designated by the Borrower (or the Collateral Manager on its behalf) and designated in a written instruction to the Custodian (which may be a standing instruction) and if no such designation of Eligible Investments has been made to the Custodian, such amounts shall be held uninvested. On the date that any additional payment is required to be made by the Borrower in connection with a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation, amounts will be withdrawn from the Reserve Account by the Borrower without further consent of the Administrative Agent and applied to make such additional payment. In the event that any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation is sold by the Borrower or the amount of potential additional payments in respect of a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation is irrevocably reduced, any amounts related to such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation held in the Reserve Account may be transferred to the Principal Collection Account and the Excess Unfunded Delayed Draw/Revolver Amount will be reduced by an amount equal to the amount of the applicable reduction in the Borrower’s potential additional payment obligations with respect to such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation. If, at any time pursuant to the terms and conditions of this Agreement, a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation becomes an Ineligible Asset, the Borrower shall use commercially reasonable efforts to liquidate such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation in a timely fashion so as to minimize the number of additional payments the Borrower may be required to make with respect to such Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation following the Administrative Agent’s determination of the Delayed Drawdown Collateral Obligation’s or Revolving Collateral Obligation’s ineligibility.

(n) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Transaction Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders, the Borrower and the Collateral Manager so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from the Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2(n)(i) will occur prior to the applicable Benchmark Transition Start Date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document; provided that any change to the definition of “Payment Date” shall require mutual agreement of the Administrative Agent and the Borrower and be reasonably acceptable to the Custodian.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower, the Collateral Manager and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower and the Collateral Manager of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2(n)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2(n), including any determination with respect to a tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2(n).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Accrual Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Borrowing Request, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a Borrowing Request of or conversion to Loans bearing interest at a rate per annum equal to the Reference Rate plus the Applicable Margin.

(vi) Certain Defined Terms. As used in this Section 2(n):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Accrual Period” pursuant to clause (iv) of this Section 2(n).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of this Section 2(n).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of:

(a) the alternate benchmark rate that has been jointly selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then- current Benchmark for Dollar-denominated syndicated credit facilities at such time; and

(b) the related Benchmark Replacement Adjustment, if any; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero), if any, that has been jointly selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (1) the applicable Benchmark Replacement Date and (2) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2(n) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with Section 2(n).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Breakage Costs and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary, in consultation with the Borrower, in connection with the administration of this Agreement and the other Transaction Documents).

“Floor” means a rate of interest equal to 0%.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or any successor thereto.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(o) Inability to Determine Rates. Subject to Section 2(n) above, if, on or prior to the first day of any Interest Accrual Period:

(i) the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR cannot be determined pursuant to the definition thereof, or

(ii) the Lenders reasonably determine that for any reason in connection with any request for a Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Accrual Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender (with a copy to the Collateral Administrator). Upon notice thereof by the Administrative Agent to the Borrower, the obligation of the Lenders to make Loans with reference to Term SOFR and any right of the Borrower to continue Loans with reference to Term SOFR shall be suspended (to the extent of the affected Loans or affected Interest Accrual Periods) until the Administrative Agent revokes such notice (it being understood that the occurrence of any such event shall not require repayment of any Loans). Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Loans (to the extent of the affected Loans or affected Interest Accrual Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of or conversion to Loans in the amount specified therein bearing interest at a rate per annum equal to the Reference Rate plus the Applicable Margin and (ii) any outstanding affected Loans will be deemed to have been converted into Loans bearing interest at a rate per annum equal to the Reference Rate plus the Applicable Margin at the end of the applicable Interest Accrual Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any applicable Breakage Costs under Section 2(d).

(p) Post-Pricing Increase of Facility. Subject to mutual agreement by the Collateral Manager, the Borrower, the Equity Investors, the Lenders and the Administrative Agent to any necessary modifications of the Advance Rate, the Conversion Date and the Maturity Date and subject in all respects to the internal credit approval process of the Administrative Agent and each Lender and receipt of any internal credit approvals, in each case, the Maximum Facility Amount may be increased by an amount as mutually agreed by the Collateral Manager, the Borrower, the Equity Investors, the Lenders and the Administrative Agent on the third Business Day following the Pricing Date.

(q) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document. The Administrative Agent will notify the Borrower, the Collateral Manager and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

SECTION 3. ACCOUNTS

(a) On or before the date of the first Loan, the Borrower shall establish at the Securities Intermediary (i) a securities account (the “Collateral Account”) to which all Portfolio Assets will be credited, (ii) a securities account into which all interest proceeds from the Portfolio Assets and other Interest Collections (upon their identification as Interest Collections by the Collateral Manager) will be deposited (the “Interest Collection Account”), (iii) a securities account into which all principal proceeds received in connection with the Portfolio Assets (including any repayments or prepayments of principal and amounts received in connection with any sale, termination or other dispositions thereof up to the outstanding principal amount thereof) and other principal proceeds, upon identification by the Collateral Manager will be deposited (the “Principal Collection Account” and, collectively with the Interest Collection Account, the “Collection Account”), (iv) a securities account (the “Trust Account”) into which all cash received by the Borrower from contributions by the Equity Investors, all Loan proceeds and any amounts transferred from the Principal Collection Account (with the consent of the Administrative Agent) will be deposited, (v) a securities account (the “Prepayment Reserve Account”) into which funds received by the Borrower in connection with any sale or disposition of a Portfolio Asset shall be deposited to the extent the Borrower elects to deposit such funds in accordance with Section 2(i)(ii)(A), (vi) a securities account (the “Reserve Account”) into which funds related to Delayed Drawdown Collateral Obligations and Revolving Collateral Obligations shall be deposited pursuant to Section 2(m) and (vii) a securities account (the “OC Ratio Posting Account”) into which funds related to Posting Contributions shall be deposited pursuant to Section 6. The Accounts shall be maintained in accordance with the Account Control Agreement.

(b) The only permitted withdrawal from or application of assets credited to the Collateral Account shall be to deliver such assets in connection with a sale, termination, repayment or other disposition of such asset against payment or exchange. Any cash payment received in connection with any such disposition shall be deposited into the Collection Account or paid to the Administrative Agent on behalf of the Lenders as provided herein, and any non-cash asset received in exchange shall be credited to the Collateral Account promptly.

(c) The Borrower (or the Collateral Manager on behalf of the Borrower) shall instruct each obligor under the Portfolio Assets (or, with respect to any Agented Asset, the paying agent) to deliver all proceeds in respect of the Collateral to the Collection Account. The Collateral Manager shall, on a daily basis (on each Business Day), identify collections received in the Collection Account on the second Business Day prior to such date of identification in connection with the Portfolio Assets as either Principal Collections or Interest Collections and notify the Collateral Administrator, the Custodian and the Securities Intermediary of such determination. To the extent not deposited directly into the Principal Collection Account, the Custodian shall cause all Principal Collections received on behalf of the Portfolio Assets in the Collection Account to be promptly (but in any event no later than one Business Day following identification thereof by the Collateral Manager) transferred by the Securities Intermediary to the Principal Collection Account. To the extent not deposited directly into the Interest Collection Account, the Custodian shall cause all Interest Collections received on behalf of the Portfolio Assets in the Collection Account to be promptly (but in any event no later than one Business Day following identification thereof by the Collateral Manager) transferred by the Securities Intermediary to the Interest Collection Account. The only permitted withdrawal from or application of funds on deposit in the Principal Collection Account or Interest Collection Account shall be to make payments expressly provided for in this Agreement or to transfer funds to the Trust Account in connection with a Reinvestment pursuant to Section 5(d).

(d) The only permitted withdrawals from or application of funds on deposit in the Trust Account shall be to either (i) make payments on outstanding Loans in accordance with Section 2(h) or (i) or other payments expressly provided for in this Agreement, or (ii) purchase Assets.

(e) The only permitted withdrawals from or application of funds on deposit in the Prepayment Reserve Account shall be by the Borrower to either (i) make mandatory prepayments pursuant to Section 2(i)(ii)(A) at or before the end of the applicable Interest Accrual Period or (ii) make payments on outstanding Loans in accordance with Section 2(h).

(f) The only permitted withdrawals from or application of funds on deposit in the Reserve Account shall be either (i) to make additional payments with respect to a Delayed Drawdown Collateral Obligation or a Revolving Collateral Obligation pursuant to Section 2(m) or (ii) to be deposited in the Principal Collection Account pursuant to Section 2(m) as a result of a sale of a Delayed Drawdown Collateral Obligation or a Revolving Collateral Obligation or an irrevocable reduction of the Borrower’s additional payment obligations under a Delayed Drawdown Collateral Obligation or a Revolving Collateral Obligation pursuant to the related Underlying Instruments.

(g) The only permitted withdrawals from or application of funds on deposit in the OC Ratio Posting Account shall be either (i) to be deposited in the Trust Account upon an Event of Default or (ii) to make a payment to the Equity Investors (or their applicable designees) in accordance with Section 6(b) hereof.

SECTION 4. SECURITY INTEREST

(a) Grant. As collateral security for the prompt payment in full and performance when due (whether at stated maturity, by acceleration, by liquidation or otherwise) of the Borrower’s obligations to the Secured Parties hereunder (collectively, the “Borrower Secured Obligations”), the Borrower hereby pledges to the Administrative Agent on behalf of the Secured Parties and grants to the Administrative Agent on behalf of the Secured Parties a first priority continuing security interest in, lien on and right of set-off against, all assets of the Borrower, including, but not limited to, all of the Borrower’s right, title and interest in, to and under each Portfolio Asset, all Underlying Instruments with respect to Portfolio Assets, the Borrower’s rights under each Transaction Document to which it is a party, each Account and all assets credited to and funds on deposit in each Account and all proceeds of the foregoing, in each case whether now owned or hereafter acquired and whether now existing or hereafter coming into existence (collectively, the “Collateral”).

(b) Perfection, Etc. The Borrower shall:

(i) deliver to the Securities Intermediary any and all securities and instruments evidencing or otherwise relating to Collateral, endorsed and/or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent on behalf of the Secured Parties may reasonably request, including by taking all steps reasonably requested by the Administrative Agent and necessary to ensure that all Portfolio Assets that are securities are credited to the Collateral Account by the Securities Intermediary and held in accordance with the Account Control Agreement and all other Portfolio Assets held by the Securities Intermediary are otherwise marked to reflect the pledge and security interest provided for in this Agreement; provided that so long as no Event of Default shall have occurred and be continuing, the Administrative Agent shall, promptly upon request of the Borrower or the Collateral Manager, make appropriate arrangements for making any securities or instrument pledged by the Borrower available to the Borrower or the Collateral Manager for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document);

(ii) give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers, in each case requested by the Administrative Agent, that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted hereunder or to enable the Administrative Agent on behalf of the Secured Parties to exercise and enforce its rights hereunder with respect to such pledge and security interest;

(iii) permit the Administrative Agent or any Lender or its agents or representatives to visit the offices of the Borrower during normal office hours and upon reasonable notice examine and make copies of all documents, books, records and other information concerning the Collateral and promptly furnish or cause to be furnished to the Administrative Agent or any Lender any information which the Administrative Agent or any Lender may reasonably request concerning the Collateral (such visitation and examinations not to occur more frequently than one (1) time every six calendar months in the absence of a Default with respect to the Collateral); and

(iv) preserve and protect the Secured Parties’ first priority security interest in Collateral, and take or cause any action reasonably requested by the Administrative Agent and necessary to preserve, defend, maintain, protect, perfect or validate the Secured Parties’ first priority security interest.

(c) Remedies. During the continuance of an Event of Default, the Administrative Agent on behalf of the Secured Parties may exercise, in addition to all other rights and remedies granted in this Agreement, and in any other Transaction Document, all rights and remedies of a secured party under the UCC and such additional rights and remedies to which a secured party is entitled at law or in equity.

Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or otherwise required hereby) to or upon the Borrower, the Collateral Manager, any Equity Investor or any other Person (all and each of which demands, presentments, protests, advertisements and notices, or other defenses, are hereby waived to the extent permitted under applicable law except as otherwise provided herein), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over the counter market, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best in its sole discretion exercised in good faith, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right, without notice or publication, to adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for such sale, and any such sale may be made at any time or place to which the same may be adjourned without further notice. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption of the Borrower, which right or equity of redemption is hereby waived or released. To the extent permitted by applicable law, the Borrower, the Collateral Manager, and each Equity Investor waives all claims, damages and demands it may acquire against the Administrative Agent and the Secured Parties arising out of the exercise by the Administrative Agent of any of its rights hereunder, except for any claims, damages and demands it may have against the Administrative Agent arising from the willful misconduct, bad faith or gross negligence of the Administrative Agent or its affiliates, or any agents or employees of the foregoing.

The Administrative Agent may, in its discretion during the continuance of an Event of Default, send notification forms giving the obligors and/or agents on Portfolio Assets notice of the Administrative Agent’s interest in the Collateral on behalf of the Secured Parties and the obligation to make payments as directed by the Administrative Agent.

The rights, powers, privileges and remedies of the Administrative Agent and the Secured Parties under this Agreement are cumulative and shall be in addition to all rights, powers, privileges and remedies available to the Administrative Agent and the Secured Parties at law or in equity or under any other Transaction Document. All such rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the rights of the Administrative Agent and the Secured Parties hereunder.

All rights of action and of asserting claims under the Transaction Documents, may be enforced by the Administrative Agent without the possession of any notes or the production thereof in any trial or other proceedings relative thereto, and any such action or proceedings instituted by the Administrative Agent shall be brought in its own name as Administrative Agent and any recovery of judgment, subject to the payment of the reasonable expenses, disbursements and compensation of the Administrative Agent, each predecessor Administrative Agent and their respective agents and attorneys, shall be for the ratable benefit of the holders of any notes and other Secured Parties.

In any proceedings brought by the Administrative Agent to enforce the liens under the Transaction Documents, the Administrative Agent shall be held to represent all of the Secured Parties, and it shall not be necessary to make any Secured Party a party to any such proceedings.

(d) Sales.

(i) Each of the Borrower, the Collateral Manager and each Equity Investor recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Collateral, by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each of the Borrower, the Collateral Manager and each Equity Investor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Administrative Agent on behalf of the Secured Parties than if such sale were a public sale and, notwithstanding such circumstances, agree that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of being a private sale. The Administrative Agent shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit Borrower to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.

(ii) Each of the Borrower, the Collateral Manager and each Equity Investor further shall use commercially reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of all or any portion of the Collateral pursuant to this Section 4(d) valid and binding and in compliance with any and all other requirements of applicable law.

(iii) Each of the Borrower, the Collateral Manager and each Equity Investor further agrees that a breach of any of their covenants contained in this Section 4(d) will cause irreparable injury to the Administrative Agent and the Secured Parties, that the Administrative Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 4(d) shall be specifically enforceable against the Borrower, the Collateral Manager and the Equity Investors and each of the Borrower, the Collateral Manager and each Equity Investor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Agreement or any defense relating to the Administrative Agent’s willful misconduct or gross negligence.

(iv)

(A)

Section 9-610 of the UCC states that the Secured Parties are able to purchase the Collateral only if the Collateral is sold at a public sale. The Administrative Agent has advised the Borrower, the Collateral Manager and the Equity Investors that SEC staff personnel have issued various No Action Letters describing procedures which, in the view of the SEC staff, permit a foreclosure sale of securities to occur in a manner that is public for purposes of Article 9 of the UCC, yet not public for purposes of Section 4(a)(2) of the Securities Act. The UCC permits the Borrower to agree on the standards for determining whether the Secured Party has complied with its obligations under Article 9 of the Code. Pursuant to the UCC, each of the Borrower, the Collateral Manager and each Equity Investor hereby specifically agrees (x) that it shall not raise any objection to any Secured Party’s purchase of the Collateral (through bidding on the obligations or otherwise) and (y) that a foreclosure sale conducted in conformity with the with the practices set forth in subclause (B) below and the principles set forth in the No Action Letters promulgated by the SEC staff (1) shall be considered to be a “public” sale for purposes of the UCC, (2) shall be considered commercially reasonable notwithstanding that the Secured Party has not registered or sought to register the Collateral under the Securities Act, even if the Borrower agrees to pay all costs of the registration process, and (3) shall be considered to be commercially reasonable notwithstanding that the Secured Party purchases the Collateral at such a sale.

(B)

The practices referred to in subclause (A) are as follows: (I) each individual item of Collateral will be sold, respectively, only as a block to a single purchaser, and such item will not be split up or broken down, (II) the purchaser will represent that the Collateral is being acquired with investment intent and not with a view toward the sale or distribution thereof; (III) any transfer or assignment restrictions on the Collateral will be followed; (IV) the Administrative Agent will provide on request to any prospective purchaser the information that the Administrative Agent has with respect to the Collateral; and (V) the public auction of the Collateral will be conducted as prescribed under the UCC.

(v) Each of the Borrower, the Collateral Manager and each Equity Investor agrees that the Administrative Agent shall not have any general duty or obligation to make any effort to obtain or pay any particular price for any Collateral sold by the Administrative Agent pursuant to this Agreement. The Administrative Agent may, in its sole discretion, exercised in good faith, subject to applicable law, among other things, accept the first bid received, or decide to approach or not to approach any potential purchasers. Each of the

Borrower, the Collateral Manager and each Equity Investor hereby agrees that the Administrative Agent shall have the right to conduct, and shall not incur any liability as a result of, the sale of any Collateral, or any part thereof, at any sale conducted in a commercially reasonable manner, it being agreed by the parties hereto that some or all of the Collateral is or may be of one or more types that threaten to decline speedily in value. The Borrower, the Collateral Manager and each Equity Investor hereby waive any claims against the Administrative Agent arising by reason of the fact that the price at which any of the Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Borrower’s obligations under the Agreement, even if the Administrative Agent accepts the first bid received and does not offer any Collateral to more than one bidder; provided that Administrative Agent has acted in a commercially reasonable manner in conducting such private sale. Without in any way limiting the Administrative Agent’s right to conduct a foreclosure sale in any manner which is considered commercially reasonable, each of the Borrower, the Collateral Manager and each Equity Investor hereby agrees that any foreclosure sale conducted in accordance with the following provisions shall be considered a commercially reasonable sale, and each of the Borrower, the Collateral Manager and each Equity Investor hereby irrevocably waives any right to contest any such sale conducted in accordance with the following provisions:

(1) the Administrative Agent conducts such foreclosure sale in the State of New York;

(2) such foreclosure sale is conducted in accordance with the laws of the State of New York; and

(3) not more than thirty days before, and not less than three Business Days in advance of such foreclosure sale, the Administrative Agent notifies the Borrower, the Collateral Manager and the Equity Investors at the address set forth herein of the time and place of such foreclosure sale.

(vi) Notwithstanding anything in this Section 4 to the contrary, prior to any proposed private sale, transfer or other disposition of any Collateral, (i) the Administrative Agent shall give not less than two (2) Business Days’ prior written notice to the Collateral Manager and each Equity Investor of any such proposed private sale, transfer or other disposition of any Collateral, (ii) the Collateral Manager and/or the Equity Investors (or any designee thereof) may, but are not required to, irrevocably offer to buy all (but not less than all) Collateral (A) during the continuance of an Event of Default but prior to receipt of any notice of proposed private sale, transfer or other disposition of any Collateral from the Administrative Agent and (B) following receipt of the notice described in clause (i) above; provided that unless such offer is for at least the full amount of the Termination Obligations, the Administrative Agent shall be entitled to reject such offer in its sole discretion and, notwithstanding the delivery of such notice or the receipt of such offer, shall remain entitled to engage other potential buyers and continue with any proposed private sale, transfer or other disposition described in such notice or to refrain from selling any such item of such Collateral, in each case, its sole discretion, provided further that if (x) such irrevocable offer for at least the full amount of the outstanding Termination Obligations is delivered to the Administrative Agent in writing prior to the giving of the related notice of such proposed private sale, transfer or other disposition (or, within two (2) Business Days of the giving of the related notice of such proposed private sale, transfer or other disposition), in each case, by the Administrative Agent, (y) such irrevocable offer is subject to no conditions other than that the Collateral Manager and/or the Equity Investors (or any designee thereof), as applicable, will have up to 10 Business Days from the giving of the related notice of such proposed private sale, transfer or other disposition by the Administrative Agent (or, if no such notice was given by the Administrative Agent, 10 Business Days from the making of such irrevocable offer by Collateral Manager and/or the Equity Investors (or any designee thereof), as applicable) to fund such purchase (the “Offer Period”); provided, that the 10 Business Day periods in this clause (y) shall be extended for an additional 5 Business Days if the Equity Investors thereof provides evidence satisfactory to the Administrative Agent that the Equity Investors have made a capital call on its members, in an amount equal to at least the full amount of the Termination Obligations, in accordance with its organizational documents and the Equity Investors reasonably believe that such members will comply with such capital call obligation, and (z) the Administrative Agent determines in its sole discretion, based on evidence provided by the Collateral Manager, that the Collateral Manager and/or the Equity Investors (or any designee thereof), as applicable, will have cash and cash equivalents (and/or financing that is reasonably acceptable to the Administrative Agent) sufficient to fund such purchase of the Collateral in full, the Administrative Agent shall take no further exercise of remedies during the Offer Period and (iii) to the extent any Collateral is to be disposed of in a public sale, the Collateral Manager and the Equity Investors (or any Affiliate or designee thereof) shall be entitled, subject to and in accordance with any rules of such public sale established by the Administrative Agent including any standard and customary eligibility requirements for bidders in such public sale, to bid on each such item of the Collateral being sold, transferred or otherwise disposed of, subject to the same terms and conditions applicable to all other participants in such auction.

(e) No Other Liens. Except as expressly permitted hereunder and under the Account Control Agreement, the Borrower will not sell, assign, pledge, grant any security interest in, exchange, transfer, hypothecate or otherwise dispose of or grant any option with respect to such Collateral, or agree to do any of the foregoing, without the prior written consent of the Administrative Agent.

(f) Power of Attorney. The Borrower hereby irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and authorizes the Administrative Agent to take any action and execute any instruments with respect to the Collateral that the Administrative Agent may deem necessary or advisable in connection with the following, each subject to the terms of this Agreement: (i) the Borrower’s grant of a security interest in the Collateral to the Administrative Agent on behalf of the Secured Parties and any rights and remedies that the Administrative Agent on behalf of the Secured Parties may exercise in respect thereof upon the occurrence and during the continuance of an Event of Default, (ii) the filing of one or more financing or continuation statements with respect to the Collateral, (iii) the sale, termination or other disposition of any Portfolio Asset at the direction of the Administrative Agent during the continuance of an Event of Default or on or after the Maturity Date or (iv) accomplishing any other purposes of this Agreement and the exercise of any remedies hereunder by the Administrative Agent. The Borrower agrees that the powers granted by this paragraph are coupled with an interest, discretionary in nature and exercisable at the sole option of the Administrative Agent. This power of attorney shall be binding upon, and enforceable against, all beneficiaries, successors, assigns, transferees and legal representatives of the Borrower.

(g) Termination of Security Interest. The security interest granted to secure the obligations of the Borrower hereunder shall automatically be terminated and released and all rights in the Collateral will revert to the Borrower on the date all of the Termination Obligations have been paid in full to the Administrative Agent and the Lenders. In connection with such termination and release, the Administrative Agent and the Lenders shall execute and deliver such documents, instruments and certificates as the Borrower shall reasonably require at the Borrower’s expense.

(h) Right of Set-Off. During the continuance of an Event of Default, the Administrative Agent and the Lenders are authorized to set-off any and all amounts due to it hereunder against any amounts payable to the Borrower by the Administrative Agent, the Lenders or their Affiliates, whether or not such amounts have matured.

SECTION 5. DISPOSITIONS OF PORTFOLIO ASSETS, REINVESTMENT OF PRINCIPAL COLLECTIONS

(a) Sale or Disposition of Portfolio Assets Prior to the Conversion Date. At any time prior to the Conversion Date, the Collateral Manager on behalf of the Borrower may arrange for the sale or disposition of any Portfolio Asset, subject to the following conditions: either (i) immediately after giving effect to such sale or disposition, no OC Ratio Breach shall have occurred and be continuing or (ii) as determined prior to such sale or disposition, the OC Ratio will be maintained or improved as a result of the proposed sale of disposition; provided that in case of clause (i) or (ii), both prior to and immediately after giving effect to such sale or disposition, no Default or Event of Default shall have occurred and be continuing.

(b) Sale or Disposition of Portfolio Assets After the Conversion Date. On and after the Conversion Date, the Collateral Manager may arrange for the sale or disposition of all or a portion of the Portfolio Assets only after the Collateral Manager has certified to the Administrative Agent (taking into consideration firm bid prices from prospective counterparties) that (i) the either (x) immediately after giving effect to such sale or disposition, no OC Ratio Breach shall have occurred and be continuing or (y) as determined prior to such sale or disposition, the

OC Ratio will be maintained or improved as a result of the proposed sale or disposition, in each case, and (ii) both prior to, and immediately after, giving effect to such sale or disposition, no Default or Event of Default has occurred and is continuing; provided that any of the requirements of clause (b) may be waived by the Administrative Agent and the Equity Investors by both providing their prior written confirmation to the Collateral Manager prior to any such proposed sale or disposition.

(c) The Collateral Manager (on behalf of the Borrower) shall sell, arrange to sell or otherwise dispose of all Portfolio Assets that are Ineligible Assets no later than the CLO Closing Date, subject to Sections 5(a) and (b).

(d) Reinvestment of Principal Collections. At any time prior to the Conversion Date (but not after the Conversion Date), the Collateral Manager on behalf of the Borrower may, with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), instruct the Securities Intermediary to withdraw Principal Collections from the Principal Collection Account and deposit such Principal Collections into the Trust Account for the purpose of acquiring additional Assets (each such reinvestment of Principal Collections, a “Reinvestment”), subject in each case to the following conditions:

(i) the Collateral Manager shall have delivered and the Administrative Agent shall have approved an Approval Request with respect to the Assets acquired pursuant to the Reinvestment pursuant to the terms of Section 2(b);

(ii) the conditions set forth in Sections 7(b)(v) through (ix) shall be satisfied as of the date of such Reinvestment; and

(iii) no Non-Originated Asset shall be acquired unless, immediately following such Reinvestment, more than 50.0% of the Collateral Principal Amount consists of Retention Holder Originated Assets.

(e) Sales to Affiliates. Any sale or purchase by the Borrower of a Portfolio Asset shall be conducted on an arm’s length basis and, if effected with the Collateral Manager or a Person Affiliated with the Collateral Manager shall be effected on terms no less favorable to the Borrower than would be the case if the Person were not so Affiliated. In no event shall the sum of the Principal Balances of (i) all Affiliate Portfolio Assets sold by the Borrower to the Equity Investor or any Affiliate thereof, in the aggregate since the date of this Agreement, exceed 20.0% of the Net Purchased Asset Balance, measured at the time of any proposed sale and (ii) all Affiliate Portfolio Assets that Defaulted Obligations sold by the Borrower to the Equity Investor or any Affiliate thereof, in the aggregate since the date of this Agreement, exceed 10.0% of the Net Purchased Asset Balance, measured at the time of any proposed sale.

SECTION 6. CONTRIBUTIONS TO THE BORROWER

(a) If an OC Ratio Breach or an OC Ratio Stop Draw Event has occurred, within the OC Ratio Breach Cure Period, the Collateral Manager may, but shall not be required to, either (i) request that the Equity Investors (or any other Person designated by the Collateral Manager and approved in writing by the Administrative Agent for the purpose of complying with the Administrative Agent’s internal Know Your Customer requirements) make a cash payment into the OC Ratio Posting Account (any such payment a “Posting Contribution”), or (ii) direct the Borrower in writing to (and upon receipt of such direction Borrower shall) request the Equity Investors (or such other Person designated by the Collateral Manager and approved in writing by the Administrative Agent for the purpose of complying with the Administrative Agent’s internal Know Your Customer requirements) make additional contributions (any such contribution, a “Cure Capital Contribution” and, together with any Posting Contributions, “Capital Contributions”) subject and pursuant to the Limited Liability Company Agreement, in each case, in an amount that would cause such OC Ratio Breach to be cured or, in the event of an OC Ratio Stop Draw Event, would cause the OC Ratio to be equal to or greater than 100% after giving effect to such contribution and payment into the OC Ratio Posting Account.

(b) On any Business Day after any Equity Investor (or its designee) has made a Posting Contribution into the OC Ratio Posting Account in accordance with clause (a) above and amounts remain on deposit in the OC Ratio Posting Account, such Equity Investor may request that the Borrower calculate the amount of cash necessary to be on deposit in the OC Ratio Posting Account for there not to be an OC Ratio Breach. If the Borrower determines for a period of not less than 10 consecutive Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) that there is an OC Ratio Excess, then such Equity Investor may request in writing that the Custodian at the direction of the Borrower cause the return of all or a portion of the OC Ratio Excess as a distribution to such Equity Investor to repay all or a portion of the outstanding Posting Contributions. The Custodian at the written direction of the Borrower shall cause such amounts as specified by the Borrower to be returned within two Business Days of receiving such request. On the Maturity Date, after payment of the Termination Obligations, the Borrower shall cause the return of any amounts in the OC Ratio Posting Account to each Equity Investor (or its designee) as a distribution in the respective amounts owed to it on a pro rata basis based on the outstanding amount of Posting Contributions made by the Equity Investor (or its designee) that has not otherwise been previously repaid or applied to the payment of the Termination Obligations.

(c) In addition to the Membership Interests issued on the date of this Agreement pursuant to the Limited Liability Company Agreement or issued pursuant to Section 6(a), the Borrower (at the direction of the Collateral Manager and with the prior written approval of the Administrative Agent) may request additional contributions from or issue Membership Interests to any Equity Investor (or such other Person designated by the Collateral Manager and approved in writing by the Administrative Agent); provided that upon written notice from the Retention Holder from time to time, the Borrower shall issue and sell Membership Interests to the Retention Holder, without any minimum issuance requirement or the consent of any other party, in an amount, when aggregated with the Membership Interests already held by the Retention Holder, up to 5% of the Membership Interests (after giving effect to such issuance), or such greater amount reasonably determined by the Retention Holder to be required to permit it to comply with the EU Securitization Regulation (which amount shall not, for the avoidance of doubt, be greater than the amount so determined to be required for such compliance).

(d) Notwithstanding the amount of any additional contributions or additional Membership Interests issued as provided in this Section 6, each Lender shall only originate Loans up to their respective Individual Lender Maximum Funding Amount.

(e) Upon its receipt of written notice of the occurrence and continuance of an Event of Default, the Administrative Agent shall direct the Custodian to transfer any funds held in the OC Ratio Posting Account to the Trust Account, to be disbursed in accordance with the terms of this Agreement; provided that upon the cure of any such Event of Default in accordance with the terms of this Agreement, the Administrative Agent shall direct the Custodian to return to the OC Ratio Posting Account any such funds transferred to the Trust Account pursuant to this Section 6(d), to the extent that such funds are still held therein.

SECTION 7. CONDITIONS PRECEDENT TO BORROWING

Notwithstanding anything to the contrary herein, the obligation of the Lenders to make any Loan to the Borrower is subject to the satisfaction of the following conditions precedent:

(a) Conditions to Initial Borrowing:

(i) the Borrower shall have entered into each Transaction Document to which it is a party; and delivered to the Administrative Agent a copy of a certificate of good standing for the Borrower in the State of Delaware;

(ii) the Borrower shall have established the Accounts at the Securities Intermediary; and

(iii) the Equity Investors shall have contributed to the Borrower and the Borrower shall have deposited the cash proceeds of such contribution into the Trust Account in an aggregate amount of not less than U.S.$7,500,000.

(b) Conditions to Each Borrowing:

(i) subject to Section 2(b), the Administrative Agent must have received and approved an Approval Request for any of one or more Assets the Borrower intends to purchase with the proceeds of the Loan and such approval has not expired or been rescinded;

(ii) the Collateral Manager, on behalf of the Borrower, must furnish the Administrative Agent with a Borrowing Request with respect to the Loan and a Portfolio Asset Buy Confirmation with respect to the Assets the Borrower intends to purchase with the proceeds of the Loan;

(iii) no OC Ratio Breach has occurred and is continuing or shall result from such borrowing;

(iv) the sum of (A) the amount of the proposed Loan and (B) the Outstanding Principal Amount of all other Loans would not exceed the Maximum Facility Amount;

(v) the Collateral Quality Test is satisfied (for the avoidance of doubt, the Collateral Quality Test shall be satisfied if the level of compliance with the relevant tests is maintained or improved) as of the related Acquisition Date;

(vi) the Concentration Limitations are satisfied (for the avoidance of doubt, the Concentration Limitations shall be satisfied if the level of compliance with the relevant requirements is maintained or improved) as of the related Acquisition Date;

(vii) to the knowledge of the Collateral Manager (provided that nothing in this Agreement shall require the Collateral Manager to make any investigation or inquiry into whether or not any representation or warranty made by another Person is true and/or correct), each representation and warranty set forth in Section 8 below shall be true and correct in all material respects as if made on the date of such borrowing (or, if expressly stated to be made as of a specific date, on and as of such specific date);

(viii) no Default shall have occurred and be continuing on the date of such borrowing and no OC Ratio Draw Stop Event shall have occurred and be continuing for more than 3 Business Days on the date of such borrower; and

(ix) the Portfolio Asset specified in the related Approval Request will satisfy the Eligibility Requirements as of its Acquisition Date.

SECTION 8. REPRESENTATIONS AND WARRANTIES

(a) Each of the Borrower, each Equity Investor and the Collateral Manager (severally but not jointly) represents and warrants to the Administrative Agent and each Lender (solely with respect to itself) that:

(i) Existence and Authority; Qualification; Compliance with Laws. It (A) is duly incorporated or organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, as the case may be, with full power and authority to own its assets and to conduct its business and perform its obligations under the Transaction Documents to which it is a party, (B) is duly qualified and in good standing under the laws of each jurisdiction where its the conduct of its business requires such qualification, except for those jurisdictions in which the failure to be so qualified could not in the aggregate have a Material Adverse Effect with respect to it and (C) is in compliance with all laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect with respect to it.

(ii) Authorization; Enforceable Obligations. Its execution and delivery of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action, and this Agreement is and such other Transaction Documents, when executed, will constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, liquidation, reorganization or other laws of general application relating to or affecting the rights of creditors and to general principles of equity.

(iii) No Conflict. Its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party are not in contravention of any applicable law or of the terms of its organizational documents and will not result in the breach of or constitute a default under, or result in the creation of a lien under any indenture, agreement or undertaking to which it is a party or by which it or its property may be bound or affected (in each case, if such contravention or breach could reasonably be expected to have a Material Adverse Effect with respect to it).

(iv) No Consent. No consent, approval, exemption, authorization or other action by, or notice to, or (except for filing of financing statements to perfect the security interest hereunder in certain collateral) filings or registration with, any Governmental Authority or any Person or entity is required (other than previously obtained) for the execution, delivery or performance by, or enforcement against, such party of its obligations hereunder or any other Transaction Document or for the validity or the exercise by the Borrower or the Administrative Agent or any Lender of the rights and remedies provided hereunder or thereunder (with respect to each Equity Investor and the Collateral Manager only, to the extent the failure to obtain the same could reasonably be expected to have a Material Adverse Effect with respect to it).

(v) No Default. Neither it nor any of its Subsidiaries is in default under or with respect to the Transaction Documents or any other material contractual obligation (with respect to each Equity Investor and the Collateral Manager only, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to it).

(vi) Anti-Bribery, Anti-Corruption and AML Laws; Sanctions.

(1) Neither it nor any of its respective subsidiaries, directors or officers, or, to the best knowledge of it, any Affiliate, agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction, and it and its respective Affiliates have instituted and maintain policies and procedures designed to prevent violation of such laws, regulations and rules; and

(2) None of its respective subsidiaries, directors or officers, or, to the best knowledge of it, any Affiliate, agent or employee of it, are, or are owned or controlled by Persons that are: (i) the target of any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”).

For the purpose of the above representations and covenant, “Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the European Union, the French Republic, His Majesty’s Treasury and/or any other sanctions authority with jurisdiction over such Person.

(vii) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best of its knowledge, threatened against it before any Governmental Authority (1) asserting the invalidity of any Transaction Document to which it is a party, (2) seeking to prevent the consummation of any of the transactions contemplated by any Transaction Document to which it is a party or (3) that could reasonably be expected to have a Material Adverse Effect with respect to it.

(viii) Information. All information heretofore or hereafter furnished by it or on its behalf to any Secured Party in connection with the Transaction Documents or any transaction contemplated hereby or thereby will not (when taken as a whole) contain any misstatement of a material fact as of the date such information is stated or certified and does not and will not omit to state a material fact necessary to make the statements contained therein not misleading; provided that (A) in the case of information provided by any obligor or third-party, such representation is made to the knowledge of the party providing such information and (B) in the case of projections or forecasts, such party represents only that such information was prepared in good faith on the basis of assumptions believed to be reasonable at such time.

(b) The Borrower represents and warrants to the Administrative Agent and each Lender that:

(i) Financial Condition. As of the date of this Agreement, it (A) has not incurred any material liability or contingent obligation except under the Transaction Documents and as may be satisfied or terminated as of the date hereof or that otherwise constitutes Permitted Debt and (B) has no Subsidiaries (other than Tax Subsidiaries). The Borrower has issued no shares or other equity interests other than the Membership Interests. All payments that the Borrower may make in respect of debt other than Loans hereunder are expressly subordinated to the Loans hereunder.

(ii) Security. It is the sole owner of and has full power, authority and legal right to pledge and transfer all assets pledged by it hereunder free and clear of, and such pledge and transfer will not create, any lien thereon (other than the lien created by this Agreement and excluding Permitted Liens), and upon the execution and delivery of the Account Control Agreement and filing of an “all assets” (or words of similar import) financing statement under the UCC with the Secretary of State of the State of Delaware with respect thereto naming the Borrower as debtor and the Administrative Agent for the benefit of the Secured Parties as secured party, the Administrative Agent for the benefit of the Secured Parties will have a first priority perfected security interest in such assets. The Borrower acquired ownership of such assets for value in good faith without notice of any adverse claim and has not assigned, pledged or otherwise encumbered any interest in such assets other than hereunder and excluding Permitted Liens.

(iii) Name; Location. Its full and correct legal name as of the date hereof is as set forth in the preamble hereof. It is a Delaware limited liability company. Its location (as defined in Section 9-307 of the UCC) and registered office is: c/o Corporation Service Company 251 Little Falls Drive Wilmington, Delaware 19808.

(iv) No Plan Assets. The assets of the Borrower do not and will not constitute the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to the fiduciary responsibility provisions of Title I of ERISA, (B) a “plan” as defined in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, (C) a person or entity whose underlying assets are deemed to include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the person or entity, or (D) a governmental, church or non-U.S. plan that is not subject to ERISA or Section 4975 of the Code but is subject to any federal, state, local or non-U.S. law or regulation that is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

(v) Volcker Rule. Assuming each of the Lenders is a qualified purchaser under the Investment Company Act of 1940, as amended, neither the Borrower nor the Collateral is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 9. COVENANTS

So long as principal of and interest on any Loan, or any other amount payable hereunder or under any other Transaction Document remains unpaid or unsatisfied:

(a) Affirmative Covenants of the Borrower and the Collateral Manager. The Borrower and the Collateral Manager (in each case, as to itself) shall:

(i) comply with all terms and conditions of each Transaction Document to which it is a party and, upon obtaining knowledge thereof, promptly notify each other party to this Agreement of (A) any Default or Event of Default (B) any occurrence that has resulted or could reasonably be expected to result in a Material Adverse Effect with respect to it and (C) the Collateral Manager obtaining actual knowledge of any Asset becoming an Ineligible Asset or otherwise failing to satisfy the Eligibility Requirements;

(ii) preserve and maintain all of its rights, privileges, and franchises necessary in the conduct of its business if failure to do so could reasonably be expected to have a Material Adverse Effect with respect to it;

(iii) comply with the requirements of all applicable laws, rules, regulations, and orders of governmental authorities if failure to do so could reasonably be expected to have a Material Adverse Effect;

(iv) pay and discharge when due all lawful claims which, if unpaid, might adversely affect the collateral, all U.S. federal and other material taxes, assessments, and governmental charges or levies imposed on it or on its income or profits or any of its property, except for any such lawful claim, tax, assessment, charge, or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(v) furnish to the Administrative Agent promptly, from time to time, such information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent and the Secured Parties under or as contemplated by this Agreement; provided that if any of the foregoing is subject to any confidentiality obligation, the Collateral Manager (on behalf of the Borrower) at the request of the Administrative Agent shall use reasonable efforts to obtain approval to furnish to the Administrative Agent such information, documents, records or reports; provided further, that, nothing in this Section 9(a)(v) shall be construed as requiring the Borrower or the Collateral Manager to assume any responsibility for the fulfillment of the requirements of Article 7 of the EU Securitization Regulation;

(vi) provide the Administrative Agent with all information in its possession or that can be obtained by the Borrower using its commercially reasonable efforts without undue burden or expense and reasonably required by the Administrative Agent to carry out its obligations under applicable anti-money laundering laws, rules, regulations and orders of jurisdictions and the Administrative Agent’s anti-money laundering policies and procedures;

(vii) provide the Administrative Agent and the Lender all information regarding the Portfolio Assets or itself that is in its possession or that can be obtained by the Collateral Manager or the Borrower, as applicable, without undue burden or expense, using its commercially reasonable efforts and that can be so provided without breaching any legal or contractual restrictions on disclosure, reasonably requested by the Lender in writing in order to carry out its obligations under the EU Securitization Regulation, including under Article 5 of the EU Securitization Regulation; provided that, nothing in this Section 9(a)(vii) shall be construed as requiring the Borrower or the Collateral Manager to assume any responsibility for the fulfillment of the requirements of Article 7 of the EU Securitization Regulation beyond those set out in Section 2(l)(ii) above and Section 9(i) below; and

(viii) take or cause any action requested by the Administrative Agent and necessary or required to preserve, defend, maintain, protect, perfect or validate the Secured Parties’ first priority security interest in Collateral.

(b) Affirmative Covenants of the Borrower.

(i) The Borrower shall use the proceeds of the Loans solely to acquire Assets that meet the Eligibility Requirements and as otherwise permitted under this Agreement, as directed by the Collateral Manager, and shall not use such proceeds or any contributions by the Equity Investors, directly or indirectly, to purchase or carry Margin Stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to refund indebtedness originally incurred for such purpose.

(ii) The Borrower shall ensure that all corporate or other formalities regarding its existence (to the extent required by applicable law) are followed and shall conduct business in its name. The Borrower shall keep separate books and records, maintain separate financial statements and maintain accounts (if any) that are separate from any other entity. The Borrower shall hold itself out as a separate entity and correct any known misunderstanding regarding its separate identity. The Borrower shall not take any action, or conduct its affairs in a manner, that is likely to result in its separate existence being ignored or in its assets and liabilities being substantively consolidated with any other Person in a bankruptcy, reorganization, examinership or other insolvency proceeding. Without limiting the foregoing, (1) the Borrower shall not have any Subsidiaries (other than any Tax Subsidiaries), (2) the Borrower shall not commingle its assets with the assets of any of its Affiliates, or of any other Person, and (3) the Borrower shall not have any employees other than its directors (to the extent they are employees) in their additional capacities as officers of the Borrower.

(iii) Subject to the express provisions hereof, the Borrower shall use its commercially reasonable efforts to sell any Assets that the Borrower acquires which did not satisfy the Eligibility Requirements on the Acquisition Date thereof, in a commercially expeditious manner.

(iv) The Borrower shall (A) use commercially reasonable efforts to provide prior written notice to the Administrative Agent of any proposed (x) Material Modification of any of the terms of any Portfolio Asset or (y) Distressed Exchange of any Portfolio Asset and (B) provide written notice of the consummation of any event described in (A), in each case, no later than four (4) Business Days following the date on which it receives notice of such event.

(v) The Borrower (or an agent on the Borrower’s behalf) shall prepare and file or cause to be prepared and filed any tax returns or similar tax filings for the Borrower and for any Tax Subsidiary, in each case, to the extent applicable.

(vi) The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in the “substantive non-consolidation” opinion delivered in connection with any Equity Investor Assignment Agreement will continue to be true and correct in all material respects.

(c) Negative Covenants of the Borrower. The Borrower shall not, during the term of this Agreement:

(i) organize, create or acquire any Subsidiary (other than Tax Subsidiaries);

(ii) prior to the CLO Takeout, engage in any business or activity other than the transactions expressly contemplated herein and such other activities that are necessary, suitable or convenient to accomplish the foregoing and the Offering or are incidental thereto or connected therewith;

(iii) merge with or into, dissolve, liquidate, consolidate with or into any Person or dispose of substantially all of its assets;

(iv) to the extent the same is within its power or control, permit its certificate of formation, Limited Liability Company Agreement or other constitutive documents to be amended without the prior written consent of the Collateral Manager and the Administrative Agent (other than an amendment of its certificate of formation or Limited Liability Company Agreement in connection with the issuance of the CLO Securities, including, for the avoidance of doubt, changing its name in connection with the issuance of the CLO Securities on or after the CLO Takeout Pricing Date);

(v) issue shares in the capital of the Borrower (other than the Membership Interests issued pursuant to the Limited Liability Company Agreement and in accordance with this Agreement) or incur indebtedness of any kind other than Loans hereunder and other than Permitted Debt without the consent of the Administrative Agent; provided that if the Administrative Agent and the Lenders have received payment in full of the Termination Obligations on or prior to the CLO Takeout, the Administrative Agent hereby consents to the issuance of shares and the incurrence of indebtedness by the Borrower on the CLO Closing Date in connection with the Offering;

(vi) change its location (as defined in Section 9-307 of the UCC) or change its name from the name listed in the preamble hereto without the written consent (which may be via email) of the Administrative Agent, which consent may not be unreasonably withheld or delayed; provided, however that the Administrative Agent may withhold or delay its consent if such change is in contravention of the Administrative Agent’s then current written policies regarding transactions similar to those contemplated by the Transaction Documents and such withholding or delay shall be deemed reasonable for all purposes hereunder; provided further that notwithstanding the foregoing, no such consent shall be required in with a name change occurring in connection with the issuance of the CLO Securities on or after the CLO Takeout Pricing Date; or

(vii) permit the CLO Takeout to occur unless the net proceeds expected to be received from the issuance of the CLO Securities will be sufficient to pay the Termination Obligations in full to the Administrative Agent and the Lenders.

(d) Tax Covenants. For U.S. tax purposes the Borrower shall at all times be a partnership (other than a publicly traded partnership taxable as a corporation) or an entity disregarded from its owner. No Equity Investor shall (i) sell, transfer, pledge, assign or otherwise dispose of its interest in the Borrower, in whole or in part, to any Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code or (ii) sell, transfer, pledge, assign or otherwise dispose of its interest in the Borrower without the prior written consent of the Lender. Neither the Borrower nor any Equity Investor shall take any action that would be reasonably likely to cause the Borrower to be treated as a “publicly traded partnership” taxable as a corporation or as a taxable mortgage pool, in each case, for U.S. federal income tax purposes or otherwise subject to U.S. entity-level tax, other than by operation of Chapter 63 of the Code.

(e) Anti-Bribery, Anti-Corruption and AML Laws; Sanctions. Each of the Borrower, the Equity Investors and the Collateral Manager (in each case, as to itself):

(i) shall maintain or be subject to and shall ensure that its Affiliates maintain or are subject to policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction to the extent required by such laws, regulations or rules; and

(ii) shall not directly or indirectly use the proceeds of any Loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or any other Person, (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person (as defined in Section 8(a)(vi)) or Sanctioned Country (as defined in Section 8(a)(vi)), as applicable, or (B) in any other manner that would result in a violation of Sanctions (as defined in Section 8(a)(vi)) by any Person (including any Person participating in any Loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

(f) Credit Risk Retention. At any time while this Agreement is in force and at the request of the Administrative Agent, the parties hereto hereby agree to use commercially reasonable efforts to enter into any additional agreements or amendments that the Administrative Agent (in consultation with the Collateral Manager) reasonably determines, based on advice of nationally recognized counsel, are necessary to permit the parties hereto to comply with the credit risk retention requirements of Section 15G of the Exchange Act, as added by the Dodd-Frank Wall Street Reform and Consumer Protection Act provided that neither the Collateral Manager nor the Equity Investors shall be required to enter into any additional agreement or amendment to any Transaction Document that (i) imposes any additional material obligation on it or under which it will incur additional or increased costs or (ii) requires it to purchase any additional securities or obligations or adds an additional requirement to retain existing securities or obligations.

(g) EU Securitization Regulation. At any time while this Agreement is in force and at the request of the Administrative Agent, the parties hereto hereby agree to use commercially reasonable efforts to enter into any additional agreements or amendments that the Administrative Agent (in consultation with the Collateral Manager) reasonably determines, based on advice of nationally recognized counsel, are necessary to permit the parties hereto to comply with the EU Securitization Regulation; provided that neither the Collateral Manager nor the Equity Investors shall be required to enter into any additional agreement or amendment to any Transaction Document that (i) imposes any additional material obligation on it or under which it will incur additional or increased costs or (ii) requires it to purchase any additional securities or obligations or adds an additional requirement to retain existing securities or obligations; provided further that, nothing in this clause shall be construed as requiring the Borrower, the Equity Investors or the Collateral Manager to assume any responsibility for the fulfillment of the requirements of Article 7 of the EU Securitization Regulation beyond those set out in Section 2(l)(ii) above and Section 9(i) below.

(h) EU Securitization Regulation Undertakings. The Retention Holder (and in respect of (viii), only, the Retention Holder and the Collateral Manager on behalf of the Borrower) hereby, for the benefit of each Lender and the Administrative Agent:

(i) agrees that it will retain, as originator, on an ongoing basis, a material net economic interest in the form specified in paragraph 3(d) of Article 6 of the EU Securitization Regulation, being retention of the first loss tranche (as such term is defined in the EU Securitization Regulation) and, if necessary, other tranches having the same or a more severe risk profile than those transferred or sold to investors and not maturing any earlier than those transferred or sold to investors, through holding Membership Interests of the Borrower in an amount equal to not less than 5% of the nominal value of the Portfolio Assets and Eligible Investments held by the Borrower (the “Retention Interest”);

(ii) agrees that it will not sell, transfer, hedge or otherwise mitigate its credit risk under or associated with the Retention Interest, except to the extent not restricted by the EU Securitization Regulation;

(iii) represents that it (1) has, in its reasonable belief, established the securitization constituted by the transactions contemplated by the Transaction Documents (the “Transaction”), and (2) was not established and does not operate for the sole purpose of securitizing exposures for the purposes of the EU Securitization Regulation;

(iv) agrees to confirm in writing to the Lenders and the Administrative Agent its continued compliance with the requirements set forth in sub-clauses (i) and (ii) above (1) on a monthly basis by no later than the 10th Business Day of each calendar month, commencing in February 2025; and (2) upon any written request therefor by the Administrative Agent or any Lender delivered (x) as a result of a material change in the performance of the applicable Loans made by such Lender, the risk characteristics of the Transaction, or the Assets and/or the Eligible Investments from time to time or (y) upon the breach of any Transaction Documents to which the Retention Holder is a party or upon the occurrence of any Default or Event of Default;

(v) agrees to promptly, on becoming aware of the occurrence thereof, provide a written notice to the Lenders and the Administrative Agent of any failure to (1) hold the Retention Interest in accordance with sub-clause (i) above; or (2) comply with the covenant set out in sub-clause (ii) above in any material respect;

(vi) subject to any regulatory requirements and/or duties of confidentiality, agrees to, as promptly as reasonably practicable following a request by the Administrative Agent or any Lender, provide to the Administrative Agent or such Lender, as applicable, such additional information as the Administrative Agent or the Lender, as applicable, may reasonably request (without material expense (unless such material expense is reimbursed to the Retention Holder by the Administrative Agent) or extraordinary efforts (unless the costs of those extraordinary efforts are reimbursed to the Retention Holder by the Administrative Agent)) in order for such Lender to comply with the EU Securitization Regulation; provided that nothing in this clause (vi) shall be construed as requiring the Borrower, the Equity Investors or the Collateral Manager to assume any responsibility for the fulfillment of the requirements of Article 7 of the EU Securitization Regulation beyond those set out in Section 2(l)(ii) above and Section 9(i) below;

(vii) shall ensure that, at all times, the Borrower is, directly or indirectly, a wholly-owned subsidiary of the Retention Holder; and

(viii) shall ensure that, at all times, no Non-Originated Asset shall be acquired unless, immediately following such Reinvestment, more than 50.0% of the Collateral Principal Amount consists of Retention Holder Originated Assets.

(i) Article 7 Reporting.

(i) The Borrower hereby agrees to be the designated entity in accordance with Article 7(2) of the EU Securitization Regulation (the “Reporting Entity”) and agrees to take all necessary steps required to fulfil the reporting requirements of the Transparency and Reporting Requirements, including, without limitation, making available to (A) any Lender or Equity Investor, (B) any potential Lender or potential Equity Investor, (C) any rating agency, (D) the Custodian and the Collateral Administrator, (E) (x) the Collateral Manager and/or (y) the portfolio manager, collateral manager, investment manager, as applicable, or sponsor or originator under the EU Securitization Regulation, (F) any competent authority (as determined under the EU Securitization Regulation), (G) any party expressly permitted access pursuant to the Transaction Documents or (H) the Borrower (each, a “Relevant Recipient”) the Required Information.

(ii) The Borrower shall also determine (which determination may be made in consultation with the Collateral Manager) whether any reports, data and other information is necessary or essential in connection with the preparation of any loan level reports, investor reports and any reports in respect of inside information and significant events, including, without limitation, each of the Investor Reports and the Portfolio Reports (such reports, collectively, the “Transparency Reports”). As more fully described in, and subject to, the Reporting Agent Agreement, the parties hereto acknowledge that the Reporting Agent has undertaken to compile the Transparency Reports and provide such reports to the Borrower (or its designee) so that it may be made available by the Borrower in accordance with the Transparency and Reporting Requirements; provided, that the

Borrower may make the Transparency Reports available via the website of the Collateral Administrator pursuant to the terms of the Collateral Administration Agreement which shall be accessible to any person who certifies to the Borrower and the Collateral Administrator (such certification to be in the form set out in the Collateral Administration Agreement) that it is a Relevant Recipient.

(iii) The Borrower may (with the consent of the Collateral Manager) appoint a Reporting Agent to prepare, compile or assist in the preparation of, the Transparency Reports and/or to make the Required Information available to any Relevant Recipients. The Borrower shall bear the costs and expenses for the engagement of the Reporting Agent. As of the date hereof, the Borrower hereby gives notice to the Collateral Administrator and the Administrative Agent that it intends to appoint FinDox Inc. as its Reporting Agent to populate fields and provide relevant data in each Transparency Report pursuant to the Reporting Agent Agreement. To the extent any Transparency Reports and/or other Required Information are made available to any Relevant Recipient, such Required Information shall for all purposes be deemed to have been made available by the Borrower, and the Borrower shall remain solely responsible for ensuring that the provision of such Required Information satisfies the requirements of the Transparency and Reporting Requirements.

(iv) Without prejudice to their rights hereunder and without accepting any liability, each Lender and Equity Investor acknowledges (and each additional Lender and Equity Investor shall acknowledge) that the agreed form of the transaction summary as set out in Annex G is the transaction summary to be provided to each Lender and Equity Investor by the Borrower in accordance with the requirements of Article 7(1)(c) of the EU Securitization Regulation and that such Lender has received such transaction summary. The Borrower (or the Collateral Manager on its behalf) shall make the same available to Relevant Recipients to the extent required under the Transparency and Reporting Requirements.

(v) The obligations of the Borrower to fulfil the Transparency and Reporting Requirements contained in this Section 9(i) and Section 2(l)(ii) hereof shall be subject to the Required Information being either in the Borrower’s possession or reasonably obtainable by the Borrower (or the Collateral Manager on its behalf).

(vi) The Borrower covenants in favor of the Administrative Agent and each Lender to use all commercially reasonable efforts to comply with the Transparency and Reporting Requirements during each Transparency Report Unavailability Period; provided, that nothing in this clause (vi) shall be construed as requiring the Borrower or the Collateral Manager to fulfil all of the requirements of Article 7 of the EU Securitization Regulation during a Transparency Report Unavailability Period.

SECTION 10. ADMINISTRATIVE AGENT

(a) Administrative Agent.

The Lenders hereby irrevocably appoint BNP Paribas, as Administrative Agent hereunder and under the other Transaction Documents, and authorize the Administrative Agent to take such action, or exercise such powers and perform such duties, as are expressly delegated to it hereunder and under the other Transaction Documents, together with such other powers as are reasonably incidental thereto, and BNP Paribas hereby accepts such appointment. The Administrative Agent shall promptly deliver copies of any notice, certificate, report or other documents received by it in its capacity as Administrative Agent to the Lenders. Notwithstanding anything to the contrary elsewhere in this Agreement or the other Transaction Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any of the other Transaction Documents, or otherwise exist against or in respect of the Administrative Agent.

The Administrative Agent may execute any of its duties by or through its subsidiaries, affiliates, agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

Neither the Administrative Agent (acting in such capacity) nor any of its directors, officers, agents or employees shall be (a) liable for any action lawfully taken or omitted to be taken by it or any of them as Administrative Agent under or in connection with this Agreement or any other Transaction Documents or any delegate under or in connection with this Agreement or the other Transaction Documents (except for its, their or such Person’s own gross negligence or willful misconduct), or (b) responsible to any Person for any recitals, statements, representations or warranties of any Person (other than itself) contained in the Transaction Documents or any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, the Transaction Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Transaction Documents or any other document furnished in connection therewith or herewith, or for any failure of any Person (other than itself or its directors, officers, agents or employees) to perform its obligations under any Transaction Document, or for the satisfaction of any condition specified in a Transaction Document (except to the extent any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements result solely from the gross negligence or willful misconduct of the Administrative Agent or such affected Person, as determined by a court of competent jurisdiction in a final and nonappealable judgment). Except as otherwise expressly provided in this Agreement, the Administrative Agent shall not be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, the Transaction Documents, or to inspect the properties, books, records relating to services performed hereunder or other records of the Borrower, the Collateral Manager, the Securities Intermediary, the Custodian or the Collateral Administrator.

The Administrative Agent shall in all cases be entitled to rely, and shall be fully protected in relying upon, any communication (written or verbal) or any document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person(s) and upon advice of legal counsel (including any Lender’s counsel), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the other Transaction Documents or any other document furnished in connection herewith or therewith in accordance with a request of a Lender, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from the Collateral Manager, the Securities Intermediary, the Custodian, the Collateral Administrator, the Borrower or a Lender referring to this Agreement and describing such event. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed in writing by a Lender; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such event as it shall deem advisable in the best interests of the Lenders.

The Lenders expressly acknowledge that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, the Collateral Manager, the Securities Intermediary, the Custodian, or the Collateral Administrator, shall be deemed to constitute any representation or warranty by the Administrative Agent to the Lenders. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other conditions and creditworthiness of the Borrower, the Collateral Manager, the Securities Intermediary , the Custodian or the Collateral Administrator and the Assets, and made its own decision to extend Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Collateral Manager, the Securities Intermediary, the Custodian or the Collateral Administrator and the Assets. Except as expressly provided herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the Portfolio Assets or the business, operations, property, prospects, financial and other conditions or creditworthiness of the Borrower, the Collateral Manager, the Securities Intermediary, the Custodian, the Collateral Administrator or any of the Lenders which may come into the possession of the Administrative Agent.

In no event shall the Administrative Agent be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Administrative Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. In no event shall the Administrative Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

Each Lender agrees to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower under the Transaction Documents) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Administrative Agent or the affected Person in connection with any investigative or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Transaction Documents or any other document furnished in connection herewith or therewith (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrative Agent or such affected Person).

If the Administrative Agent resigns as Administrative Agent under this Agreement, then the Administrative Agent may appoint a successor agent (with the prior written consent of the Borrower and the Collateral Manager, if such successor agent is not an Affiliate of the Administrative Agent), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent, effective upon its acceptance of such appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any party to this Agreement. The Administrative Agent may resign upon ten (10) days’ notice to the Lenders (with a copy to the Borrower, the Collateral Manager, the Securities Intermediary, the Custodian and the Collateral Administrator). Such resignation will become effective upon a successor administrative agent succeeding to the Administrative Agent’s rights, powers and duties; provided that if a successor Administrative Agent is not appointed within ten (10) days of the Administrative Agent giving notice of its resignation, the Administrative Agent may petition a court for its removal. After any retiring Administrative Agent’s resignation, the provisions of this Agreement in respect of the Administrative Agent shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, the Securities Intermediary, the Custodian, the Collateral Administrator or the Collateral Manager as though the Administrative Agent were not the Administrative Agent.

(b) Erroneous Payment. Notwithstanding any provision to the contrary in this Agreement:

(i) If the Administrative Agent notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under this Section 10(b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Reference Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (b)(i) shall be conclusive, absent manifest error.

(ii) Without limiting the immediately preceding clause (b)(i), each Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B) such Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10(b).

(iii) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent or any applicable Affiliate from the Borrower or any Account for the purpose of making a payment on the Borrower Secured Obligations.

(iv) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(v) Each party’s obligations, agreements and waivers under this Section 10(b) shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Individual Lender Maximum Funding Amounts and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Transaction Document.

(vi) The provisions of this Section 10(b) shall similarly apply to any Erroneous Payment made by the Custodian or the Securities Intermediary, mutatis mutandis.

(vii) For purposes of this Section 10(b), references to a “Secured Party” shall not include (i) U.S. Bank Trust Company, National Association in any of its capacities, including as the Custodian or (ii) BNP Paribas in its capacity as the Administrative Agent.

SECTION 11. CALCULATION DISPUTE MECHANISM

If at any time the Collateral Manager disputes the Market Value ascribed to one or more Assets that was not determined by the Administrative Agent using a Pricing Source (each such Asset, a “Disputed Asset”), the Collateral Manager shall notify the Administrative Agent of such dispute at or before the Dispute Time. Upon receipt of such notification, the Administrative Agent and the Collateral Manager shall consult with each other in an attempt to resolve such dispute in a timely and reasonable manner. If such consultation does not resolve the dispute within one (1) Business Day of the Administrative Agent’s receipt of notice of such dispute, the following mechanism (the “Calculation Dispute Mechanism”) shall apply:

(a) the Collateral Manager may seek an appraisal of such Asset from an a valuation agent reasonably acceptable to the Administrative Agent, and the value provided by such valuation agent shall be the Market Value for such Disputed Asset;

(b) the Collateral Manager and the Administrative Agent shall seek bid quotations from two or more Independent Dealers (each, an “Independent Bid”) for each Disputed Asset;

(c) For each Disputed Asset for which there are three or more Resolution Values at the Resolution Time, the Market Value shall be calculated as the average of the Resolution Values;

(d) for each Disputed Asset for which there are two Resolution Values at the Resolution Time, the Market Value shall be calculated as the average of the Resolution Values; and

(e) for each Disputed Asset for which there is one or no Resolution Value at the Resolution Time, the Market Value shall be the Administrative Agent’s original valuation.

SECTION 12. ASSIGNMENT OF COLLATERAL MANAGEMENT AGREEMENT

The Borrower and the Collateral Manager hereby agree and consent:

(a) to the assignment of the Collateral Management Agreement by the Borrower to the Administrative Agent and performance by the Collateral Manager on the Borrower’s behalf of any provisions of this Agreement or the other Transaction Documents expressly applicable to the Collateral Manager herein or therein, subject to the terms of the Collateral Management Agreement;

(b) that the assignment by the Borrower of all of its right, title and interest in, to and under the Collateral Management Agreement to the Administrative Agent for the benefit of the Secured Parties and, all of the representations, covenants and agreements made by the Collateral Manager in the Collateral Management Agreement are also for the benefit of the Administrative Agent on behalf of the Secured Parties;

(c) to deliver to the Administrative Agent copies of all notices, statements, communications and instruments delivered or required to be delivered to the Borrower pursuant to the Collateral Management Agreement; and

(d) to the Administrative Agent being empowered to enforce the Collateral Management Agreement on behalf of the Borrower and/or the Secured Parties as if the Administrative Agent were directly a party to the Collateral Management Agreement and the Administrative Agent on behalf of the Secured Parties (and the Secured Parties to the extent any thereof is indemnified by the Collateral Manager thereunder) constituting express third party beneficiaries of the Collateral Management Agreement.

SECTION 13. MISCELLANEOUS

(a) Amendments. Subject to Section 9(g) and (h), no amendment of any provision of this Agreement or of any other Transaction Document shall be effective unless such amendment shall be in writing and signed by a duly authorized officer of each party hereto (with a copy to the Custodian and the Collateral Administrator). No waiver of any provision of this Agreement or of any other Transaction Document and no consent by the Administrative Agent to any departure therefrom by the Borrower shall be effective unless such waiver or consent shall be in writing and signed by a duly authorized officer of the Administrative Agent and any such waiver or consent shall then be effective only for the period and on the conditions and for the specific instance specified in such writing. No failure or delay by the Administrative Agent in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other rights, power or privilege.

(b) Notices. Except as otherwise expressly provided herein, notices and other communications to each party hereunder shall be in writing and shall be delivered by hand or overnight courier service or mailed to the address provided in Schedule A hereto (or at such other address as may be provided from time to time in writing by such party to the other parties hereto). Notice delivered by hand, overnight courier service or mail shall be effective upon receipt. In addition, delivery by electronic mail shall be permitted written notice hereunder that shall be effective immediately upon dispatch. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified in writing by such Person for such purpose, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder. The effectiveness of any notice or other communication to be provided pursuant to this Agreement shall be determined without regard to the delivery to or receipt by any other persons required to be copied as provided in Schedule A hereto. The Equity Investors shall be copied on all notices and other communications given or made hereunder.

The Administrative Agent shall be entitled to rely and act upon any notices (including telephonic notices of borrowings) purportedly given by or on behalf of any other party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower and each party giving such notice shall indemnify each Indemnitee (as defined below) from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such party. The Administrative Agent may record all telephonic notices to and other communications with the Administrative Agent, and each party hereby consents to such recording.

(c) Successors; Assignment.

(i) This Agreement shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly permitted hereunder, none of the Borrower, the Equity Investors or the Collateral Manager may assign their rights or obligations hereunder. Each of Administrative Agent and the Lenders may at any time in consultation with the Borrower (A) assign all or any part of its rights and obligations hereunder (including, in the case of a Lender, all or a portion of its Individual Lender Maximum Funding Amount and the Loans at the time owing to it) to any other Person and (B) grant to any other Person participating interests in all or part of its rights and obligations hereunder; provided that (1) such granting Lender’s obligations under this Agreement shall remain unchanged, (2) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (3) such Lender shall remain the holder of any related promissory note for all purposes of this Agreement, (4) the Borrower and the Collateral Manager shall continue to deal solely and directly with such Lender in connection with the Lender’s rights and obligations under this Agreement, (5) no participant shall have any right to approve any amendment, supplement, restatement, other modification or waiver of any provision of this Agreement or any other Transaction Document, or any consent to any departure by the Borrower or the Collateral Manager therefrom and (6) any participant must be bound by Section 13(n). The Borrower and each Equity Investor agree to execute any documents reasonably requested by the Administrative Agent or the Lenders in connection with any such assignment effected in accordance with the terms of this Agreement; provided, that no such documents may contain terms that adversely affect the rights or interests of the Borrower, Collateral Manager or any Equity Investor. With respect to an assignment by a Lender, such Lender and its assignee shall execute an Assignment and Assumption. All information provided by or on behalf of any party to a Lender or its Affiliates may be furnished by such Lender to its Affiliates and to any actual or proposed assignee or participant. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank. The Borrower agrees that each participant shall be entitled to the benefits of Section 13(p) and Section 2(k) (subject to the requirements and limitations therein (it being understood that the documentation required under Section 2(k) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 13(c)(i); provided that such participant (A) agrees to be subject to the provisions of Section 2(k)(iv) as if it were an assignee under this Section 13(c)(i); and (B) shall not be entitled to receive any greater payment under Sections 13(p) or 2(k), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation.

(ii) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Lenders (including, for the avoidance of doubt, any assignee of an interest in a promissory note evidencing the Loans), and the Individual Lender Maximum Funding Amounts of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Collateral Manager and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iii) Each Lender that sells a participating interest in all or part of its rights and obligations hereunder (including, for the avoidance of doubt, any participating interest in any rights under any promissory note evidencing the Loans) shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Transaction Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Individual Lender Maximum Funding Amounts, Loans, or other obligations under any Transaction Document) to any Person except to the extent that such disclosure is necessary to establish that such Individual Lender Maximum Funding Amount, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Fees and Expenses. The Borrower shall promptly and upon demand, from funds on deposit in the Accounts that are available therefor in accordance with this Agreement, pay (i) to the Administrative Agent and the Lenders all reasonable and documented out-of-pocket expenses and legal fees, including any reasonable and documented costs associated with any audit of the Borrower requested by any Lender, incurred by such party or its Affiliates in connection with this Agreement and ongoing administration of the loan facility established under this Agreement, or any instruments or agreements executed in connection herewith or therewith, (ii) any annual governmental fees of the Borrower, (iii) the fees and expenses (including reasonable legal fees) of the Custodian under this Agreement or the Collateral Administration Agreement, the Securities Intermediary under the Account Control Agreement and the Collateral Administrator and the Custodian under the Collateral Administration Agreement and (iv) any other expenses of the Borrower that the Collateral Manager has approved. For the avoidance of doubt, in no event shall “Permitted RIC Distributions” constitute “expenses” of the Borrower. Notwithstanding the foregoing, (i) the Administrative Agent agrees to advise the Collateral

Manager periodically of expenses incurred as of when invoices are submitted to the Administrative Agent; (ii) the Borrower shall not be responsible for any out-of-pocket costs and expenses of the Administrative Agent or the Lenders in connection with documenting the Transaction Documents that exceed, in the aggregate, U.S.$25,000, or if incurred prior to the occurrence of a Default, without the Administrative Agent obtaining the Borrower’s prior written consent; and (iv) all of the costs and expenses incurred by the Administrative Agent and the Lenders pursuant to this Section 13(d) shall be directly related to the Transaction Documents.

(e) Indemnity. The Borrower shall indemnify and hold harmless the Collateral Manager, the Equity Investors, the Administrative Agent, the Lenders and the Custodian, the Securities Intermediary, the Collateral Administrator, their respective Affiliates, and their respective partners, directors, officers, employees, agents and advisors (collectively the “Indemnitees”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any outside counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower, any Equity Investor, the Administrative Agent, the Lenders, the Custodian, the Securities Intermediary, the Collateral Administrator or the Collateral Manager (as applicable) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or contribution by the Equity Investors or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a party hereto, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. To the fullest extent permitted by applicable law, no party shall assert, and all parties hereby waive, any claim against any Indemnitee and the Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or contribution by the Equity Investors or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrower’s indemnification obligations hereunder to the extent such damages are included in a third party claim in connection with which an Indemnitee is entitled to indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby, except for any damages due to such use as a result of the gross negligence or willful misconduct of the Indemnitee. The agreements in this subsection shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the parties under the Transaction Documents. All amounts due under this subsection shall be payable within ten Business Days after demand therefor to the extent that funds in the Accounts are available for such payment in accordance with this Agreement. This Section 13(e) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities, or related expenses arising from any non-Tax claim.

(f) Subordination. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, each party on behalf of itself and its Affiliates agrees for the benefit of the Secured Parties that any obligations of the Borrower to pay any amounts to such party shall be subordinate and junior to the obligations of the Borrower to pay amounts then due and payable to the Secured Parties hereunder, and on and after the Maturity Date, all amounts owing to the Secured Parties hereunder shall be paid in full in cash or, to the extent the Administrative Agent and the Lenders consent, other than in cash before any payment or distribution is made to any other party.

(g) Limited Recourse; Non-Petition; Recourse. The Collateral Manager, each Equity Investor, the Administrative Agent and the Lender acknowledge that the Borrower is a special purpose entity and that none of the directors, officers, incorporators, shareholders, members, managers, partners, agents or employees (collectively, the “Relevant Agents”) of the Borrower (including, without limitation, the Equity Investors and any Affiliate thereof) shall be personally liable for any of the obligations of the Borrower under this Agreement, it being understood and agreed that the Collateral Manager is not a Relevant Agent of the Borrower. Notwithstanding anything to the contrary contained herein, if the CLO Takeout does not occur, the Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral and the Borrower’s obligations shall be limited to the Collateral available at such time and the proceeds thereof, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described herein, all obligations of and all remaining claims against the Borrower under this Agreement, any promissory note or under any other Transaction Document shall extinguish and shall not thereafter revive.

Each party (other than the Borrower) agrees not to cause the filing of a petition for the winding up of the Borrower for the non-payment of any amounts provided in this Agreement until at least one year (or, if longer, the applicable preference period then in effect) plus one day, after the payment in full of amounts owing to the Administrative Agent or the Lenders hereunder and, if the CLO Takeout shall have occurred, under any CLO Securities.

Except as expressly provided herein, there shall be no recourse for the payment of any amount owing by the Borrower hereunder against any other party hereto or any officer, director, employee, shareholder, incorporator or other Affiliate of such Person or any entity controlling such Person.

The terms of this Section 13(g) shall survive any termination of this Agreement.

(h) Adequacy of Monetary Damages Against the Lenders. Each of the Borrower, the Collateral Manager and each Equity Investor hereby acknowledges and agrees that (i) any and all claims, damages and demands against the Administrative Agent or the Lenders arising out of, or in connection with, the exercise by the Administrative Agent or the Lenders of any Administrative Agent or any of the Lenders’ rights or remedies pursuant to this Agreement can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower, the Collateral Manager or any Equity Investor as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower, the Collateral Manager or any Equity Investor as a result of, or in connection with, any such claims, damages or demands; provided that this Section 13(h) shall not constitute a waiver of any rights of the Borrower, the Collateral Manager or any Equity Investor to seek injunctive relief to enforce its rights under Section 13(h).

(i) Validity; Severability. If any provision of this Agreement or the other Transaction Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Transaction Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(j) Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail), and each counterpart, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument. Any signature (including, without limitation, any electronic signature (including any symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record)) hereto or to any other certificate, agreement or document related to the transactions contemplated by this Agreement, and any contract formation or record-keeping, in each case, through electronic means, including, without limitation, through e-mail or portable document format, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law; provided, that no electronic signatures may be affixed through the use of a third-party service provider without the consent of the parties hereto . For the avoidance of doubt, the foregoing also applies to any amendment, supplement, restatement, extension or renewal of this Agreement. Each party hereto represents and warrants to the other parties hereto that (i) it has the corporate or other applicable entity capacity and authority to execute this Agreement (and any other documents to be delivered in connection therewith) through electronic means, (ii) any electronic signatures of such party appearing on this Agreement (or such other documents) shall be treated in the same way as handwritten signatures for the purposes of validity, enforceability and admissibility of this Agreement (or any such other document) and (iii) the execution of this Agreement (or any such other document) by such party through such electronic means is not restricted by, and does not contravene, such party’s constitutive documents or applicable law.

(k) Governing Law; Jurisdiction; Service of Process; Venue, etc. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE), INCLUDING THE ISSUES SPECIFIED IN ARTICLE 2(1) OF THE HAGUE CONVENTION ON THE LAW APPLICABLE TO CERTAIN RIGHTS IN RESPECT OF SECURITIES HELD WITH AN INTERMEDIARY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THAT WOULD RESULT

IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT AND EACH STATE COURT IN THE CITY OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SET FORTH IN SCHEDULE A HERETO. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(l) Waiver of Trial by Jury. EACH PARTY WAIVES ITS RIGHT TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(m) USA Patriot Act Notice. The Administrative Agent hereby notifies each other party hereto that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Administrative Agent may be required to obtain, verify and record information that identifies such party, which information includes the name and address of such party and other information that will allow the Administrative Agent to identify such party in accordance with the Act.

(n) Confidentiality. The parties hereto agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its directors, officers, members, principals, employees, agents, counsel and other advisors that have a need for such information relative to this facility or for purposes of risk management or control (collectively, the “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and the disclosing party shall be responsible for any breach by its related Person under this Section 13(n)); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information; (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that with respect to disclosures of Information pursuant to a subpoena or similar legal process, the disclosing party agrees to provide the other parties hereto with prior written notice thereof, to the extent permitted by law or the applicable legal process and any disclosure under this clause (iii) shall be limited to the portion of the Information as may be required pursuant to such subpoena or other legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Transaction Document or any action or proceeding relating to this Agreement or any other Transaction Document or the enforcement of rights hereunder or thereunder; (vi) solely with respect to the Administrative Agent or any Lender, to (A) any assignee of or participant in, or any permitted prospective assignee of or participant in, any of its rights and obligations under this Agreement; provided that such assignee or participant (or prospective assignee or participant) has agreed to maintain confidentiality pursuant to this Section 13(n) or another non-disclosure agreement substantially similar hereto, (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided, that such Person has agreed to maintain confidentiality pursuant to this Section 13(n) or another non-disclosure agreement substantially similar hereto, or (C) any rating agency; (vii) in summary form in the offering memorandum for the CLO Securities or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such party, or (y) becomes available to such party or any of their respective Affiliates on a nonconfidential basis from a source other than a party to this Agreement. For purposes of this Section, “Information” means all information received from a party to this Agreement, the terms and substance of this Agreement and each other Transaction Document and any term sheet.

(o) Nonreliance. Each party acknowledges to each of the others that it is a sophisticated buyer or seller (as the case may be) with respect to the transactions described in this Agreement, and has adequate information concerning the business and financial condition of the obligors on the Portfolio Assets to make an informed decision regarding the acquisition and disposition of the Portfolio Assets. Each party hereby agrees that it has independently, and without reliance on any other, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into the transactions described in this Agreement; provided that the Borrower and the Lenders are relying on the Collateral Manager to select Assets in accordance with the standard of care set forth in the Collateral Management Agreement and to determine that such Assets, on the date of such selection and at the time of their acquisition by the Borrower, satisfy the Eligibility Requirements and are eligible for acquisition by the Borrower in accordance with the terms and conditions set forth in the Underlying Instrument pursuant to which such Assets were issued. From time to time upon the Collateral Manager’s reasonable request therefor, the Borrower shall provide to the Collateral Manager customary information regarding its status for purposes of confirming such eligibility.

(p) Increased Costs. The Borrower shall reimburse or compensate the Lenders within 30 days of demand together with a certificate, to the extent that funds in the Accounts are available for such payment in accordance with this Agreement, for all costs incurred, losses suffered or payments made by the Lenders which are applied or reasonably allocated by the Lenders to the transactions contemplated herein (all as determined by the Lenders in their reasonable discretion) by reason of (A) any and all future reserve, deposit, capital adequacy or similar requirements against (or against any class of or change in or in the amount of) assets, liabilities or commitments of, or extensions of credit by, the Lenders; and compliance by the Lenders with any directive, or requirements from any regulatory authority, whether or not having the force of law, or (B) any Tax (other than (x) Indemnified Taxes, (y) Taxes described in clauses (B) through (D) of the definition of “Excluded Taxes”, and (z) Connection Income Taxes) on a Lender’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, that in each of the foregoing cases in this

Section 13(p) results or arises from any Change in Law; provided that (i) demand for such payment is made within 270 days of the date on which such Lender first acquired actual knowledge of such cost or loss and (ii) similar costs or losses are being charged by BNP Paribas to all other similarly situated borrowers in similar revolving warehouse facilities for which it serves as administrative agent and/or senior lender. If the Lenders request reimbursement or compensation from the Borrower under this Section 13(p) or require the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2(j), then such Lenders shall use commercially reasonable efforts to designate a different lending office for funding or booking the Loans hereunder or shall assign its rights and obligations hereunder to another one of its offices, branches or Affiliates, if, in the judgment of the Lenders, such designation or assignment would eliminate or reduce such amount or amounts payable by the Borrower; provided that (i) in no event shall the Lenders be required to incur any unreimbursed expenses with respect to this Section 13(p), (ii) such designation or assignment shall not otherwise be disadvantageous to the Lenders and (iii) the Borrower shall pay all reasonable costs and expenses incurred by the Lenders in connection with such designation or assignment.

(q) Final Agreement. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

(r) Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by the Administrative Agent or any Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2(k), 13(d), 13(e), 13(f), 13(g), 13(k), 13(l), 13(n), 13(p), and this Section 13(r) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of any commitment to fund Loans or the termination of this Agreement or any provision hereof.

(s) Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(i) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(ii) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, including by means of an amendment, modification or variation of the terms of the liability, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

As used above:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, with (a) respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(t) Joinder. In connection with any issuance of Membership Interests under the Limited Liability Company Agreement and pursuant to Section 6 hereof to a Person that is not a party hereto, such Person shall agree to the terms and conditions of this Agreement by providing an executed Joinder Agreement in the form attached hereto as Annex D to the Administrative Agent, the Lenders, the Collateral Manager, the Borrower and the Equity Investors.

(u) Permitted RIC Distributions. The Borrower may, from funds on deposit in the Accounts that are available therefor in accordance with this Agreement, and subject to the satisfaction of the conditions set forth in the definition of “Permitted RIC Distributions” to any payment thereof, make Permitted RIC Distributions and upon the written direction of the Borrower (or the Collateral Manager on its behalf) the Custodian shall disburse such funds from the specified Accounts as so directed.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

BNP PARIBAS,
as Lender and Administrative Agent

By:	/s/ Meredith Middleton
Name: Meredith Middleton
Title: Managing Director

By:	/s/ Julien Flacassier
Name: Julien Flacassier
Title: Director

S-1	Credit Agreement

BLUEJAY FUNDING LLC, as Borrower

By: Apollo Debt Solutions BDC, its initial member

By: Apollo Credit Management, LLC, its investment manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

S-2	Credit Agreement

APOLLO DEBT SOLUTIONS BDC,
as Collateral Manager

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

S-3	Credit Agreement

APOLLO DEBT SOLUTIONS BDC,
as Equity Investor

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

APOLLO DEBT SOLUTIONS BDC, as Retention Holder
(solely for the purpose of Section 9(h) hereof)

By:	/s/ Kristin Hester
Name: Kristin Hester
Title: Vice President

S-4	Credit Agreement

Schedule A

ADDRESSES FOR NOTICES

Lender:

BNP Paribas

Loan Servicing

525 Washington Blvd -8th Floor

Jersey City, NJ 07310

Attention: NYLS FIG Support

E-mail: nyls.fig.support@us.bnpparibas.com

Borrower:

Bluejay Funding LLC

c/o Apollo Debt Solutions BDC

9 West 57th Street, 41st Floor

New York, New York 10019

Attention: Kristin Hester

Email: ADSFinance@Apollo.com; RegulatedFundsLegal@Apollo

with a copy to: the Collateral Manager.

Equity Investors:

Apollo Debt Solutions BDC

9 West 57th Street, 41st Floor

New York, New York 10019

Attention: Kristin Hester

Email: ADSFinance@Apollo.com; RegulatedFundsLegal@Apollo

with a copy to: the Collateral Manager.

Collateral Manager:

Apollo Debt Solutions BDC

9 West 57th Street, 41st Floor

New York, New York 10019

Attention: Kristin Hester

Email: ADSFinance@Apollo.com; RegulatedFundsLegal@Apollo

Sch. A-1

Administrative Agent:

BNP Paribas

Solutions Portfolio Management

787 7th Avenue

New York, New York 10019

Telephone No.: 917-471-4841

E-mail: sohaib.naim@us.bnpparibas.com

Attention: Sohaib Naim

Collateral Administrator and Custodian:

U.S. Bank Trust Company, National Association

Corporate Trust Services

One Federal Street, Third Floor

Boston, MA 02110

Email: USBankRRAM@usbank.com

Attention: BlueJay Funding/ADS/BNP Paribas

Sch. A-2

Schedule B

INDIVIDUAL LENDER MAXIMUM FUNDING AMOUNTS

Lender	Individual Lender Maximum Funding Amount
BNP Paribas	U.S.$350,000,000

Sch. B-1

Schedule C

ELIGIBILITY REQUIREMENTS

“Eligibility Requirements” means, with respect to each Portfolio Asset as of the Acquisition Date, the following requirements:

(a) such Portfolio Asset is U.S. Dollar denominated and is not convertible by (i) the Borrower or (ii) the obligor of such Portfolio Asset into, nor payable in, any other currency, with any payments under such Portfolio Asset to be made only in U.S. Dollars;

(b) such Portfolio Asset is a Senior Secured Loan, Second Lien Loan or a Participation therein;

(c) such Portfolio Asset is not a (i) Bridge Loan, (ii) Credit Risk Obligation, (iii) Defaulted Obligation, (iv) Deferrable Security, (v) Letter of Credit, (vi) Step-Up Obligation, (vii) Step-Down Obligation, (viii) Structured Finance Obligation, (ix) Synthetic Security, (x) Zero-Coupon Security, (xi) Bond, (xii) Current Pay Obligation, (xiii) DIP Collateral Obligation, or (xiv) a participation interest (other than a Participation);

(d) such Portfolio Asset is not a (i) lease, (ii) preferred equity instrument or (iii) structurally subordinated holding company loan;

(e) such Portfolio Asset has an S&P Rating of at least “B-” or a Moody’s Rating of at least “B3” or as determined by the Collateral Manager either by reference to (A) a public, private or confidential rating issued by either S&P or Moody’s (each such rating an “Explicit Rating”) or (B) an S&P credit estimate or a Moody’s credit estimate (each such rating a “Shadow Rating”);

(f) unless it is a Recurring Revenue Loan, such Portfolio Asset has an EBITDA of at least U.S.$10,000,000;

(g) such Portfolio Asset has a Purchase Price of at least 90%

(h) such Portfolio Asset is not a debt obligation whose repayment is subject to substantial non-credit related risk as determined by the Collateral Manager;

(i) other than a Delayed Drawdown Collateral Obligation or a Revolving Collateral Obligation, such Portfolio Asset does not require the Borrower to make one or more future advances to the obligor under the Underlying Instruments relating thereto;

(j) such Portfolio Asset does not have an “f,” “r,” “p,” “pi,” “q”, “sf” or “t” subscript assigned by S&P;

Sch. C-1

(k) the acquisition of such Portfolio Asset will not cause the Borrower or the pool of Assets to be required to register as an “investment company” under the Investment Company Act of 1940, as amended;

(l) such Portfolio Asset is not subject to a tender offer, voluntary redemption, exchange offer, conversion or other similar action for a price less than its par amount plus all accrued and unpaid interest;

(m) such Portfolio Asset has an original term to maturity no later than the date that is the later of (i) 8 years from the Acquisition Date for such Portfolio Asset or (ii) 8 years from the closing date of the Portfolio Asset;

(n) as of the related Acquisition Date, such Portfolio Asset is not delinquent in payment of either principal or interest;

(o) such Portfolio Asset provides for (i) periodic payments of accrued and unpaid interest in cash on a current basis no less frequently than semi-annually and (ii) the full amount of principal payable in cash no later than its stated maturity;

(p) such Portfolio Asset (i) is not an Equity Security and (ii) does not provide for the conversion or exchange into an Equity Security at any time on or after the date it is included as part of the Assets;

(q) such Portfolio Asset is not currently subject to a Material Modification and such Portfolio Asset is not a loan or extension of credit by the Borrower to the obligor for the purpose of (i) making any past due principal, interest or other payments due on such Portfolio Asset or (ii) preventing such Portfolio Asset or any other loan to the related obligor from becoming past due; provided that this clause (o) shall not restrict a refinancing of a Portfolio Asset at its maturity that extends the maturity of such Portfolio Asset that is not conducted in connection with a fundamental deterioration of credit quality of the Portfolio Asset or the related obligor, as determined by the Administrative Agent in its sole discretion

(r) the obligor with respect to such Portfolio Asset is an Eligible Obligor;

(s) such Portfolio Asset does not constitute Margin Stock (as defined in Regulation U issued by the Board of Governors of the Federal Reserve System);

(t) such Portfolio Asset and the Underlying Instruments related thereto are capable of being sold legally and beneficially or assigned to or participated in by the Borrower and neither such sale, assignment or participation of such Portfolio Asset to the Borrower, nor the granting of a security interest hereunder by the Borrower in respect of such Portfolio Asset, violates, conflicts with or contravenes any applicable law, or any contractual or other restriction, limitation or encumbrance;

(u) such Portfolio Asset is Registered;

Sch. C-2

(v) such Portfolio Asset has payments that do not and will not subject the Borrower to withholding tax (other than (i) any withholding or other similar taxes on commitment fees or similar fees or fees that by their nature are commitment fees or similar fees and (ii) withholding imposed pursuant to FATCA) or other similar tax unless the related obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Borrower will equal the full amount that the Borrower would have received had no such taxes been imposed;

(w) such Portfolio Asset is a financial asset, either fixed or revolving, that by its terms converts into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to security holders;

(x) if such Portfolio Asset is a Participation, the Administrative Agent shall have received an opinion of counsel of national reputation experienced in such matters, in form and substance reasonably satisfactory to it, covering “substantive non-consolidation,” “true sale” and “true participation” matters arising in connection with the Participations being sold to the Borrower pursuant to the Contribution and Sale Agreement;

(y) if such Portfolio Asset is an Equity Investor Originated Asset, (A) such Portfolio Asset shall have been sold, contributed or otherwise assigned to the Borrower pursuant to the Contribution and Sale Agreement and (B) the Administrative Agent (i) shall have provided its prior written consent to the form of the Contribution and Sale Agreement and (ii) shall have received an opinion of counsel of national reputation experienced in such matters, in form and substance reasonably satisfactory to it, covering “substantive non-consolidation” and “true sale” matters arising in connection with such sale, contribution or assignment of such Equity Investor Originated Asset to the Borrower; and

(z) such Portfolio Asset satisfies such other eligibility requirements as may be mutually agreed upon by the Administrative Agent and the Collateral Manager prior to the applicable time of commitment to purchase by the Borrower;

provided that the parties hereto may agree in writing to specifically waive any of the requirements set forth above with respect to any single Asset (it being understood that no party hereto shall be required to provide any such waiver), and upon such waiver, such waived requirements shall be deemed not to be part of the Eligibility Requirement with respect to such Asset.

Sch. C-3

Schedule D-1

[Reserved]

Sch. D-1-1

Schedule D-2

S&P Industry Classifications

Asset Type Code	Asset Type Description
1020000	Energy Equipment & Services
1030000	Oil, Gas & Consumable Fuels
1033403	Mortgage Real Estate Investment Trusts (REITs)
2020000	Chemicals
2030000	Construction Materials
2040000	Containers & Packaging
2050000	Metals & Mining
2060000	Paper & Forest Products
3020000	Aerospace & Defense
3030000	Building Products
3040000	Construction & Engineering
3050000	Electrical Equipment
3060000	Industrial Conglomerates
3070000	Machinery
3080000	Trading Companies & Distributors
3110000	Commercial Services & Supplies
9612010	Professional Services
3210000	Air Freight & Logistics
3220000	Passenger Airlines
3230000	Marine transportation
3240000	Ground transportation
3250000	Transportation Infrastructure
4011000	Automobile Components
4020000	Automobiles
4110000	Household Durables
4120000	Leisure Products
4130000	Textiles, Apparel & Luxury Goods
4210000	Hotels, Restaurants & Leisure
9551701	Diversified Consumer Services
4300001	Entertainment
4300002	Interactive Media and Services
4310000	Media
4410000	Distributors
4430000	Broadline Retail
4440000	Specialty Retail
5020000	Consumer staples distribution and retail
5110000	Beverages
5120000	Food Products

Sch. D-2-1

Asset Type Code	Asset Type Description
5130000	Tobacco
5210000	Household Products
5220000	Personal Care Products
6020000	Healthcare Equipment & Supplies
6030000	Healthcare Providers & Services
9551729	Health Care Technology
6110000	Biotechnology
6120000	Pharmaceuticals
9551727	Life Sciences Tools & Services
7011000	Banks
7110000	Financial Services
7120000	Consumer Finance
7130000	Capital Markets
7210000	Insurance
7311000	Diversified REITs
9622292	Residential REITs
9622294	Industrial REITs
9622295	Hotel and Resort REITs
9622296	Office REITs
9622297	Health care REITs
9622298	Retail REITs
9622299	Specialized REITs
7310000	Real Estate Management & Development
8030000	IT Services
8040000	Software
8110000	Communications Equipment
8120000	Technology Hardware, Storage & Peripherals
8130000	Electronic Equipment, Instruments & Components
8210000	Semiconductors & Semiconductor Equipment
9020000	Diversified Telecommunication Services
9030000	Wireless Telecommunication Services
9520000	Electric Utilities
9530000	Gas Utilities
9540000	Multi-Utilities
9550000	Water Utilities
9551702	Independent Power and Renewable Electricity Producers
50	CDO of corporate and emerging market corporate
50A	CDO of SF
50B	CDO other
50C	Public sector covered bond
50D	CDO of US Municipal
51	ABS consumer
52	ABS commercial

Sch. D-2-2

Asset Type Code	Asset Type Description
53	CMBS diversified (conduit and credit-tenant-lease); CMBS (large loan, single borrower, and single property); commercial real estate interests; commercial real estate loans
56	RMBS, home equity loans, home equity lines of credit, tax lien, and manufactured housing
59	U.S./sovereign agency—explicitly guaranteed
60	SF third-party guaranteed
62	FFELP student loan containing over 70% FFELP loans
63	Real estate covered bond

Sch. D-2-3

Schedule E-1

MOODY’S RATING DEFINITIONS

“Assigned Moody’s Rating” means the monitored publicly available rating, the private rating (so long as such private rating has been issued or provided by Moody’s within the previous 12 months) or the credit estimate (so long as such credit estimate has been issued or provided by Moody’s within the previous 12 months) expressly assigned to a debt obligation (or facility) by Moody’s; provided that in the case of an application for an initial private rating or credit estimate, pending receipt of such initial private rating or credit estimate, as applicable, such Portfolio Asset shall have an Assigned Moody’s Rating equal to the “B3”; provided further that, notwithstanding the foregoing, so long as the Borrower (or the Collateral Manager on its behalf) applies for a new private rating or credit estimate, or renewal of a private rating or credit estimate, in a timely manner for receipt of such new or renewed private rating or credit estimate not later than 12 months following the issuance or renewal of the prior private rating or credit estimate and provides the information required to obtain such private rating or credit estimate, the Borrower will continue using the previous private rating or credit estimate, as applicable, until such time as Moody’s renews such private rating or credit estimate or assigns a new private rating or credit estimate for such debt obligation; provided however that, in the case of a credit estimate assigned to a debt obligation by Moody’s more than 12 months following the issuance or renewal of the prior private rating or credit estimate (without an application for a new private rating or credit estimate, or renewal of a private rating or credit estimate, in a timely manner), the Assigned Moody’s Rating of such obligation shall be “Caa2” until such time as Moody’s renews such private rating or credit estimate or assigns a new private rating or credit estimate for such debt obligation.

“CFR” means with respect to an issuer or obligor of a Portfolio Asset, (a) if such issuer or obligor has a corporate family rating by Moody’s, then such corporate family rating, or (b) if such issuer or obligor does not have a corporate family rating by Moody’s but any entity in the corporate family of such issuer or obligor does have a corporate family rating, then such corporate family rating.

“Moody’s Default Probability Rating” means, with respect to any Portfolio Asset, as of any date of determination, the rating determined in accordance with the following methodology:

(i) If the obligor of such Portfolio Asset has a CFR, then such CFR;

(ii) If not determined pursuant to clause (i) above, if such Portfolio Asset has an Assigned Moody’s Rating, then (x) in the case of a Senior Secured Loan or participation interest in a Senior Secured Loan with respect to which the Assigned Moody’s Rating is the monitored publicly available rating thereof, the Moody’s rating that is one subcategory lower than such monitored publicly available rating, and (y) in all other cases, such Assigned Moody’s Rating;

Sch. E-1-1

(iii) If not determined pursuant to clause (i) or (ii) above, (A) if the obligor of such Portfolio Asset has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion or, if no such rating is available, (B) if the obligor of such Portfolio Asset has one or more senior secured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory lower than the Assigned Moody’s Rating on any such obligation as selected by the Collateral Manager in its sole discretion; and

(iv) If not determined pursuant to clause (i) through (iii) above, the Moody’s Derived Rating.

“Moody’s Derived Rating” means, with respect to a Portfolio Asset whose Moody’s Rating or Moody’s Default Probability Rating cannot otherwise be determined pursuant to the definitions thereof, such Moody’s Rating or Moody’s Default Probability Rating as determined in the manner set forth below:

(i) By using any one of the methods provided below:

(A) if such Portfolio Asset has a public and monitored rating by S&P, pursuant to the table below:

Type of Portfolio Asset	Rating by S&P (Public and Monitored)	Portfolio Asset Rated by S&P	Number of Subcategories Relative to Moody’s Equivalent of Rating by S&P
Not Structured Finance Obligation	>BBB-	Not a loan or participation interest in loan	-1
Not Structured Finance Obligation	<BB+	Not a loan or participation interest in loan	-2
Not Structured Finance Obligation		Loan or participation interest in loan	-2

(B) if such Portfolio Asset is not rated by S&P but another security or obligation of the obligor has a public and monitored rating by S&P (a “parallel security”), then the rating of such parallel security will at the election of the Collateral Manager be determined in accordance with the table set forth in subclause (i)(A) above, and the Moody’s Rating or Moody’s Default Probability Rating of such Portfolio Asset will be determined in accordance with the methodology set forth in the table below (for such purposes treating the parallel security as if it were rated by Moody’s at the rating determined pursuant to this subclause (i)(B)):

Sch. E-1-2

Obligation Category of Rated Obligation	Rating of Rated Obligation	Number of Subcategories Relative to Rated Obligation Rating
Senior secured obligation	greater than or equal to B2	-1
Senior secured obligation	less than B2	-2
Subordinated obligation	greater than or equal to B3	+1
Subordinated obligation	less than B3	0

and

(ii) If not determined pursuant to clause (i) above, then “Caa3”.

For purposes of calculating a Moody’s Derived Rating, each applicable rating on credit watch by Moody’s that is on (x) positive watch will be treated as having been upgraded by one rating subcategory and (y) negative watch will be treated as having been downgraded by one rating subcategory.

“Moody’s Non-Senior Secured Loan” means any assignment of or participation in or other interest in a loan that is not a Moody’s Senior Secured Loan.

“Moody’s Rating” means, with respect to any Portfolio Asset, as of any date of determination, the rating determined in accordance with the following methodology:

(i) With respect to a Moody’s Senior Secured Loan, the rating thereof determined as follows:

(a) With respect to a Portfolio Asset that has an Assigned Moody’s Rating, such Assigned Moody’s Rating.

(b) If not determined pursuant to clause (a) above, if the obligor of such Portfolio Asset has a CFR, then the Moody’s rating that is one subcategory higher than such CFR.

(c) If not determined pursuant to clause (a) or (b) above, if the obligor of such Portfolio Asset has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Moody’s rating that is two subcategories higher than the Assigned Moody’s Rating on any such senior unsecured obligation, as selected by the Collateral Manager in its sole discretion.

(d) If not determined pursuant to clause (a), (b) or (c) above, the Moody’s Derived Rating.

(ii) With respect to a Moody’s Non-Senior Secured Loan, the rating thereof determined as follows,

Sch. E-1-3

(a) With respect to a Portfolio Asset that has an Assigned Moody’s Rating, such Assigned Moody’s Rating.

(b) If not determined pursuant to clause (a) above, if the obligor of such Portfolio Asset has one or more senior unsecured obligations with an Assigned Moody’s Rating, then the Assigned Moody’s Rating on any such obligation, as selected by the Collateral Manager in its sole discretion.

(c) If not determined pursuant to clause (a) or (b) above, if the obligor of such Portfolio Asset has a CFR, then the Moody’s rating that is one subcategory lower than such CFR.

(d) If not determined pursuant to clause (a), (b) or (c) above, if another obligation of the related obligor that is subordinate in right of payment to such Portfolio Asset has an Assigned Moody’s Rating, then the Moody’s rating that is one subcategory higher than the Assigned Moody’s Rating on such obligation.

(e) If not determined pursuant to clause (a), (b), (c) or (d) above, the Moody’s Derived Rating.

For purposes of calculating a Moody’s Rating, each applicable rating on credit watch by Moody’s that is on (x) positive watch will be treated as having been upgraded by one rating subcategory and (y) negative watch will be treated as having been downgraded by one rating subcategory.

“Moody’s Senior Secured Loan” means:

(a) a loan that:

(i) is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the obligor of the loan;

(ii) (x) is secured by a valid first priority perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under the loan and (y) such specified collateral does not consist entirely of equity securities or common stock; provided that any loan that would be considered a Moody’s Senior Secured Loan but for clause (y) above shall be considered a Moody’s Senior Secured Loan if it is a loan made to a parent entity and as to which the Collateral Manager determines in good faith that the value of the common stock of the subsidiary (or other equity interests in the subsidiary) securing such loan at or about the time of acquisition of such loan by the Borrower has a value that is at least equal to the outstanding principal balance of such loan and the outstanding principal balances of any other obligations of such parent entity that are pari passu with such loan, which value may include, among other things, the enterprise value of such subsidiary of such parent entity; and

Sch. E-1-4

(iii) the value of the collateral securing the loan together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal seniority secured by a first lien or security interest in the same collateral; or

(b) a loan that:

(i) is not (and cannot by its terms become) subordinate in right of payment to any other debt obligation of the obligor of the loan, except that such loan can be subordinate with respect to the liquidation of such obligor or the collateral for such loan;

(ii) with respect to such liquidation, is secured by a valid perfected security interest or lien that is not a first priority in, to or on specified collateral securing the obligor’s obligations under the loan;

(iii) the value of the collateral securing the loan together with other attributes of the obligor (including, without limitation, its general financial condition, ability to generate cash flow available for debt service and other demands for that cash flow) is adequate (in the commercially reasonable judgment of the Collateral Manager) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured in the same collateral; and

(iv) (x) has a Moody’s facility rating and the obligor of such loan has a Moody’s corporate family rating and (y) such Moody’s facility rating is not lower than such Moody’s corporate family rating; and

(c) the loan is not:

(i) a DIP Collateral Obligation; or

(ii) a loan for which the security interest or lien (or the validity or effectiveness thereof) in substantially all of its collateral attaches, becomes effective, or otherwise “springs” into existence after the origination thereof.

Sch. E-1-5

Schedule E-2

S&P RATING DEFINITION

“S&P Rating” means, with respect to any Portfolio Asset, as of any date of determination, the rating determined in accordance with the following methodology:

(i) with respect to a Portfolio Asset (a) if there is an issuer credit rating of the issuer of such Portfolio Asset by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Portfolio Asset then the S&P Rating will be such rating (regardless of whether there is a published rating by S&P on the Portfolio Assets of such issuer held by the Borrower) or (b) if there is no issuer credit rating of the issuer by S&P but (1) if there is a senior secured rating on any obligation or security of the issuer, then the S&P Rating of such Portfolio Asset will be one subcategory below such rating; (2) if there is a senior unsecured rating on any obligation or security of the issuer, the S&P Rating of such Portfolio Asset will equal such rating; and (3) if there is a subordinated rating on any obligation or security of the issuer, then the S&P Rating of such Portfolio Asset will be one subcategory above such rating if such rating is higher than “BB+,” and will be two subcategories above such rating if such rating is “BB+” or lower;

(ii) (x) if there is not a rating by S&P on the issuer or on an obligation of the issuer, and an obligation of the issuer is publicly rated by Fitch, then the S&P Rating will be determined in accordance with the methodologies for establishing the Fitch Rating set forth on Schedule E-3 and (y) where no obligation of the obligor is publicly rated by Fitch and is publicly rated by Moody’s, then the S&P Rating will be determined in accordance with the methodologies for establishing the Moody’s Rating set forth on Schedule E-1 except that the S&P Rating of such obligation will be (1) one subcategory below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Baa3” or higher and (2) two subcategories below the S&P equivalent of the Moody’s Rating if such Moody’s Rating is “Ba1” or lower; provided that the aggregate principal balance of the Portfolio Assets that may have an S&P Rating derived from a Moody’s Rating as set forth in this clause (ii) shall not exceed 10.0% of the Target CLO Amount; or

(iii) if there is no issuer credit rating of the issuer of such Portfolio Asset by S&P as published by S&P, or the guarantor which unconditionally and irrevocably guarantees such Portfolio Asset and if no other security or obligation of the issuer is rated by S&P or publicly rated by Moody’s, then the Borrower or the Collateral Manager on behalf of the Borrower, may use a credit estimate (so long as such credit estimate has been issued or provided by S&P within the previous 12 months) expressly assigned to such debt obligation by S&P or apply (and concurrently submit all available credit estimate information required by S&P in respect of such application) to S&P for a credit estimate, which shall be its S&P Rating; provided that, in the case of an application for an initial credit estimate, pending receipt of such initial credit estimate such Portfolio Asset shall have a S&P Rating equal to the “B-”; provided further that, notwithstanding the foregoing, so long as the Borrower (or the Collateral Manager on its behalf) applies for a new credit estimate, or renewal of a credit estimate, in a timely manner for receipt of such new or renewed credit

Sch. E-2-1

estimate not later than 12 months following the issuance or renewal of the prior credit estimate and provides the information required to obtain such credit estimate, the Borrower will continue using the previous credit estimate until such time as S&P renews such credit estimate or assigns a new credit estimate for such debt obligation; provided however that, in the case of a credit estimate assigned to a debt obligation by S&P more than 12 months following the issuance or renewal of the prior credit estimate (without an application for a new credit estimate, or renewal of a credit estimate, in a timely manner), the S&P Rating of such obligation shall be “CCC” until such time as S&P renews such credit estimate or assigns a new credit estimate for such debt obligation;

provided, that for purposes of the determination of the S&P Rating, (x) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch positive” by S&P, such rating will be treated as being one subcategory above such assigned rating, (y) if the applicable rating assigned by S&P to an obligor or its obligations is on “credit watch negative” by S&P, such rating will be treated as being one subcategory below such assigned rating and (z) any reference to the S&P rating in this definition will mean the public S&P rating and will not include any private or confidential S&P rating unless (a) the obligor and any other relevant party has provided written consent to S&P for the use of such rating; and (b) such rating is subject to continuous monitoring by S&P.

Sch. E-2-2

Schedule E-3

FITCH RATING DEFINITION

“Fitch Rating”: The Fitch Rating of any Portfolio Asset, as of any date of determination, will be determined as follows:

(a) if Fitch has issued a public long-term issuer default rating (“LT IDR”) or long-term issuer default credit opinion (“LT IDCO”) with respect to the issuer of such Portfolio Asset, then the Fitch Rating will be such LT IDR or LT IDCO (regardless of whether there is a published rating by Fitch on the Portfolio Assets of such issuer held by the Borrower);

(b) if Fitch has not issued a LT IDR or LT IDCO with respect to the issuer or guarantor of such Portfolio Asset but Fitch has issued an outstanding long-term insurer financial strength rating with respect to such issuer, the Fitch Rating of such Portfolio Asset will be one sub-category below such rating;

(c) subject to the proviso below, if a Fitch Rating cannot be determined pursuant to clause (a) or (b), but

(i) Fitch has issued a senior unsecured rating on any obligation or security of the issuer of such Portfolio Asset, then the Fitch Rating of such Portfolio Asset will equal such rating;

(ii) Fitch has not issued a senior unsecured rating on any obligation or security of the issuer of such Portfolio Asset but Fitch has issued a senior rating, senior secured rating or a subordinated secured rating on any obligation or security of the issuer of such Portfolio Asset, then the Fitch Rating of such Portfolio Asset will (x) equal such rating if such rating is “BBB-” or higher and (y) be one sub-category below such rating if such rating is “BB+” or lower; or

(iii) Fitch has not issued a senior unsecured rating or a senior rating, senior secured rating or a subordinated secured rating on any obligation or security of the issuer of such Portfolio Asset but Fitch has issued a subordinated, junior subordinated or senior subordinated rating on any obligation or security of the issuer of such Portfolio Asset, then the Fitch Rating of such Portfolio Asset will be (x) one sub-category above such rating if such rating is “B+” or higher and (y) two sub categories above such rating if such rating is “B” or lower;

(d) subject to the proviso below, if a Fitch Rating cannot be determined pursuant to clause (a), (b) or (c) and

(i) Moody’s has issued a publicly available corporate family rating for the issuer of such Portfolio Asset, then, subject to the proviso below, the Fitch Rating of such Portfolio Asset will be the Fitch equivalent of such Moody’s rating;

(ii) Moody’s has not issued a publicly available corporate family rating for the issuer of such Portfolio Asset but has issued a publicly available long-term issuer rating for such issuer, then, subject to the proviso below, the Fitch Rating of such Portfolio Asset will be the Fitch equivalent of such Moody’s rating;

(iii) Moody’s has not issued a publicly available corporate family rating or long-term issuer rating for the issuer of such Portfolio Asset but Moody’s has issued a publicly available outstanding insurance financial strength rating for such issuer, then, subject to the proviso below, the Fitch Rating of such Portfolio Asset will be one sub-category below the Fitch equivalent of such Moody’s rating;

Sch. E-3-1

(iv) Moody’s has not issued a publicly available corporate family rating, long-term issuer rating or insurance financial strength rating for the issuer of such Portfolio Asset but has issued a publicly available outstanding corporate issue ratings for such issuer, then, subject to the proviso below, the Fitch Rating of such Portfolio Asset will be:

(x) if such corporate issue rating relates to senior unsecured obligations of such issuer, the Fitch equivalent of the Moody’s rating for such issue,

(y) if there is no such publicly available corporate issue ratings relating to senior unsecured obligations of the issuer then if such corporate issue rating relates to senior, senior secured or subordinated secured obligations of such issuer, (1) one sub-category below the Fitch equivalent of such Moody’s rating if such obligations are rated “Ba1” or above or “Ca” by Moody’s or (2) two sub-categories below the Fitch equivalent of such Moody’s rating if such obligations are rated “Ba2” or below but above “Ca” by Moody’s, or

(z) if there is no such publicly available corporate issue ratings relating to senior unsecured, senior, senior secured or subordinated secured obligations of the issuer then if such publicly available corporate issue rating relates to subordinated, junior subordinated or senior subordinated obligations of such issuer, (1) one sub-category above the Fitch equivalent of such Moody’s rating if such obligations are rated “B1” or above by Moody’s or (2) two sub-categories above the Fitch equivalent of such Moody’s rating if such obligations are rated “B2” or below by Moody’s;

(v) S&P has issued a publicly available issuer credit rating for the issuer of such Portfolio Asset, then, subject to the proviso below, the Fitch Rating of such Portfolio Asset will be the Fitch equivalent of such S&P rating;

(vi) S&P has not issued a publicly available issuer credit rating for the issuer of such Portfolio Asset but S&P has issued a publicly available outstanding insurance financial strength rating for such issuer, then, subject to the proviso below, the Fitch Rating of such Portfolio Asset will be one sub-category below the Fitch equivalent of such S&P rating; and

(vii) S&P has not issued a publicly available issuer credit rating or publicly available outstanding insurance financial strength rating for the issuer of such Portfolio Asset but has issued a publicly available outstanding corporate issue ratings for such issuer, then, subject to the proviso below, the Fitch Rating of such Portfolio Asset will be:

(x) if such publicly available corporate issue rating relates to senior unsecured obligations of such issuer, the Fitch equivalent of the S&P rating for such issue,

(y) if there is no such publicly available corporate issue ratings relating to senior unsecured obligations of the issuer then if such publicly available corporate issue rating relates to senior, senior secured or subordinated secured obligations of such issuer, (1) the Fitch equivalent of such S&P rating if such obligations are rated “BBB-” or above by S&P or (2) one sub-category below the Fitch equivalent of such S&P rating if such obligations are rated “BB+” or below by S&P, or

(z) if there is no such publicly available corporate issue ratings relating to senior unsecured, senior, senior secured or subordinated secured obligations of the issuer then if such publicly available corporate issue rating relates to subordinated, junior subordinated or senior subordinated obligations of such issuer, (1) one sub-category above the Fitch equivalent of such S&P rating if such obligations are rated “B+” or above by S&P or (2) two sub-categories above the Fitch equivalent of such S&P rating if such obligations are rated “B” or below by S&P;

Sch. E-3-2

provided, that if both Moody’s and S&P provide a public rating of the issuer of such Portfolio Asset or a corporate issue of such issuer, then the Fitch Rating will be the lowest of the Fitch Ratings determined pursuant to any of the subclauses of this clause (d); or

(e) if a rating cannot be determined pursuant to clauses (a) through (d) then, (i) at the discretion of the Asset Manager, the Asset Manager on behalf of the Borrower may apply to Fitch for a Fitch credit opinion, and the issuer default rating provided in connection with such rating shall then be the Fitch Rating, or (ii) the Borrower may assign a Fitch Rating of “CCC” or lower to such Portfolio Asset which is not in default;

provided that, if any rating described above is on rating watch negative, the rating will be the Fitch Rating as determined above adjusted down by one sub-category; provided, further, that the Fitch Rating may be updated by Fitch from time to time as indicated in the CLOs and Corporate CDOs Rating Criteria report issued by Fitch and available at www.fitchratings.com. For the avoidance of doubt, the Fitch Rating takes into account adjustments for assets that are on rating watch negative prior to determining the issue rating and/or in the determination of the lower of the Moody’s and S&P public ratings.

Fitch Equivalent Ratings

Fitch Rating	Moody’s rating	S&P rating
AAA	Aaa	AAA
AA+	Aa1	AA+
AA	Aa2	AA
AA-	Aa3	AA-
A+	A1	A+
A	A2	A
A-	A3	A-
BBB+	Baa1	BBB+
BBB	Baa2	BBB
BBB-	Baa3	BBB-
BB+	Ba1	BB+
BB	Ba2	BB
BB-	Ba3	BB-
B+	B1	B+
B	B2	B
B-	B3	B-

Sch. E-3-3

Fitch Rating	Moody’s rating	S&P rating
CCC+	Caa1	CCC+
CCC	Caa2	CCC
CCC-	Caa3	CCC-
CC	Ca	CC
C	C	C

Sch. E-3-4

Schedule F

COLLATERAL QUALITY TEST DEFINITIONS

“Average Life” means, on any date of determination with respect to any Asset, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive scheduled distribution of principal of such Asset and (b) the respective amounts of principal of such scheduled distributions by (ii) the sum of all successive scheduled distributions of principal on such Asset.

“Effective Spread” means, with respect to any floating rate Asset, the current per annum rate at which it pays interest minus the Benchmark or, if such floating rate Asset bears interest based on a floating rate index other than a Term SOFR offered rate-based index, the Effective Spread will be the then-current base rate applicable to such floating rate Asset plus the rate at which such floating rate Asset pays interest in excess of such base rate minus the Benchmark; provided, that the Effective Spread of any floating rate Asset will (i) be deemed to be zero, to the extent that the Borrower or the Collateral Manager has actual knowledge that no payment of cash interest on such floating rate Asset will be made by the obligor thereof during the applicable due period, and (ii) not include any non-cash interest.

“First-Lien Last-Out Loan”: Any assignment of or other interest in an Asset that would satisfy the requirements of a Senior Secured Loan except for such Asset being able, by its terms to become fully subordinate in right of payment to any other obligation of the obligor of the Asset with respect to liquidation and is not entitled to any payments until such other obligation is paid in full.

“Minimum Floating Spread” means 4.0%.

“Minimum Floating Spread Test” means a test that is satisfied on any date of determination if the Weighted Average Floating Spread equals or exceeds the Minimum Floating Spread.

“S&P Minimum Weighted Average Recovery Rate Test” means the test that will be satisfied on any date of determination if the S&P Weighted Average Recovery Rate equals or exceeds 35.0%.

Sch. F-1

“S&P Recovery Rate” means, with respect to any Asset, the recovery rate determined in the manner set forth below:

(a) If an Asset has an S&P Asset Specific Recovery Rating, the S&P Recovery Rate for such Asset shall be the applicable percentage set forth in Table 1 below, based on such S&P Asset Specific Recovery Rating:

Table 1: S&P Recovery Rates For Assets With S&P Asset Specific Recovery Ratings

Asset Specific Recovery Ratings	Recovery Range from S&P published reports*	(%)
1+	100	75.00
1	95	70.00
1	90	65.00
2	85	62.50
2	80	60.00
2	75	55.00
2	70	50.00
3	65	45.00
3	60	40.00
3	55	35.00
3	50	30.00
4	45	28.50
4	40	27.00
4	35	23.50
4	30	20.00
5	25	17.50
5	20	15.00
5	15	10.00
5	10	5.00
6	5	3.50
6	0	2.00

*

If a recovery range is not available from S&P’s published reports for a given Asset with an S&P Asset Specific Recovery Rating of ‘1’ through ‘6’, the lower range for the applicable recovery rating shall be assumed.

(b) If an Asset is senior unsecured debt or subordinate debt and does not have an S&P Asset Specific Recovery Rating but the same issuer has other debt obligations that rank senior, the S&P Recovery Rate for such Asset shall be the applicable percentage set forth in Tables 2 and 3 below:

Table 2: Recovery Rates for Senior Unsecured Assets Junior to Assets with Recovery Ratings

Senior Asset Recovery Rate	(%)
Group A
1+	18
1	18
2	18
3	12
4	5
5	2
6	—
Group B
1+	13
1	13
2	13
3	8
4	5
5	2
6	—
Group C
1+	10
1	10
2	10
3	5
4	2
5	—
6	—

Sch. F-2

Table 3: Recovery Rates for Subordinated Assets Junior to Assets with Recovery Ratings

Senior Asset Recovery Rate	S&P Recovery Rate
Groups A&B
1+	8
1	8
2	8
3	5
4	2
5	—
6	—
Group C
1+	5
1	5
2	5
3	2
4	—
5	—
6	—

(c) In all other cases, as applicable, the S&P Recovery Rate for such Asset shall be the applicable percentage set forth in Table 4 below:

Table 4: Tiered Corporate Recovery Rates (By Asset Class)

S&P Recovery Rate
Senior secured first-lien (%)*
Group A	50
Group B	39
Group C	17
Senior secured cov-lite loans/ senior secured bonds (%)
Group A	41
Group B	32
Group C	17
Mezzanine/ second- lien/ senior unsecured loans/senior unsecured bonds (%)**
Group A	18
Group B	13
Group C	10
Subordinated loans/ subordinated bonds (%)
Group A	8
Group B	8
Group C	5

Group A:	Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Japan, Luxembourg, Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, U.K., and United States
Group B:	Brazil, the Czech Republic, Italy, Mexico, Poland and South Africa
Group C:	Dubai International Finance Centre, Greece, India, Indonesia, Kazakhstan, Russian Federation, Turkey, Ukraine, United Arab Emirates, Vietnam and others not included in Group A or Group B

*

Solely for the purpose of determining the S&P Recovery Rate for such loan, no loan shall constitute a “Senior Secured Loan” unless such loan (a) is secured by a valid first priority security interest in collateral, (b) in the Collateral Manager’s commercially reasonable judgment (with such determination being made in good faith by the Collateral Manager at the time of such loan’s purchase and based upon information reasonably available to the Collateral Manager at such time and without any requirement of additional investigation beyond the Collateral Manager’s customary credit review procedures), is secured by specified collateral that has a value not less than an amount equal to the sum of (i) the aggregate principal balance of all loans senior or pari passu to such loans and (ii) the outstanding principal balance of such loan, which value may be derived from, among other things, the enterprise value (including, but not comprised primarily of, equity and goodwill) of the issuer of such loan and (c) is not subordinate to any other obligation; provided that if the value of such loan is primarily derived from the enterprise value of the issuer of such loan, such loan shall have either (1) the S&P Recovery Rate specified for Senior Unsecured Loans in the table above, or (2) the S&P Recovery Rate determined by S&P on a case by case basis.

Sch. F-3

**

Solely for the purpose of determining the S&P Recovery Rate for such loan, the aggregate principal balance of all Senior Unsecured Loans and Second Lien Loans that, in the aggregate, represent up to 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for Senior Unsecured Loans and Second Lien Loans in the table above and the aggregate principal balance of all Senior Unsecured Loans and Second Lien Loans in excess of 15% of the Collateral Principal Amount shall have the S&P Recovery Rate specified for subordinated loans in the table above.

“S&P Weighted Average Recovery Rate” means as of any date of determination, the number, expressed as a percentage, obtained by summing the product of the S&P Recovery Rate on such date of each Portfolio Asset (excluding any Defaulted Obligation) and the Principal Balance of such Portfolio Asset, dividing such sum by the aggregate Principal Balance of all such Assets and rounding up to the first decimal place.

“Weighted Average Floating Spread” means, as of any Measurement Date, a fraction (expressed as a percentage) obtained by (i)(x) multiplying the Principal Balance of each floating rate Portfolio Asset (excluding the unfunded portion of any Delayed Drawdown Collateral Obligation) held by the Borrower as of such Measurement Date by its Effective Spread and (y) multiplying the unfunded portion of each Delayed Drawdown Collateral Obligation held by the Borrower as of such Measurement Date by the related commitment fee, (ii) summing the amounts determined pursuant to clause (i), and (iii) dividing the sum determined pursuant to clause (ii) by the aggregate Principal Balance of all floating rate Portfolio Assets; provided that Defaulted Obligations shall not be included in the calculation of the Weighted Average Floating Spread.

“Weighted Average Life” means, on any Measurement Date with respect to any Portfolio Asset (other than any Defaulted Obligation), the number obtained by (i) summing the products obtained by multiplying (a) the Average Life at such time of each such Portfolio Asset by (b) the outstanding Principal Balance of such Portfolio Asset and (ii) dividing such sum by the aggregate Principal Balance at such time of all Portfolio Assets (excluding any Defaulted Obligation).

“Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Portfolio Assets as of such date is less than or equal to (i) 8.0 less (ii) the number of full quarters elapsed since the date of the Agreement (for the avoidance of doubt, quarter shall mean 0.25 of a year) multiplied by 0.25.

Sch. F-4

Schedule G

ELIGIBLE INVESTMENTS

“Eligible Investments” means any investment that at the time of its acquisition is one or more of the following:

(a) United States government and agency obligations, maturing within 30 days;

(b) commercial paper, maturing within 30 days, having a rating assigned to such commercial paper by S&P Global Ratings or Moody’s Investors Service, Inc. (or, if neither such organization shall rate such commercial paper at such time, by any nationally recognized rating organization in the United States of America) equal to the highest ratings assigned by such organization, it being understood that as of the date hereof such rating by S&P is “A-1+” and such rating by Moody’s is “P-1”;

(c) interest bearing deposits in United States dollars in United States or Canadian banks with an unrestricted surplus of at least U.S.$250,000,000 and assigned a credit rating by S&P of a least “A” and a Moody’s rating of at least “A2”, maturing within 30 days; and

(d) money market funds (including funds of the bank serving as custodian or its affiliates and funds for which such bank or affiliates acts as offeror, administrator, sponsor, agent or the like and receives compensation for its services in such capacity), bank deposit products) or United States government securities funds designed to maintain a fixed share price and high liquidity, having a rating assigned to such fund equal to the highest rating assigned by S&P or Moody’s, it being understood that as of the date hereof such rating by S&P is “AAAm” and such rating by Moody’s is “Aaa-mf”.

Sch. G-1

Schedule H

DIVERSITY SCORE CALCULATION

The Diversity Score is calculated as follows:

(a)	An “Issuer Par Amount” is calculated for each issuer of a Portfolio Asset, and is equal to the aggregate Principal Balance of all Portfolio Assets issued by that issuer and all affiliates.

(b)	An “Average Par Amount” is calculated by summing the Issuer Par Amounts for all issuers, and dividing by the number of issuers.

(c)	An “Equivalent Unit Score” is calculated for each issuer, and is equal to the lesser of (x) one and (y) the Issuer Par Amount for such issuer divided by the Average Par Amount.

(d)

An “Aggregate Industry Equivalent Unit Score” is then calculated for each of the S&P industry classification groups, shown on Schedule D-2, and is equal to the sum of the Equivalent Unit Scores for each issuer in such industry classification group.

(e)

An “Industry Diversity Score” is then established for each S&P industry classification group, shown on Schedule D-2, by reference to the following table for the related Aggregate Industry Equivalent Unit Score; provided that if any Aggregate Industry Equivalent Unit Score falls between any two such scores, the applicable Industry Diversity Score shall be the lower of the two Industry Diversity Scores:

(a)

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
0.0000	0.0000	5.0500	2.7000	10.1500	4.0200	15.2500	4.5300
0.0500	0.1000	5.1500	2.7333	10.2500	4.0300	15.3500	4.5400
0.1500	0.2000	5.2500	2.7667	10.3500	4.0400	15.4500	4.5500
0.2500	0.3000	5.3500	2.8000	10.4500	4.0500	15.5500	4.5600
0.3500	0.4000	5.4500	2.8333	10.5500	4.0600	15.6500	4.5700
0.4500	0.5000	5.5500	2.8667	10.6500	4.0700	15.7500	4.5800
0.5500	0.6000	5.6500	2.9000	10.7500	4.0800	15.8500	4.5900
0.6500	0.7000	5.7500	2.9333	10.8500	4.0900	15.9500	4.6000
0.7500	0.8000	5.8500	2.9667	10.9500	4.1000	16.0500	4.6100
0.8500	0.9000	5.9500	3.0000	11.0500	4.1100	16.1500	4.6200
0.9500	1.0000	6.0500	3.0250	11.1500	4.1200	16.2500	4.6300
1.0500	1.0500	6.1500	3.0500	11.2500	4.1300	16.3500	4.6400
1.1500	1.1000	6.2500	3.0750	11.3500	4.1400	16.4500	4.6500

Sch. H-1

Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score	Aggregate Industry Equivalent Unit Score	Industry Diversity Score
1.2500	1.1500	6.3500	3.1000	11.4500	4.1500	16.5500	4.6600
1.3500	1.2000	6.4500	3.1250	11.5500	4.1600	16.6500	4.6700
1.4500	1.2500	6.5500	3.1500	11.6500	4.1700	16.7500	4.6800
1.5500	1.3000	6.6500	3.1750	11.7500	4.1800	16.8500	4.6900
1.6500	1.3500	6.7500	3.2000	11.8500	4.1900	16.9500	4.7000
1.7500	1.4000	6.8500	3.2250	11.9500	4.2000	17.0500	4.7100
1.8500	1.4500	6.9500	3.2500	12.0500	4.2100	17.1500	4.7200
1.9500	1.5000	7.0500	3.2750	12.1500	4.2200	17.2500	4.7300
2.0500	1.5500	7.1500	3.3000	12.2500	4.2300	17.3500	4.7400
2.1500	1.6000	7.2500	3.3250	12.3500	4.2400	17.4500	4.7500
2.2500	1.6500	7.3500	3.3500	12.4500	4.2500	17.5500	4.7600
2.3500	1.7000	7.4500	3.3750	12.5500	4.2600	17.6500	4.7700
2.4500	1.7500	7.5500	3.4000	12.6500	4.2700	17.7500	4.7800
2.5500	1.8000	7.6500	3.4250	12.7500	4.2800	17.8500	4.7900
2.6500	1.8500	7.7500	3.4500	12.8500	4.2900	17.9500	4.8000
2.7500	1.9000	7.8500	3.4750	12.9500	4.3000	18.0500	4.8100
2.8500	1.9500	7.9500	3.5000	13.0500	4.3100	18.1500	4.8200
2.9500	2.0000	8.0500	3.5250	13.1500	4.3200	18.2500	4.8300
3.0500	2.0333	8.1500	3.5500	13.2500	4.3300	18.3500	4.8400
3.1500	2.0667	8.2500	3.5750	13.3500	4.3400	18.4500	4.8500
3.2500	2.1000	8.3500	3.6000	13.4500	4.3500	18.5500	4.8600
3.3500	2.1333	8.4500	3.6250	13.5500	4.3600	18.6500	4.8700
3.4500	2.1667	8.5500	3.6500	13.6500	4.3700	18.7500	4.8800
3.5500	2.2000	8.6500	3.6750	13.7500	4.3800	18.8500	4.8900
3.6500	2.2333	8.7500	3.7000	13.8500	4.3900	18.9500	4.9000
3.7500	2.2667	8.8500	3.7250	13.9500	4.4000	19.0500	4.9100
3.8500	2.3000	8.9500	3.7500	14.0500	4.4100	19.1500	4.9200
3.9500	2.3333	9.0500	3.7750	14.1500	4.4200	19.2500	4.9300
4.0500	2.3667	9.1500	3.8000	14.2500	4.4300	19.3500	4.9400
4.1500	2.4000	9.2500	3.8250	14.3500	4.4400	19.4500	4.9500
4.2500	2.4333	9.3500	3.8500	14.4500	4.4500	19.5500	4.9600
4.3500	2.4667	9.4500	3.8750	14.5500	4.4600	19.6500	4.9700
4.4500	2.5000	9.5500	3.9000	14.6500	4.4700	19.7500	4.9800
4.5500	2.5333	9.6500	3.9250	14.7500	4.4800	19.8500	4.9900
4.6500	2.5667	9.7500	3.9500	14.8500	4.4900	19.9500	5.0000
4.7500	2.6000	9.8500	3.9750	14.9500	4.5000
4.8500	2.6333	9.9500	4.0000	15.0500	4.5100
4.9500	2.6667	10.0500	4.0100	15.1500	4.5200

(f)	The Diversity Score is then calculated by summing each of the Industry Diversity Scores for each S&P Industry Classification shown on Schedule D-2.

(g)

For purposes of calculating the Diversity Score, affiliated issuers in the same Industry are deemed to be a single issuer (provided that one obligor shall not be considered an affiliate of another obligor solely because they are controlled by the same financial sponsor) except as otherwise agreed to by S&P.

Sch. H-2

Schedule I

[Reserved]

Sch. I-1

Schedule J

[Reserved]

Sch. J-1

Annex A

FORM OF APPROVAL REQUEST FOR ASSET PURCHASE

Obligor Name

Estimated Trade Date

Estimated Settlement Date

Credit Estimate

S&P Family/Facility Rating (or other rating if available)

S&P Industry Classification (or other rating if available)

Intended Hold Amount (par value)

Price (Offered)

First Lien / Second Lien

If Not Already Provided

Bank Book/Lender Presentation/Credit Information Memo (Attachment)

Credit Agreement (Attachment)

Borrower Financial Information (Attachment)

[COLLATERAL MANAGER],

By:
Name:
Title:

Annex A-1

Annex B

FORM OF BORROWING REQUEST

[Letterhead of Collateral Manager]

[Date]

BNP Paribas

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February 18, 2025, among BNP Paribas, as Lender, the other Lenders party thereto, Bluejay Funding LLC, as Borrower, the Equity Investors party thereto, Apollo Debt Solutions LLC, as Collateral Manager and BNP Paribas, as Administrative Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.

Pursuant to Section 2(c) of the Agreement and the approval by you of the Approval Request dated [_______, 20__] (a copy of which is attached hereto), we hereby request that you make a Loan to the Borrower in the amount of

U.S.$______________________________ on ____________________, 20__

to be applied toward the acquisition cost of one or more Assets that were approved by the Administrative Agent in connection with any prior Approval Requests, whether or not attached hereto. We further request that you pay the proceeds of such Loan to:

[Insert payment instructions.]

in payment of the acquisition cost of such Asset.

[This Borrowing Request is an Expedited Borrowing Request and we acknowledge that three (3) Business Days after the funding of this Loan, this Loan will be refinanced.]

[This Borrowing Request is made in connection with the acquisition of a Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation by the Borrower, details of which are set forth in Schedule 1.]1

As of the date hereof, we certify that: (i) the Borrowing Base is U.S.$___________, (ii) giving pro forma effect to the Loan, the Borrowing Base will be U.S.$_________ and (iii) as of its Acquisition Date, such Asset will satisfy the Eligibility Requirements.

[1]	Applicable if this Borrowing Request is made in connection with the acquisition of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation by the Borrower.

Annex B-1

On behalf of the Borrower, we represent and warrant that the conditions set forth in Section 7 of the Agreement have been satisfied.

Sincerely,

Bluejay Funding LLC,

By:
Name:
Title:

Annex B-2

[SCHEDULE 1: Delayed Drawdown Collateral

Obligations or Revolving Collateral Obligations

to be funded

Obligation ID	Obligation Description	Funding Amount	Funding Date

]2

[2]	Applicable if this Borrowing Request is made in connection with the acquisition of any Delayed Drawdown Collateral Obligation or Revolving Collateral Obligation by the Borrower.

Annex B-3

Annex C

FORM OF PROMISSORY NOTE

[DATE]

FOR VALUE RECEIVED, [BORROWER], a Delaware limited liability company (the “Borrower”), hereby promises to pay to BNP PARIBAS (the “Lender”) a sum constituting its Individual Lender Maximum Funding Amount, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to that certain Credit Agreement, dated as of February 18, 2025 (such agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time, being hereinafter called the “Agreement”), among the Borrower, the Equity Investors party thereto, the Collateral Manager, the Lender, the other lenders party thereto, and the Administrative Agent, on the Maturity Date. The Borrower further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Agreement.

The Register maintained by the Administrative Agent shall at all times be conclusive evidence, absent manifest error, as to the amount of the Loans and payments thereon; provided that any failure to record any Loan or payment thereon or any error in doing so shall not limit or otherwise affect the obligation of the Borrower to pay any amount owing with respect to the Loans.

This promissory note is the promissory note referred to in, and is entitled to the benefits of, the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity of the Loans evidenced hereby upon the happening of certain stated events and also for prepayments on account of principal of the Loans prior to the maturity thereof upon the terms and conditions therein specified.

Notwithstanding anything to the contrary contained herein, if the CLO Takeout does not occur, the Borrower’s sole source of funds for payment of all amounts due hereunder shall be the Collateral, and, upon application of the proceeds of the Collateral and its reduction to zero in accordance with the terms and under the circumstances described in the Agreement, all claims against the Borrower under the Agreement, any promissory note or under any other Transaction Document shall extinguish and no recourse shall be had against the Borrower for any shortfall still owing by the Borrower.

Annex C-1

Unless otherwise defined herein, terms defined in the Agreement are used herein with their defined meanings therein. This promissory note, and any claim, controversy or dispute arising under or related hereto (whether in contract, tort or otherwise) shall be governed by, and construed in accordance with, the laws of the State of New York.

[BORROWER]

By
Name
Title

Annex C-2

Annex D

FORM OF JOINDER AGREEMENT

Reference is made to that certain Credit Agreement, dated as of February 18, 2025, among BNP Paribas, as Lender, the other Lenders party thereto, Bluejay Funding LLC, as Borrower, Apollo Debt Solutions BDC as Collateral Manager, BNP Paribas, as Administrative Agent and the Equity Investors party thereto (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”). Capitalized terms used herein without definition have the meanings assigned thereto or incorporated therein in the Agreement. This joinder agreement is being provided to the Borrower, the Lenders, the Administrative Agent, the Collateral Manager and the Equity Investors pursuant to Section 13(t) of the Agreement.

[    ] (the “Purchaser”) hereby notifies the Borrower, the Lender, the Administrative Agent, the Collateral Manager and the Equity Investors that it has been issued Membership Interests under that certain Limited Liability Company Agreement of the Borrower, dated as of February 18, 2025. By their respective signatures set forth below, (i) the Purchaser agrees to be bound by all of the terms, conditions and provisions of the Agreement, including the representations and warranties required to be made by an Equity Investor under the Agreement, (ii) the Borrower, the Lenders, the Administrative Agent, the Collateral Manager and the other Equity Investors acknowledge and agree that the Purchaser shall be an “Equity Investor” under the Agreement and shall have all the rights and benefits afforded to an Equity Investor under the Agreement as if it had been an original party to the Agreement and (iii) the Purchaser hereby makes the representation and warranties under Section 8(a) and 9(e), (f), (g), and (h) of the Agreement.

The Purchaser’s notice information for purposes of Section 13(b) of the Agreement is as follows:

[     ]

[     ]

[     ]

This Joinder Agreement may be executed simultaneously in any number of counterparts (by other electronic copies), all of which taken together shall constitute one and the same instrument.

This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Annex D-1

IN WITNESS WHEREOF, this Joinder Agreement has been executed as of this   day of       , 20 .

[ ]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

BNP PARIBAS, as Lender

By:
Name:
Title:

By:
Name:
Title:

BNP PARIBAS, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Annex D-2

BLUEJAY FUNDING LLC, as Borrower

By:
Name:
Title:

APOLLO DEBT SOLUTIONS BDC, as Collateral Manager

By:
Name:
Title:

APOLLO DEBT SOLUTIONS BDC, as Equity Investor

By:
Name:
Title:

APOLLO DEBT SOLUTIONS BDC, as Retention Holder (solely for the purpose of this Agreement)

By:
Name:
Title:

Annex D-3

Annex E

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement, dated as of February 18, 2025 (as amended and in effect on the date hereof, the “Credit Agreement”), among Bluejay Funding LLC (the “Borrower”), the Lenders party thereto, Apollo Debt Solutions BDC, as Collateral Manager, BNP Paribas, as Administrative Agent and the Equity Investors party thereto. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Individual Lender Maximum Funding Amount of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

Each of the Borrower, the Custodian and the Collateral Manager is an express third-party beneficiary of this Assignment and Assumption, with full rights as if it were a party hereto. This Assignment and Assumption and any claim controversy or dispute arising under or related to this Assignment and Assumption (whether in contract, tort or otherwise) shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(“Assignment Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Individual Lender Maximum Funding Amount (set forth, to at least 8 decimals, as a percentage of the Facility and the Individual Lender Maximum Funding Amount)
Individual Lender Maximum Funding Amount Assigned:	$	%

Annex E-1

The terms set forth above and on the reverse side hereof are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:

Annex E-2

Annex F

TRANSACTION SUMMARY & STRUCTURE DIAGRAM

Annex F-1